S T R A T E G I C A S S E S S M E N T J A N U A R Y 2 0 1 4

This document has been prepared by Lazard Frères & Co. LLC (“Lazard”) based upon information supplied by the Tennessee Valley Authority (the “TVA”) and its representatives and information supplied by the Federal Government and its representatives (including representatives of the Treasury and the Office of Management and Budget (the “OMB”)) and information provided by other sources, as well as publicly available information. Portions of the information herein may be based upon certain statements, estimates and forecasts provided by the TVA with respect to the historical or anticipated future performance of the TVA or certain TVA assets. We have relied upon the accuracy and completeness of all the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent appraisal of any of the assets or liabilities of the TVA or any other entity, or concerning solvency or fair value. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the applicable future financial performance. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. Lazard does not have any obligation to update or otherwise revise this document. Lazard is not providing and is not responsible for any tax, accounting, actuarial, legal or other specialist advice. Accordingly, although Lazard has considered with the TVA such matters generally as they relate to possibly transferring ownership and/or operation of the TVA, this document does not incorporate analysis requiring any such specialist advice and Lazard understands that the TVA has obtained or will obtain any such advice as it deems necessary from qualified professionals. These materials are also summary in nature and do not purport to include all of the information that should be evaluated in considering alternatives for the TVA. Lazard is acting as investment banker to the TVA and any advice, recommendations, information or work product provided by Lazard is for the sole use of the TVA and the OMB. This document, and any advice, recommendations, information or work product provided by Lazard is not intended for the benefit of any third party and may not be relied upon by any third party. This document may not be disclosed publicly or made available to third parties without the prior written consent of Lazard. Financial analysis included in this report is based on market data as of November 14, 2013 unless otherwise noted. Disclaimer

Abstract On April 10, 2013, the budget proposal for fiscal year 2014 submitted to Congress by the President of the United States included the following passage: “Since its creation in the 1930s during the Great Depression, the federally owned and operated Tennessee Valley Authority (TVA) has been producing low-cost electricity and managing natural resources for a large portion of the Southeastern United States. TVA’s power service territory includes most of Tennessee and parts of Alabama, Georgia, Kentucky, Mississippi, North Carolina, and Virginia, covering 80,000 square miles and serving more than nine million people. TVA is a self-financing Government corporation, funding operations through electricity sales and bond financing. In order to meet its future capacity needs, fulfill its environmental responsibilities, and modernize its aging generation system, TVA’s current capital investment plan includes more than $25 billion of expenditures over the next 10 years. However, TVA’s anticipated capital needs are likely to quickly exceed the agency’s $30 billion statutory cap on indebtedness. Reducing or eliminating the Federal Government’s role in programs such as TVA, which have achieved their original objectives and no longer require Federal participation, can help put the Nation on a sustainable fiscal path. Given TVA’s debt constraints and the impact to the Federal deficit of its increasing capital expenditures, the Administration intends to undertake a strategic review of options for addressing TVA’s financial situation, including the possible divestiture of TVA, in part or as a whole.” Lazard was subsequently engaged in September 2013 by TVA to assist in the strategic review described in the budget, for which the scope of analysis was set out as follows: “Contractor shall assist TVA and the Office of Management and Budget (OMB) in conducting a strategic review of TVA’s financial situation and formulating potential alternatives, including the possible divestiture of TVA, in part or as a whole. The scope of the review includes, but is not limited to, assessment of:  TVA’s future needs for capital  TVA’s debt constraints and the potential impact to the federal deficit  The potential impact any alternatives would have on TVA’s non-power mission, including impacts on the region and federal budget  Options or scenarios for full or partial divestiture of TVA from the Federal government  Key advantages, disadvantages and potential impacts associated with relevant options/scenarios” The enclosed report was based on analysis conducted in consultation with TVA personnel and other representatives of the Federal Government (including representatives of the Treasury and OMB), and is based on written and oral inputs from these parties. The report was written with an assumption of an accompanying oral presentation, explanation and discussion, and should be considered in this context.

Abstract (cont’d) Lazard analyzed TVA’s business and financial condition and evaluated a range of potential options for TVA, and has arrived at its conclusions based on illustrative evaluative criteria determined in consultation with the various parties involved. Lazard did not comment with regard to overall policy objectives of the Federal Government (e.g., whether TVA has “achieved their original objectives” or “no longer require[s] Federal participation”), as such matters were considered to be outside the scope of our engagement. Lazard was directed not to consider a standalone legislative change to remove the recording of TVA from the federal budget as one of its alternatives. In addition, Lazard understands that stakeholder feedback was gathered concurrently with the preparation of this report, but Lazard was not involved in those discussions, and Lazard did not, and was not requested to, perform any outreach to third parties for purposes of preparing its analysis. Lazard’s analysis was performed without the assistance of legal, tax, regulatory or other advisors, and Lazard would recommend that further analysis would warrant the use of such additional advisors. Based on information received, current financial market conditions and analyses performed and considering the criteria provided, Lazard recommends that TVA not be divested, due to factors which include the following:  TVA’s current strong financial position, ability to self-fund its construction program and anticipated improvements in cost structure, environmental profile and asset mix, and other benefits, as a result of ongoing long-term initiatives suggests no impetus for the Federal Government to change course  TVA’s financing does not appear to be a true draw on the government balance sheet, as TVA receives no current appropriations and its debt is not guaranteed by the Federal Government; in addition, TVA is not expected to exceed its $30 billion statutory debt limit by 2023, and deleveraging contemplated by TVA’s financial forecast would appear to help the federal budget over the next decade  The high level of implementation complexity associated with a potential TVA divestiture would likely lead to a costly, multi-year process to execute any such strategy, during which time TVA would experience organizational disruption and which would result in an uncertain outcome  The complex network of TVA stakeholders would further make it difficult to divest TVA in a manner that creates value for all parties  The Federal Government appears likely to realize minimal, if any, value from a divestiture without a significant value transfer from ratepayers in the form of higher rates, even prior to taking into account various other costs which may significantly detract from value  It is unclear how TVA’s non-power mission and activities would logically fit within a divested TVA structure—any reductions in the scope of the non-power mission and activities could potentially have a negative impact on the region

CONFIDENTIAL

Table of Contents

I	EXECUTIVE SUMMARY		1
II	REVIEW OF STATUS QUO TVA		
	A	TVA SWOT Analysis	13
	B	Overview of TVA Mission and Current Activities	14
	C	Financial Assessment—Current Plan	20
	D	Financial Assessment—Prior Plan	30
	E	Benchmarking Analysis	32
III	COMPARISON OF TVA VS. OTHER POWER PROVIDER MODELS		42
IV	SUMMARY REVIEW OF STRATEGIC ALTERNATIVES		48
	A	Summary Assessment of Status Quo/Enhanced Status Quo Alternatives	52
	B	Summary Assessment of Public Sector Spin-off Alternatives	57
	C	Summary Assessment of Privatization Alternatives	63
V	DIVESTITURE IMPLEMENTATION ISSUES		72
VI	ILLUSTRATIVE VALUATION ANALYSIS		78
VII	CONCLUSIONS		81
APPENDIX			

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Table of Contents C O N F I D E N T I A L A Illustrative Valuation Analysis—Supporting Materials 82 1 No Change in Rate Path Case 86 2 Rate Mitigation Case 95 3 IOU Returns Rate Path Case 101 4 Other Supporting Materials 110 B Supplemental Materials 1 Power & Utility Industry 113 2 Additional TVA Materials 119 3 Public Sector Spin-off 128 4 Privatization 137

I Executive Summary

TVA
I EXECUTIVE SUMMARY

TVA—"SWOT" Analysis

SELECTED STRENGTHS

- One of the largest power providers in the U.S.
- Service area is protected from competition
- Long-term contracts with strong credit counterparties
- Power and non-power activities are integrated
- Retail rates are in 2nd quartile nationally/at median regionally
- Strong credit rating, self funding and low cost of capital
- Low capital intensity following completion of Watts Bar 2

SELECTED WEAKNESSES

- Lack of integration with distribution system
- Restricted from participating in businesses outside of service territory or beyond mission
- Cost structure appears to lag peers, although TVA's non-power mission and other factors may affect this comparison
- Nuclear fleet performance in bottom quartile
- $30 billion limit on statutory debt financing

SELECTED OPPORTUNITIES

- Efficiency initiatives may improve TVA cost structure
- Generation fleet rotation (coal to nuclear and gas) is expected to continue to improve environmental profile
- Strong post-2015 cash flow generation creates flexibility for deleveraging, rate mitigation and/or other strategic initiatives
- Targeting 1st quartile industrial rates in 2014
- Completion of strategic review could remove current operating and financing overhang
- Benefits from improved and professional management

SELECTED THREATS

- Various underfunded liabilities (pension, OPEB, etc.)
- Environmental and nuclear event risk
- Continued uncertainty regarding strategic direction as a result of governmental commentary
- Potential for slower than forecasted growth may result in higher implied rates[(a)]
- Higher than forecasted capital intensity may cause increase in financing requirements[(a)]
- Commodity price risk (though partially mitigated by diversified generation fleet)[(a)]

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(a) Industry-wide issues which are not specific to TVA.

Observations Regarding Status Quo TVA I E X E C U T I V E S U M M A R Y FINANCIAL ASSESSMENT— CURRENT PLAN  TVA’s current financial plan (FY14 LRFP Management Plan) is self-financing and does not exceed TVA’s $30 billion statutory debt limit by 2023—based on its current forecast, TVA is expected to deleverage from a peak statutory debt level of $26.5 billion in 2015 to $20.8 billion by 2023(a)  TVA’s increased reliance on gas-fired generation and decreased reliance on coal and nuclear generation (e.g., accelerated coal retirements, decision not to pursue Bellefonte) is consistent with industry-wide trends toward natural gas as a result of, among other things, the structural changes in the natural gas market (i.e., lower long-term natural gas prices and reduced volatility), environmental rules and regulations, and the cost and complexity of nuclear power  TVA is executing a plan to reduce annual O&M costs by $500 million by 2015 through operational efficiencies, cost reductions and cost avoidance, and has achieved approximately $150 million in savings through FY 2013—this program is expected to help TVA achieve first quartile industrial electric rates by 2014  TVA’s current financial plan is anticipated to generate environmental, cost structure and other benefits to stakeholders and to enhance the value of TVA over time FINANCIAL ASSESSMENT— PRIOR PLAN  TVA’s prior business plan (FY13 LRFP Management Plan) differs from the current plan in three primary respects: construction of Bellefonte nuclear facility, higher load growth assumptions and higher O&M cost inflation—Bellefonte accounts for the majority of cash flow differences between the plans  The prior plan generated a $13.6 billion higher level of debt by 2023 ($34.6 billion in statutory debt) vs. the FY14 Management Plan and would have resulted in TVA exceeding its $30 billion statutory borrowing authority by 2019  The decision to remove the construction of Bellefonte in the current financial plan reduces the plan risks, as nuclear construction has a history of cost overruns and operating issues, as well as significantly reduces the financing risks  In Lazard’s view, based on discussions with TVA Management and experience in reviewing industry plans, TVA’s future financial plans are likely to experience similar fundamental changes in a way that materially improves the status quo BENCHMARKING ANALYSIS  TVA ranks in the second quartile nationally and near the median regionally in retail and industrial electricity rates  TVA appears to lag its peers in production non-fuel O&M and SG&A, two of the largest areas of “controllable” costs that impact rates (falling in the 3rd and 4th quartiles), but rates well vs. peers in fuel sourcing (1st quartile)  This cost profile suggests that there may be significant cost efficiencies which could be accessed by TVA, including beyond current initiatives 2 (a) TVA’s total debt is higher than the statutory debt and is forecasted to be $28.4 billion in 2015 and $21.8 billion in 2023. TVA’s strong financial position, ability to self-fund its construction program and anticipated environmental, cost structure and other benefits as a result of ongoing initiatives suggest there is no impetus for the Federal Government to change course— TVA’s initiatives should generate benefits to stakeholders and enhance the value of TVA over time

I E X E C U T I V E S U M M A R Y 3 (a) In addition to various forms of interaction and oversight, TVA is recorded in the federal budget. (b) TVA is legislatively required to pay PILOTs, which appear to be approximately equal to equivalent state and local taxes for other utilities. (c) TVA voluntarily complies with a subset of FERC rules. Limited Number of U.S. Power Entities of Similar Scale Non-power Mission (Water/Land Stewardship, Economic Development, DOE/Other Activities) Federal Government Governance Structure(a) Independent Rate-setting Authority AA+/Aaa Credit Rating Tennessee Valley Stewardship Tax Exemptions (Federal and State(b)) Exempt From FERC(c)/Public Utility Commission (“PUC”) Oversight Connection to Federal Budget, Deficit and Debt Regulatory Role Over LPCs “Fence” Provisions TVA is like no other participant in the U.S. Power & Utility Industry as a result of, among other things, its non-power mission, statutory origins, scale, market and rate structure, community importance and customer base Comparison of TVA vs. Other Power Provider Models

TVA

I EXECUTIVE SUMMARY

Illustrative Evaluative Criteria

The following criteria have been assembled to facilitate a discussion of TVA's strategic alternatives based on input from TVA and representatives of the Federal Government (Treasury, OMB, etc.). "Threshold" criteria are essential for any alternatives considered, whereas "differentiating" criteria provide a basis for comparison across alternatives

- Representatives of the Federal Government have also noted that other policy objectives may need to be considered in their assessment—such criteria are outside the scope of this report

		CRITERIA
"THRESHOLD" CRITERIA	CUSTOMER SERVICE	Reliable and available system that offers the appropriate levels of service, reliability and accountability
	OVERSIGHT	Governance principles that align TVA's interests with its mission, foster transparency and provide for robust functioning of the regional power system
	FINANCING ACCESS	Access to capital (through public sources and otherwise) and competitive cost of capital for investments in support of the TVA mission
"DIFFERENTIATING" CRITERIA	NON-POWER MISSION	Continuity and effectiveness of non-power mission serving the Tennessee Valley, whether via TVA or otherwise
	RATES	Rate impact to customers of possible structures
	VALUE REALIZATION	Realization of value of Federal Government ownership stake in TVA
	RISK TO FEDERAL GOVERNMENT	Potential financial risks/burdens on Federal Government, taking into account the relevant benefits provided
	TRANSACTABILITY/ DISRUPTION	Feasibility of execution, including with regard to stakeholder complexity, basic transaction complexity and potential level of disruption to TVA's provision of services during any transition

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I EXECUTIVE SUMMARY

TVA Strategic Alternatives—Detailed


STRATEGIC ALTERNATIVES
STRUCTURING ALTERNATIVES
TVA
STATUS QUO/ ENHANCED STATUS QUO
DIVESTITURE(a)
Public Sector Spin-off
Privatization
Status Quo
Incremental Operating/Capital Efficiencies
Financing Strategies
Allow TVA to Expand Existing Operations
Allow Alternative Suppliers into Region/ Provide Open Transmission Access
Internal Revision
Market Structure Revision
Integrated Regional Cooperative
Integrated Regional Authority
Separated Regional Authorities
State-level Ownership
Muni/Coop-level Ownership
Divest/Reduce Scope of Non-power Activities
Privatize 100% of TVA via IPO
Privatize 100% of TVA via Sale
Privatize 100% of TVA Non-Hydro Assets
Privatize 100% of TVA and Fully Integrate LPCs
Divest Generation as IOU
Divest Generation as IPP
Divest Transmission Assets
Divest Selected Assets
Outsource Operations

(a) TVA strategic alternatives are not mutually exclusive—full or partial divestiture, involving one or more structuring alternatives, could be pursued.

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= Better = Worse TVA Strategic Alternatives—General Observations(a) 6 STRATEGIC ALTERNATIVES STATUS QUO/ ENHANCED STATUS QUO(b) PUBLIC SECTOR SPIN-OFF(c) PRIVATIZATION(d) “ DI FFERE NTIA TI NG ” CRITERI A NON-POWER MISSION  Integrated and continuing non-power mission within TVA  Logical placement of non-power mission would need to be determined  Logical placement of non-power mission would need to be determined RATES  Rate path expected to improve relative to peers through efficiencies  Hypothetically similar rates as compared to Status Quo/Enhanced Status Quo(e)  Capital structure, cost of capital and taxation imply higher rates and/or a trade-off with value, prior to taking into account other upside/downside factors(e) VALUE REALIZATION  Level of proceeds and benefits received to be determined  Value realized by government will depend significantly on structure of privatized rate regulation and other factors; would increase tax revenues RISK TO FED. GOVT.  Financial plan does not exceed debt ceiling and implies potential for deleveraging; operating risks retained by Federal Government  Reduces overall financial and operating exposure, although certain liabilities may need to be retained by Federal Government  Reduces overall financial and operating exposure, although certain liabilities may need to be retained by Federal Government TRANSACTABILITY/ DISRUPTION  Current TVA structure appears to be functioning well and 10-year financial plan does not suggest major complications with ongoing Federal Government ownership  Highly complex and time consuming to implement due to approval requirements, established stakeholder ecosystem, regulation and other factors  Highly complex and time consuming to implement due to approval requirements, established stakeholder ecosystem, regulation and other factors SUMMARY OBSERVATIONS  Healthy financial profile and ongoing efficiency initiatives expected to generate benefits for TVA’s various stakeholders; no apparent detriment to ongoing Federal Government ownership  Potential to maintain existing rates and reduce Federal Government’s exposure to operating risks at TVA, but extremely difficult to implement  Rate impacts and value would need to be evaluated, among other factors—potentially positive or negative outcomes, but in all cases extremely difficult to implement (a) General observations are meant to be representative of the issues associated with strategic alternatives. Notably, individual structures within each of the strategic alternatives may not conform exactly to the general observations presented, and should also be considered on their own merits. (b) Commentary describes analysis of “Incremental Operating/Capital Efficiencies” structural alternative. (c) Commentary describes analysis of “Integrated Regional Cooperative” structural alternative. (d) Commentary describes analysis of “Privatize 100% of TVA and Fully Integrate LPCs” structural alternative. (e) Please see discussion in “Comparison of TVA vs. Other Power Provider Models” section regarding factors impacting rates under various TVA structures. ? ? ? NA There does not appear to be a clear impetus for a divestiture of TVA today, given the expected future rate, value and other benefits of TVA’s current initiatives relative to a less certain level of benefit, a very high expected degree of implementation complexity and potential downside outcomes from divestiture strategies I E X E C U T I V E S U M M A R Y

7 I E X E C U T I V E S U M M A R Y Divestiture Implementation Issues The high level of implementation complexity associated with a potential TVA divesture would likely lead to a costly, multi-year process to execute any such strategy, during which time TVA’s ongoing internal initiatives would experience organization disruption and which would result in an unclear outcome; uncertainty regarding a prolonged strategic review process may also impact TVA’s ability to operate effectively

I EXECUTIVE SUMMARY

The TVA Ecosystem

Over its 80-year history, TVA has developed into a complicated "ecosystem" that is intertwined within its seven-state service territory—any effort to substantially reorganize the TVA would be an extraordinarily complex political, economic, regulatory, and financial undertaking



PRESIDENT OF THE UNITED STATES
OFFICE OF MANAGEMENT AND BUDGET
U.S. CONGRESS
FERC
EPA
NRC
DOE
OTHER GOV'T ENTITIES
U.S. TREASURY
U.S. SENATE ENVIRONMENT & PUBLIC WORKS COMMITTEE
U.S. HOUSE TRANSPORTATION & INFRASTRUCTURE COMMITTEE
TVA ACT
GOVERNMENT ACCOUNTABILITY OFFICE
RATING AGENCIES
INDEPENDENT INSPECTOR GENERAL
BONDHOLDERS
TVA
7 CONSTITUENT STATES:
AL
GA
KY
MS
NC
TN
VA
EMPLOYEES/ UNIONS
OTHER POWER SECTOR ENTITIES
POWER GENERATION
TRANSMISSION
NON-POWER ACTIVITIES
PAST EMPLOYEES
NON-POWER MISSION STAKEHOLDERS(a)
STATE & LOCAL OFFICIALS
COUNTIES AND MUNICIPALITIES
PUCS
INDUSTRIAL CUSTOMERS
LPC 1
LPC 2
LPC 3
LPC 155
ENVIRONMENTAL GROUPS
9 MILLION TENNESSEE VALLEY RETAIL CUSTOMERS

Note: Representation is illustrative only and is not comprehensive in its assessment of relationships between TVA and its various stakeholders.
(a) Includes various stakeholders related to water and land stewardship, economic development and other activities.

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9 I E X E C U T I V E S U M M A R Y OVERVIEW  The analysis presented herein is based on financial forecasts provided by TVA, which have been adjusted to reflect taxation, capital structure and financing assumptions similar to those of a typical IOU, including the following:  TVA pays federal taxes at a 35% tax rate, and continues to pay state and local taxes at approximately its PILOT rate  TVA is capitalized at a 50% equity/50% debt capital structure  TVA’s cost of debt is approximately 70 basis points above that of TVA status quo  TVA pays out an annual dividend of 65% of its net income  Both an IPO and a sale of TVA have been considered, as follows:  IPO: Assumes the Federal Government pursues an IPO of 33% of its ownership stake in TVA(a)  Sale: Assumes the Federal Government sells TVA in its entirety to a third-party acquiror for a premium  Sale scenarios assume synergies (i.e., financial benefits related to the combining of similar companies) are reflected in this premium value  The analysis otherwise does not assume any changes in the operating profile of TVA post-privatization, although there are likely significant changes which would be implemented(b) CASES CONSIDERED  In order to illustrate the broad range of values that could be achieved depending on the regulatory construct in place post-privatization, the following cases have been considered:  No Change in Rate Path Case: Assumes that the privatized TVA would follow the same customer rate path that is currently forecasted by TVA over the 2014 – 2023 period, based on the base revenue forecast provided by TVA (prior to the realization of any synergies)(c)  Rate Mitigation Case: Assumes that the privatized TVA would forgo deleveraging in order to mitigate customer rate increases over the 2019 – 2023 period, based on an alternative revenue forecast provided by TVA (prior to the realization of any synergies)(c)(d)  IOU Returns Rate Path Case: Assumes that the privatized TVA is allowed to raise customer rates to a level that would generate a 10.0% ROE on TVA’s estimated current ratebase, which implies a 13% increase in customer rates in year one (prior to any realization of synergies)(c) ANALYSIS  For the IPO, value is derived based on:  Comparable Companies Multiples (in line with publicly-traded utility peers)  Discounted Cash Flow (“DCF”) analysis  For the sale, value is derived based on:  Comparable Companies Multiples (applied to TVA forecasts that incorporate financial adjustments for potential synergies)  Precedent Transactions Multiples (which are assumed to reflect potential synergies in the “control premium”)  DCF analysis (applied to TVA forecasts that incorporate financial adjustments for potential synergies) Summary Parameters for Illustrative Analysis of Value Realized in Privatization The analyses herein present several illustrative scenarios for a privatization of substantially all of TVA as an IOU Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). Privatization would likely require years to accomplish in reality. (a) Assumes an illustrative 3.5% underwriting fee and 7.5% IPO discount on a secondary offering of shares. Historically realized fees and pricing have varied significantly and could differ materially from example parameters provided. Following the IPO, the Federal Government could subsequently sell down additional ownership stakes in its remaining 67% holdings in TVA (which would also incur additional discounts and fees not accounted for here). (b) Assumes that pro forma TVA operates as an IOU under typical utility rate regulation. Notably, any non-power mission activities which may not belong in a private sector entity would be assumed to be separated from the privatized TVA, but no explicit financial impacts of such action have been modeled herein. Other operating changes are likely as well. (c) Synergy assumptions could meaningfully impact value and/or the ability to mitigate customer rate increases that might otherwise occur. (d) This rate scenario would result in a 8.0% lower total customer rate in 2023 vs. the No Change in Rate Path Case. TVA has expressed that this is a plausible alternative to their current financial plan.

10 I E X E C U T I V E S U M M A R Y Source: TVA FY14 LRFP. Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). IPO values have been adjusted for illustrative 3.5% underwriting fee and 7.5% IPO discount on a secondary offering of 33% of TVA shares. Historically realized fees and pricing have varied significantly and could differ materially from example parameters provided. Following the IPO, the Federal Government could subsequently sell down its remaining 67% equity interest in TVA (which would also incur additional discounts and fees not accounted for here). Sale values assume synergies of 10% of TVA non-fuel O&M (shared 50% with customers) are valued by buyers in TVA’s purchase price in the Comparable Companies Multiples and Discounted Cash Flow analyses, and that buyers accord historical transaction multiples to TVA in the Precedent Transactions Multiples analysis. Synergies are incremental to TVA’s current target of ~15% reduction in non-fuel O&M by 2015. (a) The wide range in values reflects low value attribution for TVA based on near-term financial projections as compared to high value attribution for TVA based on its long-term projections, which generate high free cash flow and increasing earnings. The ultimate value realization may depend on the level of regulatory certainty afforded to a buyer or investor in achieving the 10-year rate path. Without such protections, the value range may be more similar to the Rate Mitigation Case. (b) Equity value after potential adjustment (red bars) assume full $5.3 billion in underfunded liabilities deducted (planned funding through rates would significantly decrease this amount and implies a “net” underfunding of $2.4 billion; in addition, changes in yield assumptions may significantly lower this amount). Underfunded liabilities may be ignored by investors/buyers if they believe rate recovery for such liabilities is reasonably likely. ($4.5) ($2.4) ($2.6) ($7.9) ($1.3) ($6.6) ($2.6) ($7.9) ($1.3) ($6.6) $9.3 $4.0 $11.9 $6.6 $7.8 $2.5 $10.2 $4.9 $0.8 $2.9 $14.2 $8.9 $17.6 $12.3 (10.0) (5.0) 0.0 5.0 10.0 15.0 $20.0 Il lu st ra ti ve E q uity V a lu e IPO Sale IPO Sale IPO Sale Equity Value After Potential Adjustment for Up to $5.3 Billion in Underfunded Liabilities(b) NO CHANGE IN RATE PATH CASE (a) RATE MITIGATION CASE IOU RETURNS RATE PATH CASE Equity Value Prior to Adjustments Notably, the illustrative adjusted equity values presented do not account for any potential debt breakage costs, transaction costs other than IPO discount/fees, or other adjustments Illustrative Range of Equity Values Potentially Realized by Federal Government—Base Financial Plan ($ in billions) The Federal Government appears likely to realize minimal, if any, value in a divestiture without a significant value transfer from ratepayers in the form of higher rates (as reflected in the form of regulatory construct afforded to a privatized TVA)—in addition, the net equity value received must take into account costs potentially borne by the Federal Government, including underfunded liabilities, debt breakage costs, transaction costs (other than the IPO costs illustrated) and various other costs  The analysis herein does not consider tax revenues generated by a privatized TVA, which the Federal Government may consider an additional source of “value”

11 I E X E C U T I V E S U M M A R Y Illustrative Factors Enhancing and Reducing TVA’s Illustrative Value  Ability to achieve higher ROEs or having greater certainty of earning targeted ROE (or earning on a larger ratebase), due to regulation that is constructive for TVA shareholders and/or other factors  Higher load growth than forecasted  Achievement of cost management outcomes beyond levels currently contemplated  Enhancement in generation fleet operating performance beyond historical levels  Generation investments (including Watts Bar Unit 2) completed at lower cost and/or more quickly than expected  Borrowing costs lower than forecasted, including due to positive change in expected credit profile and/or slower increase in interest rates than expected  Expansion of Power & Utility Industry valuations, including as a result of continued low interest rates  Investor recognition of significantly positive TVA free cash flow generation and other long-term value metrics  Inability to achieve higher ROEs or having reduced certainty of earning targeted ROE (or earning on a smaller ratebase), due to regulation that is not constructive for TVA shareholders and/or other factors  Lower load growth than forecasted  Achievement of cost management outcomes below levels currently contemplated  Decline in generation fleet operating performance below historical levels  Generation investments (including Watts Bar Unit 2) completed at higher cost and/or more slowly than expected  Borrowing costs higher than forecasted, including due to negative change in expected credit profile and/or more rapid increase in interest rates than expected  Contraction of Power & Utility Industry valuations, including as a result of higher interest rates  Lack of investor recognition of significantly positive TVA free cash flow generation and other long- term value metrics Downside Factors Upside Factors

12 Summary Conclusions I E X E C U T I V E S U M M A R Y Based on information received, current financial market conditions and analyses performed, and considering the criteria provided, Lazard recommends that TVA focus on long-term internal strategies to fully realize the benefits of cost and capital efficiencies accessible to the organization, and believes that its various stakeholders (including the Federal Government) would likely benefit from fostering a supportive environment for TVA’s transformation  TVA appears to be evolving toward a more “business-like” approach to its organization that should create benefits for all TVA stakeholders for years to come; specific improvements Lazard believes TVA should focus on include:  Continuing focus on driving cost efficiencies  Ongoing scrutiny of all capital allocation decisions  New approaches to long-term resource planning  Highlighting, and making more evident, the non-power activities of TVA  While Lazard has recommended for privatization in other situations in the U.S. Power & Utility Industry, the following factors have led Lazard to recommend against pursuing a divestiture of TVA:  TVA’s current strong financial position, ability to self-fund its construction program and anticipated improvements in cost structure, environmental profile and asset mix, and other benefits, as a result of ongoing long-term initiatives suggests there is no impetus for the Federal Government to change course—TVA’s initiatives should generate benefits to stakeholders and enhance the value of TVA over time  Although changes in TVA’s debt appear as part of the federal budget, TVA’s financing does not appear to be a true draw on the government balance sheet, as TVA receives no current appropriations and its debt is not guaranteed by the Federal Government; in addition, TVA is not expected to exceed its $30 billion statutory debt limit by 2023, and deleveraging contemplated by TVA’s financial forecast would appear to help the federal budget over the next decade  The high level of implementation complexity associated with a potential TVA divesture would likely lead to a costly, multi-year process to execute any such strategy, during which time TVA would experience organization disruption and which would result in an unclear outcome; uncertainty regarding a prolonged strategic review process may also impact TVA’s ability to operate effectively  The complex network of TVA stakeholders would further make it difficult to divest TVA in a manner that creates value for all parties— numerous TVA stakeholders (e.g., the Administration, Congress, TVA’s LPC and wholesale customers, state and local governments, beneficiaries of TVA’s non-power mission, etc.) would need to be broadly aligned in order to effectively implement a divestiture  The Federal Government appears likely to realize minimal, if any, value in a divestiture without a significant value transfer from ratepayers in the form of higher rates, even prior to taking into account underfunded liabilities, debt breakage costs, transaction costs and other potential divestiture costs (which may significantly detract from value)  It is unclear how TVA’s non-power mission and activities would logically fit within a divested TVA structure—any reductions in the scope of the non-power mission and activities could potentially have a negative impact on the region

II Review of Status Quo TVA

A TVA SWOT Analysis

TVA
A TVA SWOT ANALYSIS

TVA—"SWOT" Analysis

SELECTED STRENGTHS

- One of the largest power providers in the U.S.
- Service area is protected from competition
- Long-term contracts with strong credit counterparties
- Power and non-power activities are integrated
- Retail rates are in 2nd quartile nationally/at median regionally
- Strong credit rating, self funding and low cost of capital
- Low capital intensity following completion of Watts Bar 2

SELECTED WEAKNESSES

- Lack of integration with distribution system
- Restricted from participating in businesses outside of service territory or beyond mission
- Cost structure appears to lag peers, although TVA's non-power mission and other factors may affect this comparison
- Nuclear fleet performance in bottom quartile
- $30 billion limit on statutory debt financing

SELECTED OPPORTUNITIES

- Efficiency initiatives may improve TVA cost structure
- Generation fleet rotation (coal to nuclear and gas) is expected to continue to improve environmental profile
- Strong post-2015 cash flow generation creates flexibility for deleveraging, rate mitigation and/or other strategic initiatives
- Targeting 1st quartile industrial rates in 2014
- Completion of strategic review could remove current operating and financing overhang
- Benefits from improved and professional management

SELECTED THREATS

- Various underfunded liabilities (pension, OPEB, etc.)
- Environmental and nuclear event risk
- Continued uncertainty regarding strategic direction as a result of governmental commentary
- Potential for slower than forecasted growth may result in higher implied rates[(a)]
- Higher than forecasted capital intensity may cause increase in financing requirements[(a)]
- Commodity price risk (though partially mitigated by diversified generation fleet)[(a)]

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(a) Industry-wide issues which are not specific to TVA.

B Overview of TVA Mission and Current Activities

B OVERVIEW OF TVA MISSION AND CURRENT ACTIVITIES

Overview of TVA Mission

TVA's core mission in support of the regional stewardship of the Tennessee Valley has been refined and refocused over time and now has a "look and feel" similar to that of conventional private sector corporations with public responsibilities[(a)]

TVA ACT OF 1933

- "An act to improve the navigability and to provide for the flood control of the Tennessee River; to provide for reforestation and the proper use of marginal lands in the Tennessee Valley; to provide for the agricultural and industrial development of said valley; to provide for the national defense by the creation of a corporation for the operation of Government properties at and near Muscle Shoals in the State of Alabama, and for other purposes"
- "... the Corporation... shall have power to construct dams, reservoirs, power houses, power structures, transmission lines, navigation projects... and to unite the various power installations into one or more systems by transmission lines"

MISSION (AS OF 2011)

- Provide low-cost, reliable power in the Tennessee Valley region
- Environmental stewardship
- Economic and agricultural development
- Integrated river system management
- Technological innovation

2013 10-K BUSINESS DESCRIPTION

- "TVA was created to, among other things, improve navigation on the Tennessee River, reduce the damage from destructive flood waters within the Tennessee River system and downstream on the lower Ohio and Mississippi Rivers, further the economic development of TVA's service area in the southeastern U.S. and sell the electricity generated at the facilities TVA operates"
- "TVA's Environmental Policy. ... provides objectives for an integrated approach related to providing cleaner, reliable, and affordable energy, supporting sustainable economic growth, and engaging in proactive environmental stewardship. ... including water resource protection and improvements, sustainable land use, and natural resource management"
- "TVA makes investments in science and technological innovation to assist TVA in meeting future challenges in key areas. ... SMRs, grid modernization. ... and energy utilization technologies"

FEBRUARY 2013 TVA PRESIDENT'S REPORT

- **To execute TVA's mission, we must actively manage a portfolio of assets to deliver superior value to our customers as measured by:**
  - Financial excellence
    - Rates
    - Financial Health
    - Budget Commitment
  - Operational Excellence
    - Nuclear
    - Coal
    - Gas
    - Transmission
    - Construction
  - Stewardship
    - Safety
    - Environment
    - People

Source: TVA Act, TVA website, TVA 2013 10-K and TVA's February 2013 President's Report.

(a) One notable difference, however, is the lack of the shareholder as a key constituency.

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B OVERVIEW OF TVA MISSION AND CURRENT ACTIVITIES

Overview of Current TVA Business Mix

TVA's activities can be generally broken down into three areas: non-power, generation and transmission. The power and non-power missions of TVA are highly related and integrated (e.g., the provision of low-cost power is viewed by TVA as a facilitator of economic development in the region and water stewardship is jointly managed with TVA's hydro operations)

NON-POWER



- Water and Land Stewardship
- Economic Development
- DOE/other activities

■ TVA Act Service Area

POWER GENERATION



35 GW Total Generating Capacity

● TVA Generation Assets
■ TVA Act Service Area

TRANSMISSION



16,086 Line-Miles of Transmission

■ TVA Transmission Lines
■ TVA Act Service Area

Power generation accounts for approximately 90% of the net power-related operations of TVA, while transmission accounts for the remaining 10%[(a)]

Source: TVA Brown Book and TVA data.

(a) Per net PP&E and O&M breakdown provided by TVA.

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B OVERVIEW OF TVA MISSION AND CURRENT ACTIVITIES

Overview of Current TVA Activities—Non-power Mission

TVA's non-power operations are integrated across the organization, including within the power and transmission organizations. TVA's non-power mission is funded primarily through energy revenues, supplemented by fees and other modest revenues collected for river and land services—in other regions of the U.S., these activities tend to be provided by governments

STAKEHOLDERS	■ The residents of the Tennessee Valley are the key stakeholder for TVA's non-power mission[(a)]
WATER AND LAND STEWARDSHIP	■ Responsible for stewardship of the waters and public lands in the Tennessee Valley ▪ Manages 650,000 acres of surface water, 293,000 acres of reservoir land, 11,000 miles of shoreline and more than 100 public recreation areas ▪ Operates regional system of dams and reservoirs ▪ Manages approximately 42,000 miles of rivers, streams and tributaries, with 49 dams and 14 navigation locks ▪ Provides flood control management delivering approximately $250 million annually in flood damage avoidance ($7 billion since program inception)[(a)] ■ Flood control and river navigation management take precedence over hydropower generation[(a)]
ECONOMIC DEVELOPMENT	■ Stated economic development goals include the following: ▪ Recruiting major industrial operations to locate in the Tennessee Valley ▪ Encouraging the location and expansion of companies that provide quality jobs ▪ Preparing communities in the Tennessee Valley for economic growth ▪ Offering support to help grow and sustain small businesses ■ Recent activities have included the following: ▪ The Megasites program, which was developed to independently certify large industrial properties ▪ The Data Center Site Assessment program, which was created to help communities attract data center projects ▪ The Valley Investment Initiative program, which makes financial incentive awards to qualifying existing companies and new companies that are contributing to the economic development of the TVA service area ■ TVA helped to create 52,000 jobs and attracted $5 billion of capital investment within the Tennessee Valley region in 2013[(a)]
DOE/OTHER ACTIVITIES	■ TVA supports a number of technology initiatives and partners with the Department of Energy ("DOE") to further the development of technologies such as Small Modular Nuclear Reactors ("SMRs"), grid modernization and energy utilization ■ Through a contract with the DOE, TVA supplies tritium for use in maintaining the U.S.'s nuclear weapons arsenal (co-produced with power generation at TVA's nuclear facilities) ■ TVA purchases low enriched uranium through an arrangement with the DOE, Energy Northwest ("EN"), Bonneville Power Authority ("BPA") and the United States Enrichment Corporation ("USEC")

Source: TVA Brown Book and TVA data.

(a) Per TVA.

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TVA

B OVERVIEW OF TVA MISSION AND CURRENT ACTIVITIES

Overview of Current TVA Activities—Power Generation

TVA's generation fleet serves customers in its defined service territory (the "Fence"), inside of which TVA has rate-setting authority and exclusive rights to sell power, but outside of which TVA is entirely restricted from operating

GENERATION ASSETS

- Owns and operates ~35 GW of electricity generating capacity
  - 2013 capacity mix consists of 39% coal, 26% gas/oil, 19% nuclear and 16% hydro/renewable/other by installed capacity (GW)
  - 2013 generation mix consists of 48% coal, 5% gas/oil, 37% nuclear, 10% hydro/renewable/other by GWh production
  - Expected 2024 generation mix to consist of 40% nuclear, 20% coal, 20% gas and 20% hydro/renewable/other by installed capacity (GW)[a]
- Maintains emissions controls program (approximately $5.4 billion spent between 1977 and 2012)
  - SO_2 scrubbers installed on 17 coal-fired units and NO_x selective catalyst reduction systems installed on 21 coal-fired units (out of a total of 51 coal-fired units)

CUSTOMERS

- Sells power primarily to local power companies ("LPCs") in its service territory (comprised of 105 munis and 50 coops) on a wholesale basis (134 TWh in 2014E, ~87% of total)
  - LPCs resell power to their customers (~9 million customers in 7 states) at retail rates
  - Contracts between TVA and LPCs typically incorporate 5 to 15 year notice for termination
- Also sells power to large wholesale commercial and industrial customers and federal agencies (19 TWh in 2014E, ~13% of total)
  - Major customers include Alcoa, DuPont, Nucor and Praxair
- Partners with state and local governments to promote economic development in the region by providing recruitment, technical services, industry expertise and site selection assistance to new and existing businesses

REGULATION

- TVA has independent rate-setting authority and also serves as the regulator for LPC retail rates in the region
- TVA is not subject to Federal Energy Regulatory Commission ("FERC") regulation (only subject to certain aspects of jurisdiction) or state-level regulatory authorities
  - However, TVA voluntarily adopts a number of FERC guidelines in its operations
- TVA is legislatively restricted from selling electricity outside of its defined service territory and, conversely, other power companies are not allowed to transmit into, or sell energy inside, TVA's service territory
  - This region is bounded by what is known as the "Fence"
- TVA's customer base is not restricted from choosing other energy suppliers, but the restrictions disallowing third-party power suppliers in TVA's service territory and contract terms practically limit customers' ability to do so
  - Historically, only a small number of customers at the edge of TVA's service territory have switched energy suppliers

Source: TVA Brown Book and TVA data.

(a) TVA November 2013 Board presentation.

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TVA
B OVERVIEW OF TVA MISSION AND CURRENT ACTIVITIES

Overview of Current TVA Activities—Transmission

TVA's transmission system is comprised of a high-voltage long-distance network that integrates with its generation portfolio to provide power to customers in its region; as currently legislated, TVA's transmission system does not provide for open access to third parties

TRANSMISSION ASSETS	■ Owns and operates one of the largest electric transmission systems in North America, comprised of: ▪ 16,086 miles of transmission lines; 103,485 transmission line structures; 509 power stations and switchyards; 239,000 acres of transmission right-of-way ▪ System has 64 interconnections with 12 neighboring electric systems ▪ System includes 2,466 miles of 500 kV lines, 11,407 miles of 161 kV lines and 1,452 miles of 69 kV lines ▪ System includes 9,422 miles of transmission lines in Tennessee, 2,381 miles in Alabama, 2,051 miles in Mississippi, 1,644 miles in Kentucky and 588 miles in other states
CUSTOMERS	■ TVA's transmission and generation functions operate in an integrated fashion to serve TVA's LPC and large commercial and industrial customer base
REGULATION	■ TVA is not subject to FERC regulation (only subject to certain aspects of jurisdiction) or state-level regulatory authorities ▪ However, TVA voluntarily adopts a number of FERC guidelines in its operations[a] ■ TVA's transmission costs are bundled with its generation and other costs to provide an "all in" cost to its LPC and large commercial and industrial customers—as with generation, TVA has independent rate-setting authority ▪ TVA may supply its customers from purchased power if more economical than TVA resources[a] ■ TVA is not obligated to wheel power for wholesale suppliers if the power will be consumed within TVA's Fence; however, TVA is subject to requirements to provide transmission service when the power will be wheeled outside of or across the TVA system[a]

Source: TVA Brown Book and TVA data.
(a) Per TVA.

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B OVERVIEW OF TVA MISSION AND CURRENT ACTIVITIES

TVA Rate-setting and Financial Guiding Principles

TVA is statutorily authorized to set its electricity rates, which has led to its development of a set of principles for rate design and for guiding its financing strategy

- **Rates are set by TVA's nine-member Board of Directors, who are nominated by the President and confirmed by the Senate**

	GUIDING PRINCIPLES
RATE DESIGN	■ Rates must recover all costs ▫ Both TVA and LPCs need to recover their total costs to provide service in order to remain financially sound ■ Rates must track cost of service ▫ Rates that do not accurately track cost of service create unsustainable subsidies among customers and among customer classes ■ Rates must send pricing signals ▫ It is widely recognized that the cost to provide electric service varies by hour of day, by day of week and by season of year. Pricing signals are useful in communicating those differences in costs and provide customers incentives to plan accordingly ■ Rates must balance precision with simplicity ▫ Rates and rate design cannot be so complex that they create confusion or administrative and communication issues ■ Rates must be stable ▫ TVA rates and rate design should create a stable environment for its customers ■ Rates must be competitive ▫ TVA has set a goal of having effective rates in the top quartile by 2016 with an initial focus placed on industrial rates
FINANCIAL	■ Retire debt over the useful life of assets ■ Issue new debt only for new assets[(a)] ■ Use regulatory treatment for specific unusual events[(b)] ■ Increase rates as necessary to fund operational spending ■ Align rate actions with TVA's vision and strategic direction

Source: *"Rate Design: A Brief Discussion of Wholesale and Retail Rate Design" (TVA whitepaper) and TVA public filings (Delivering the Vision, September 2011).*

(a) TVA is permitted (but not required) to issue new debt for new assets.

(b) Amortization of Kingston ash spill costs as a regulatory asset is one example.

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C Financial Assessment—Current Plan

TVA
C FINANCIAL ASSESSMENT—CURRENT PLAN

Summary TVA Financial Projections—Current Plan

($ in millions)

TVA (along with the broader Power & Utility Industry) is expected to experience stagnant load growth over the next decade and is focused on managing its O&M profile through cost reduction programs and steady rate increases to support its capital expenditure program, while lowering its debt levels to stay beneath its statutory debt ceiling

1. Loss of large industrial customer (USEC) and stagnant overall volume growth drives significant near-term decline in total power sales
2. Load growth forecast of (0.0%) annually over forecast period limits revenue growth outside of rate increases
3. Base rate increases of ~2.4% annually drive revenue growth in excess of volume growth (2.4% vs. (0.0%))
4. Cost reduction efforts expected to reduce O&M by ~$357 million by 2015 vs. 2013 and 10-year O&M roughly unchanged
5. Entry of Watts Bar Unit 2 into service increases O&M in 2017
6. Net income expected to increase, driven by O&M reductions, rate increases and decreasing interest expense

	For the Fiscal Year Ended September 30,											'13 - '23
	2013A	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	CAGR
GWh Sales	160,289	153,638	154,390	155,015	155,526	156,270	156,997	158,007	158,358	159,047	159,831	*(0.0%)*
% Growth	--	*(4.1%)*	*0.5%*	*0.4%*	*0.3%*	*0.5%*	*0.5%*	*0.6%*	*0.2%*	*0.4%*	*0.5%*	
Gross Revenue	$10,984	$10,468	$10,766	$10,870	$11,185	$11,589	$12,019	$12,398	$12,805	$13,282	$13,914	*2.4%*
% Growth	--	*(4.7%)*	*2.8%*	*1.0%*	*2.9%*	*3.6%*	*3.7%*	*3.2%*	*3.3%*	*3.7%*	*4.8%*	
Less: Fuel Cost	(3,883)	(3,498)	(3,595)	(3,481)	(3,583)	(3,728)	(3,847)	(3,996)	(4,148)	(4,267)	(4,451)	
Net Revenues	$7,101	$6,970	$7,171	$7,389	$7,602	$7,861	$8,172	$8,402	$8,657	$9,015	$9,463	*2.9%*
% Growth	--	*(1.8%)*	*2.9%*	*3.0%*	*2.9%*	*3.4%*	*4.0%*	*2.8%*	*3.0%*	*4.1%*	*5.0%*	
Less: Non-fuel O&M	($3,541)	($3,437)	($3,184)	($3,164)	($3,257)	($3,226)	($3,309)	($3,352)	($3,438)	($3,479)	($3,584)	*0.1%*
Less: Payments in Lieu of Taxes [a]	(549)	(513)	(513)	(518)	(537)	(557)	(574)	(594)	(615)	(637)	(668)	
Plus: Other Income	44	41	36	36	36	36	36	38	39	36	38	
EBITDA	$3,055	$3,061	$3,511	$3,744	$3,843	$4,114	$4,325	$4,494	$4,642	$4,935	$5,249	*5.6%*
% Margin	*43.0%*	*43.9%*	*49.0%*	*50.7%*	*50.6%*	*52.3%*	*52.9%*	*53.5%*	*53.6%*	*54.7%*	*55.5%*	
Less: D&A	(1,710)	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	$1,345	$1,270	$1,762	$1,840	$1,887	$2,100	$2,238	$2,395	$2,496	$2,838	$3,189	*9.0%*
Less: Net Interest Expense	($1,257)	($1,269)	($1,292)	($1,477)	($1,560)	($1,531)	($1,494)	($1,459)	($1,423)	($1,375)	($1,349)	
Net Income	$88	$1	$470	$364	$327	$570	$744	$936	$1,073	$1,463	$1,840	*35.6%*
Total Debt [b]	$26,865	$27,863	$28,357	$28,042	$27,275	$26,400	$25,430	$25,037	$23,537	$22,477	$21,783	
Proprietary Capital [c]	5,431	5,406	5,865	6,217	6,531	7,086	7,817	8,739	9,798	11,247	13,073	
Total Capitalization	**$32,296**	**$33,269**	**$34,223**	**$34,259**	**$33,806**	**$33,486**	**$33,247**	**$33,776**	**$33,335**	**$33,724**	**$34,856**	**'14 – '23 Total**
Cash Flow from Operations	$2,509	$2,230	$2,648	$2,788	$2,882	$3,186	$3,536	$3,746	$3,977	$4,370	$4,666	
Capital Expenditures & Other	(2,655)	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	
Cash Flow from Operations - Capex	(146)	(1,051)	(514)	347	800	910	1,003	1,061	897	1,092	1,645	**6,192**
Net PP&E	29,339	30,633	31,813	30,666	30,676	30,665	30,853	31,081	31,512	32,207	32,500	

Source: TVA FY14 LRFP Management Plan and TVA filings.

(a) Amount of these payments is five percent of gross revenues from sales of power during the preceding year, excluding sales or deliveries to other federal agencies and off-system sales with other utilities, with a provision for minimum payments under certain circumstances.

(b) Total debt includes current maturities of long-term debt (including Variable Interest Entities ("VIEs")), short-term debt and long-term debt.

(c) Proprietary capital includes the remaining portion of the U.S. Treasury's Power Program Appropriation Investment (~$270 million) and retained earnings.

20 | LAZARD

Nuclear Fuel $328 Coal $1,873 Gas $317 Other (Fuel Handling) $64 Purchased Power $918 26% 9% 54% 9% 2% The majority of TVA’s 2014E forecasted revenue requirement is comprised of fuel and O&M costs (~66% of total revenues), with financing costs (interest expense and net income) comprising approximately 12% of total revenues 21 Net Income: 0% Other: 0% D&A: 17% Interest Expense: 12% PILOT(a): 5% O&M: 33% Fuel Cost: 33% 2014E O&M $3,498 $3,437 $513 $1,269 $1,791 ($41) $1 Nuclear $1,042 Generation $808 Delivery $228 Corporate $567 Pension/ OPEB $439 Other $352 30% 24% 7% 16% 10% 13% 2014E FUEL COST 2014E REVENUES 2014E Total Fuel Cost: $3,498 2014E Total Revenue: $10,468 2014E Total O&M: $3,437 Source: TVA FY14 LRFP Management Plan and TVA filings. Note: Distribution revenue requirements are not shown herein. (a) Payments in Lieu of Taxes (“PILOT”); amount of these payments is five percent of gross revenues from sales of power during the preceding year, excluding sales or deliveries to other federal agencies and off-system sales with other utilities, with a provision for minimum payments under certain circumstances. TVA 2014E Revenue Stack Analysis ($ in millions) Taxes: 0% C F I N A N C I A L A S S E S S M E N T — C U R R E N T P L A N

TVA Rate Forecast 22 FORECAST RETAIL RATES(a) AND VOLUMES GROSS REVENUES 160 154 154 155 156 156 157 158 158 159 160 8.70 8.82 9.05 9.17 9.43 9.74 10.06 10.33 10.67 11.03 11.48 0.00 4.00 8.00 12.00 135 145 155 165 175 2013A 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E Rate ¢/kWh Volume TWh CAGR: 2.8% CAGR: (0.0%) 3.9 3.5 3.6 3.5 3.6 3.7 3.8 4.0 4.1 4.3 4.5 3.5 3.4 3.2 3.2 3.3 3.2 3.3 3.4 3.4 3.5 3.6 1.3 1.3 1.3 1.5 1.6 1.5 1.5 1.5 1.4 1.4 1.3 1.7 1.8 1.7 1.9 2.0 2.0 2.1 2.1 2.1 2.1 2.1 0.1 0.0 0.5 0.4 0.3 0.6 0.7 0.9 1.1 1.5 1.8 $11.0 $10.5 $10.8 $10.9 $11.2 $11.6 $12.0 $12.4 $12.8 $13.3 $13.9 0.0 5.0 10.0 $15.0 2013A 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E ($ in billions) Fuel O&M Interest D&A Other Net Income CAGR: 2.4% TVA forecasts a 2.8% retail rate CAGR over 2013 – 2023, supporting its 2.4% revenue CAGR despite flat volume growth over the same period Source: TVA FY14 LRFP Management Plan and TVA filings. (a) Retail rate estimate per TVA includes a retail distribution rate adder. C F I N A N C I A L A S S E S S M E N T — C U R R E N T P L A N

TVA

C FINANCIAL ASSESSMENT—CURRENT PLAN

TVA Cash Flow and Credit Profile—Current Plan

($ in millions)

Following the completion of Watts Bar Unit 2, TVA is expected to generate recurring positive free cash flow ($6.2 billion in net free cash flow over the 2014 – 2023 period) that will be used to reduce TVA's leverage levels

1. **Capital expenditures during 2013 – 2016 driven by construction of Watts Bar Unit 2 and investment in pollution control equipment**
2. **Expected to be cash flow positive in the medium to long term, driving reduction in leverage**
3. **Despite a ~$22.6 billion capital expenditure program and ~$7.3 billion of debt maturities over the forecast period, only $1.3 billion of gross external financing requirements**
4. **TVA will remit $145 million to the U.S. Treasury over the forecast period**
5. **Expected 2023 total debt to be ~$6.6 billion below peak total debt levels expected in 2015. Debt levels do not exceed statutory debt limits in any year**
6. **Significant improvement in credit metrics anticipated over the forecast period as a result of deleveraging**

For the Fiscal Year Ended September 30,

CASH FLOW PROFILE	2013A	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	'14 - '23 Total
Net Income	$88	$1	$470	$364	$327	$570	$744	$936	$1,073	$1,463	$1,840	$7,787
Depreciation & Amortization	2,085	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	25,757
Working Capital and Other	336	41	0	27	73	23	64	41	70	98	47	483
Cash Flow from Operations	**$2,509**	**$2,230**	**$2,648**	**$2,788**	**$2,882**	**$3,186**	**$3,536**	**$3,746**	**$3,977**	**$4,370**	**$4,666**	**$34,028**
Base Capital Expenditures	(800)	(946)	(1,027)	(1,032)	(1,106)	(1,037)	(1,026)	(1,042)	(1,206)	(1,290)	(1,091)	($10,803)
Incremental Capital Expenditures	(1,464)	(1,905)	(1,667)	(1,015)	(625)	(730)	(1,014)	(1,049)	(1,135)	(1,393)	(1,262)	($11,796)
Nuclear Fuel & Other	(392)	(431)	(468)	(395)	(350)	(508)	(492)	(594)	(738)	(594)	(668)	(5,237)
Free Cash Flow	**($146)**	**($1,051)**	**($514)**	**$347**	**$800**	**$910**	**$1,003**	**$1,061**	**$897**	**$1,092**	**$1,645**	**$6,192**
Payments to Treasury [a]	(26)	(26)	(10)	(12)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(145)
Net External Financing Requirements	**$172**	**$1,078**	**$524**	**($336)**	**($787)**	**($896)**	**($989)**	**($1,047)**	**($883)**	**($1,078)**	**($1,632)**	**($6,047)**
Long-term Debt Maturities	34	1,034	34	1,557	1,684	34	32	1,862	1,030	31	24	7,322
Gross External Financing Requirements	**$206**	**$2,112**	**$558**	**$1,222**	**$897**	**($862)**	**($958)**	**$815**	**$147**	**($1,047)**	**($1,607)**	**$1,275**

CREDIT PROFILE	2013A	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Cash & Cash Equivalents	$1,287	$1,187	$1,137	$1,137	$1,137	$1,137	$1,137	$1,772	$1,137	$1,137	$2,060
Total Statutory Debt [b]	24,815	25,907	26,504	26,296	25,641	24,883	24,028	23,731	22,465	21,468	20,814
Total Debt [c]	26,865	27,863	28,357	28,042	27,275	26,400	25,430	25,037	23,537	22,477	21,783
Proprietary Capital [d]	5,431	5,406	5,865	6,217	6,531	7,086	7,817	8,739	9,798	11,247	13,073
Total Capitalization	$32,296	$33,269	$34,223	$34,259	$33,806	$33,486	$33,247	$33,776	$33,335	$33,724	$34,856
FFO/Interest	3.1x	2.9x	3.2x	3.0x	2.9x	3.2x	3.5x	3.7x	3.9x	4.3x	4.6x
FFO/Total Debt	10.0%	8.5%	10.2%	10.8%	11.1%	12.8%	14.6%	15.7%	17.7%	20.2%	22.6%
Total Debt/EBITDA	8.8x	9.1x	8.1x	7.5x	7.1x	6.4x	5.9x	5.6x	5.1x	4.6x	4.2x
Total Debt/Total Capitalization	83.2%	83.8%	82.9%	81.9%	80.7%	78.8%	76.5%	74.1%	70.6%	66.6%	62.5%

Credit Rating/Outlook	
S&P	AA+/Stable
Moody's	Aaa/Stable

Indicative Credit Statistics [e]		
Modest		
4.5x	-	6.0x
45.0%	-	60.0%
2.0x	-	1.5x
35.0%	-	25.0%

Source: TVA FY14 LRFP Management Plan and TVA filings.

(a) Repayment of and return on U.S. Treasury's Power Program Appropriation Investment. Outstanding investment is approximately $270 million. Return rate is based on average interest rate payable to U.S. Treasury and its total marketable obligations on a given date.
(b) Reflects Statutory Debt as defined by TVA; excludes debt associated with VIEs.
(c) Total debt includes current maturities of long-term debt (including VIEs), short-term debt, long-term debt and capitalized leases.
(d) Proprietary capital includes the remaining portion of the U.S. Treasury's Power Program Appropriation Investment (~$270 million) and retained earnings.
(e) Credit metric ranges implied for a company with a business risk profile of "Excellent" and a financial risk profile of "Modest," for which the expected credit ratings under S&P methodology would be AA.

23 | LAZARD

TVA Sources & Uses of Capital ($ in billions) 24 SOURCES USES $7.4 $6.9 $6.8 $6.6 $6.8 $7.0 $7.2 $7.3 $7.6 $7.7 $8.0 $1.3 $1.3 $1.3 $1.5 $1.6 $1.5 $1.5 $1.5 $1.4 $1.4 $1.3 $0.7 $0.4 $0.5 $0.4 $0.3 $0.5 $0.4 $1.1 $0.0 $0.4 $1.5 $0.8 $0.9 $1.0 $1.0 $1.1 $1.0 $1.0 $1.0 $1.2 $1.3 $1.1 $1.5 $1.9 $1.7 $1.0 $0.6 $0.7 $1.0 $1.0 $1.1 $1.4 $1.3 $0.3 $0.8 $0.9 $1.0 $0.4 $1.5 $1.1 $0.7 $11.6 $11.5 $11.3 $10.9 $11.2 $11.6 $12.0 $12.4 $12.8 $13.3 $13.9 $11.0 $10.5 $10.8 $10.9 $11.2 $11.6 $12.0 $12.4 $12.8 $13.3 $13.9 $0.6 $1.0 $0.5 $11.6 $11.5 $11.3 $10.9 $11.2 $11.6 $12.0 $12.4 $12.8 $13.3 $13.9 15.0 12.0 9.0 6.0 3.0 0.0 3.0 6.0 9.0 12.0 $15.0 2013A 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E Net Debt Issuances Revenues Fuel and O&M Interest Expense Other Cash Flows/ Adjustments Base Capital Expenditures Incremental Capital Expenditures Net Debt Reduction TVA anticipates that its rate structure will support the self-financing of its capital needs over the forecast period and expects to reduce debt by $6.6 billion between 2016 and 2023—funds currently allocated toward deleveraging could also be applied to rate reduction or other initiatives Source: TVA FY14 LRFP Management Plan and TVA filings. C F I N A N C I A L A S S E S S M E N T — C U R R E N T P L A N TVA expects to reduce debt by $6.6 billion between 2016 and 2023, funded through planned increases in customer rates and a reduction in its growth capital expenditure plan following the completion of Watts Bar Unit 2

$800 $946 $1,027 $1,032 $1,106 $1,037 $1,026 $1,042 $1,206 $1,290 $1,091 $312 $741 $693 $485 $423 $424 $513 (b) $513(b) $513(b) $513(b) $513(b) $426 $274 $317 $385 $202 $307 $501 $536 $622 $880 $749 $696 $858 $619 $102 $29 $32 $37 $42 $2,263 $2,851 $2,694 $2,046 $1,731 $1,768 $2,040 $2,092 $2,341 $2,684 $2,353 0 500 1,000 1,500 2,000 2,500 $3,000 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 TVA Capital Expenditure Program ($ in millions) TVA’s capital investment program of approximately $22.6 billion over the 2014 – 2023 period consists largely of generation capital expenditures, including $5.3 billion of environmental investment and $6.4 billion of capacity additions PROJECTED CAPITAL EXPENDITURES Source: TVA FY14 LRFP Management Plan and TVA filings. (a) Excludes D&A for regulatory assets, capital leases, Asset Retirement Obligation (“ARO”) accretion, requisition costs, nuclear fuel and Kingston ash remediation. (b) Environmental capital expenditures in 2019 – 2023 represent TVA estimates based on the average annual environmental spending over the prior six years. 25 CAPEX PROGRAM ALLOCATION: 2014 – 2023 48% 7% 24% 21% <1% Watts Bar Unit 2 $1,580 Other $111 Maintenance $10,803 Other Capacity Additions $4,774 Total: $22.6 billion Maintenance Watts Bar Unit 2 Other Capacity Expansion Environmental Other Environmental $5,332 Average D&A of ~$1.7 billion(a) C F I N A N C I A L A S S E S S M E N T — C U R R E N T P L A N

49% 9% 12% 30% TVA Resource Plan TVA expects to retire, idle, or convert ~4.6 GW of coal capacity over the next decade and expects to replace these capacity reductions with nuclear and gas capacity expansions and new construction  TVA’s increased reliance on gas-fired generation and decreased reliance on coal and nuclear generation (e.g., decision not to pursue Bellefonte) is consistent with industry-wide trends toward natural gas as a result of, among other things, the structural changes in the natural gas market (i.e., lower long-term natural gas prices and reduced volatility), environmental rules and regulations, and the cost and complexity of nuclear power FORECASTED CAPACITY ADDITIONS & RETIREMENTS (a) Source: TVA FY14 LRFP Management Plan and TVA filings. (a) Only includes capacity additions and reductions at TVA-owned and operated facilities. Excludes diesel, demand side management, PPA, and market capacity. (b) Only includes generation at TVA-owned and operated facilities. Excludes diesel, demand side management, PPA, and market capacity. 26 2013 GENERATION MIX BY PRODUCTION (b) 37% 5% 10% 48% Nuclear Gas Hydro Coal 2024 FORECASTED GENERATION MIX BY PRODUCTION (b) 142,000 GWh 139,000 GWh 2013 Capacity: 35.0 GW 2024 Capacity: 34.5 GW (412) (280) (268) (711) (421) (431) (680) (162) (924) (278) 123 1,151 134 268 786 168 702 786 32,000 33,000 34,000 35,000 36,000 37,000 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 MW Current-year net generation C F I N A N C I A L A S S E S S M E N T — C U R R E N T P L A N

C FINANCIAL ASSESSMENT—CURRENT PLAN

Potential TVA Cost and Capital Efficiency Opportunities

A variety of different opportunities may exist for TVA to improve its cost and capital efficiency, which may generate a variety of benefits to TVA's stakeholders over time—implementation of such strategies would take place over an extended period of time

- Additional non-fuel O&M reductions
- Fuel purchasing efficiency
- Energy efficiency
- Rate structure redesign
- Resource planning
- Capex de-risking
- Reduction in capital intensity
- Further coal retirement acceleration
- Environmental spending impacts resulting from coal retirements
- Other

BALANCE SHEET DELEVERAGING

RATE BENEFITS

ENHANCED ENVIRONMENTAL PROFILE

BALANCED RESOURCE PORTFOLIO

OTHER

27 | LAZARD

C FINANCIAL ASSESSMENT—CURRENT PLAN

TVA Cost and Capital Efficiency Initiatives—Current

TVA is executing a plan to reduce O&M costs by $500 million by 2015 through operational efficiencies, cost reductions and cost avoidance, and has achieved approximately $150 million in savings through FY 2013. As will be discussed in the comparison of the current and prior plans, TVA has also rationalized and de-risked its capital investment program by switching from a nuclear build strategy to natural gas construction with accelerated coal retirements. TVA expects, based on its internal plan and a forecast of the industry, to be in the top quartile of industrial rates by 2014

OBSERVATIONS

OBJECTIVES	■ TVA has an overall goal to reduce O&M expenses by $500 million in 2015
ORGANIZATIONAL CHANGES	■ TVA is currently engaged in an organizational realignment to achieve its expense reduction goal ■ New functional organizations have been established, and the next year of business planning (FY 2014) will incorporate cost reductions to meet this goal
TARGETED COST AREAS	■ 80% of current O&M is labor-related (TVA and contractor), and the majority of cost reductions would likely come from this area ■ Labor reductions will include contract labor as well as TVA positions ■ In addition to labor savings, all O&M costs will be evaluated to achieve efficiencies and reduce costs
STATUS	■ Through FY 2013, approximately $150 million of O&M savings have been achieved

TVA INDUSTRIAL RATE COMPARISON
(12 MONTHS ENDING DECEMBER 2012)


TOP QUARTILE
BOTTOM QUARTILE
TVA 2014 Goal
5.7 ¢/kWh(a)
TVA Actual
5.9 ¢/kWh(b)
5.7 ¢/kWh
6.4 ¢/kWh
7.9 ¢/kWh
29.2 ¢/kWh
0¢
5¢
10¢
15¢
20¢
25¢
30¢
35¢

Source: TVA data and TVA analysis (based on EIA and SNL data).
(a) Per TVA.
(b) TVA observed 2012 industrial rate.

28 | LAZARD

TVA
C FINANCIAL ASSESSMENT—CURRENT PLAN

Overview of Selected TVA Liabilities

($ in millions)

While TVA holds approximately $5.3 billion in underfunded liabilities as of 2013, its financial plan includes approximately $2.9 billion in cash contributions to defease these liabilities over 2014 – 2023 (implies "net" underfunding of $2.4 billion), paid for through rates

- **In addition, any future increases in current yields may materially reduce the magnitude of pension/other post-employment benefits ("OPEB") underfunding, which represent the majority of TVA's underfunded liabilities**

		ASSETS	LIABILITIES	NET OVERFUNDED/ (UNDERFUNDED) POSITION	OBSERVATIONS
UNDERFUNDED LIABILITIES WITHOUT FULLY MATCHED CONTRIBUTIONS IN FINANCIAL PLAN	PENSION	$7,221	($11,471)	($4,250)	■ TVA's current plan includes $250 million of annual pension contributions ($2.5 billion over ten years) ■ A 50 basis point change in the discount rate TVA uses to calculate this liability (current rate is 5.00%) would lead to a change of approximately $700 million
	OPEB	--	($656)	($656)	■ A 50 basis point change in the discount rate TVA uses to calculate this liability (current rate is 5.05%) would lead to a change of approximately $44 million
FULLY FUNDED LIABILITIES AND LIABILITIES WITH FULLY MATCHED CONTRIBUTIONS IN FINANCIAL PLAN	KINGSTON ASH SPILL	--	($169)	($169)	■ TVA's current plan includes contributions to fully defease this liability by 2015
	ENVIRONMENTAL AGREEMENTS	--	($267)	($267)	■ TVA is contractually obligated to make future payments and expects to fully defease this liability by 2018
	NUCLEAR DECOMMISSIONING TRUST	$1,310	($996)[(a)]	$314[(a)]	■ TVA contributes to its trust balances (at the unit level) when they fall below a specific (annually rising) level, per an agreement with the Nuclear Regulatory Commission ("NRC")
				Total: ($5,342)[(b)]	

Source: TVA FY14 LRFP Management Plan and TVA 2013 10-K.
(a) Based on TVA's NRC Assurance Level, the current NRC monitoring formula.
(b) Excludes fully-funded nuclear decommissioning trust.

29 | LAZARD

D Financial Assessment—Prior Plan

TVA
D FINANCIAL ASSESSMENT—PRIOR PLAN

Summary Observations: Differences Between Prior Plan and Current Plan

The table below summarizes some of the key factors affecting TVA's current plan as compared to TVA's prior financial plan—in Lazard's view, based on discussions with TVA Management and experience in reviewing industry plans, TVA's future financial plans are likely to experience similar fundamental changes in a way that materially improves the status quo

	PRIOR PLAN	CURRENT PLAN	KEY DRIVERS
ELECTRICITY SALES	■ 173 TWh in 2023 ■ 0.4% CAGR over 2013 – 2023	■ 160 TWh in 2023 ■ (0.0%) CAGR over 2013 – 2023	■ 13 TWh (8%) difference by 2023 based on revised load forecast
RATES	■ TVA rates reach 8.63 ¢/kWh by 2023(a)	■ TVA rates reach 8.71 ¢/kWh by 2023(a)	■ Rates are not materially increased to offset lower expected electricity sales in current plan
NON-FUEL O&M	■ $4.5 billion in 2023 ■ 2.1% CAGR over 2013 – 2023	■ $3.6 billion in 2023 ■ 0.1% CAGR over 2013 – 2023	■ $940 million difference by 2023 based on cost management, including through current $500 million efficiency initiative, and exclusion of Bellefonte costs
CAPEX/CASH FLOW	■ $33.2 billion in capital expenditures over 2014 – 2023	■ $22.6 billion in capital expenditures over 2014 – 2023	■ $10.6 billion difference primarily accounted for by exclusion of Bellefonte in lieu of gas-fired generation in current plan
FINANCING	■ Statutory debt levels exceed $30 billion by 2019 ■ Peak debt of $35.5 billion ($34.7 billion statutory debt) in 2022	■ Neither total debt nor statutory debt levels exceed $30 billion ■ Peak debt of $28.4 billion ($26.5 billion statutory debt) in 2015; deleveraging to $21.8 billion by 2023	■ $13.6 billion difference in debt levels by 2023 primarily reflects factors affecting cash flows over 2013 – 2024 as described above

Source: TVA FY13 LRFP Management Plan and TVA FY14 LRFP Management Plan.
(a) Does not include retail rate adder.

30 | LAZARD

The replacement of the planned construction of the Bellefonte nuclear facility in the prior plan with natural gas generation(a) accounts for the majority of the difference in forecasted debt levels between the two forecasts, with cost reductions and other factors also contributing to the forecasted improvement in balance sheet profile CASH FLOW FROM OPERATIONS CAPITAL EXPENDITURES AND OTHER TOTAL DEBT TVA Financial Comparison: Prior Plan vs. Current Plan ($ in millions) D F I N A N C I A L A S S E S S M E N T — P R I O R P L A N 31 Prior Plan Current Plan Cumulative plan- over-plan change ~$13.6 billion difference in level of debt by 2023 $27,962 $29,101 $29,871 $30,452 $31,157 $32,362 $33,806 $34,684 $35,451 $35,337 $27,863 $28,357 $28,042 $27,275 $26,400 $25,430 $25,037 $23,537 $22,477 $21,783 10,000 15,000 20,000 25,000 30,000 35,000 $40,000 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 $11,525 0 3,000 6,000 9,000 $12,000 0 1,000 2,000 3,000 4,000 $5,000 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 C u m ula ti ve Di ffe renc e $2,760 0 1,000 2,000 $3,000 0 1,000 2,000 3,000 4,000 $5,000 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 C u m ula ti ve Di ffe renc e Source: TVA FY13 LRFP Management Plan and TVA FY14 LRFP Management Plan. (a) Overnight costs for Bellefonte are $3,430/kW vs. $861/kW for a natural gas combined cycle gas turbine (“CCGT”) per TVA Management.

E Benchmarking Analysis

H:\! GRAPHICS\MAPINFO\Kimberly Kim\2012-12-17\TVA Generation.wor OTHER ECONOMIC DEVELOPMENT ACHIEVEMENTS IN 2013  Selected as a Top 10 utility for economic development (8th consecutive year) by Site Selection magazine  Received a Gold Excellence Award for its Megasites program by the International Economic Development Council  Launched its Valley Sustainable Communities Program MISSISSIPPI  3,900 jobs(a)  $593 million capital investment(b) WEST TENNESSEE  9,600 jobs(a)  $824 million capital investment(b) MIDDLE TENNESSEE  12,500 jobs(a)  $1.04 billion capital investment(b) ALABAMA  8,100 jobs(a)  $768 million capital investment(b) SOUTHEAST TENNESSEE/GEORGIA/ NORTH CAROLINA  5,100 jobs(a)  $373 million capital investment(b) KENTUCKY  6,400 jobs(a)  $605 million capital investment(b) NORTHEAST TENNESSEE/VIRGINIA  6,400 jobs(a)  $796 million capital investment(b) Overview of TVA Economic Impact on Tennessee Valley Region E B E N C H M A R K I N G A N A L Y S I S 32 TVA measures the success of its non-power mission through job creation and investment metrics across the seven-state region in which it operates Source: TVA data. Note: Figures shown for FY13. (a) Defined as the jobs created and retained on projects where TVA’s Economic Development Group provided assistance. (b) Defined as capital investment attracted to the Tennessee Valley on projects where TVA’s Economic Development Group provided assistance. 2013 TOTAL  ~52,000 jobs(a)  ~$5 billion capital investment(b)

Overview of TVA Economic Impact on Tennessee Valley Region (cont’d) E B E N C H M A R K I N G A N A L Y S I S 33 JOBS CREATED AND RETAINED(a): 2009-2013 CAPITAL INVESTMENT ATTRACTED(b): 2009-2013 36,000 28,500 35,500 30,500 50,000 25,906 40,899 43,018 48,561 52,029 0 10,000 20,000 30,000 40,000 50,000 60,000 2009 2010 2011 2012 2013 Jobs Goal Jobs Actual $3,000 $3,100 $3,800 $3,300 $5,000 $4,190 $4,317 $4,938 $5,869 $5,001 0 1,000 2,000 3,000 4,000 5,000 $6,000 2009 2010 2011 2012 2013 ($ in millions) Investment Goal Investment Actual From 2009 to 2013, TVA attracted 210,000 new jobs vs. a goal of 181,000 From 2009 to 2013, TVA attracted $24 billion of capital investment vs. a goal of $18 billion Source: TVA data. (a) Defined as the jobs created and retained on projects where TVA’s Economic Development Group provided assistance. (b) Defined as capital investment attracted to the Tennessee Valley on projects where TVA’s Economic Development Group provided assistance. Based on its internal estimates, TVA helped create over 210,000 jobs and attracted over $24 billion of capital investment within the Tennessee Valley region between 2009 and 2013

E BENCHMARKING ANALYSIS

TVA Comparison—Retail Rates

In 2012, TVA's retail rates were in the second quartile nationally and were near the median within its region


TOP 100 U.S. COMPANIES
(12 MONTHS ENDING DECEMBER 2012)
TOP QUARTILE
BOTTOM QUARTILE
8.1 ¢/kWh
9.2 ¢/kWh
11.4 ¢/kWh
31.8 ¢/kWh
TVA Actual 8.7 ¢/kWh(a)
0¢
5¢
10¢
15¢
20¢
25¢
30¢
35¢


REGIONAL ELECTRIC COMPANIES
(12 MONTHS ENDING DECEMBER 2012)
TOP QUARTILE
BOTTOM QUARTILE
Kentucky Utilities
Kentucky Power
Entergy-Mississippi
Mississippi Power
Ameren Missouri
Entergy-Arkansas
Louisville G&E
Duke-Carolinas
Duke-Indiana
Appalachian Power
TVA
Duke Energy-Progress
Virginia Electric Power
Georgia Power
Alabama Power
Ameren Illinois
Florida P&L
South Carolina E&G
Duke-Florida
TVA Actual 8.7 ¢/kWh(a)
7.7 ¢/kWh
8.4 ¢/kWh
9.0 ¢/kWh
11.6 ¢/kWh
0¢
5¢
10¢
15¢

Source: TVA analysis (based on EIA and SNL data).
(a) TVA observed 2012 retail rate.

34 | LAZARD

E BENCHMARKING ANALYSIS

TVA Comparison—Industrial Rates

In 2012, TVA's industrial rates were in the second quartile nationally and regionally


TOP 100 U.S. COMPANIES
(12 MONTHS ENDING DECEMBER 2012)
TOP QUARTILE
BOTTOM QUARTILE
TVA Actual
5.9 ¢/kWh(a)
5.7 ¢/kWh
6.4 ¢/kWh
7.9 ¢/kWh
29.2 ¢/kWh
0¢
5¢
10¢
15¢
20¢
25¢
30¢
35¢


REGIONAL ELECTRIC COMPANIES
(12 MONTHS ENDING DECEMBER 2012)
TOP QUARTILE
BOTTOM QUARTILE
Ameren-Illinois
Ameren-Missouri
Kentucky Power
Kentucky Utilities
Mississippi Power
Duke-Carolinas
Georgia Power
Entergy-Mississippi
TVA
Alabama Power
Virginia Electric Power
Louisville G&E
Entergy-Arkansas
Appalachian Power
Duke Energy Progress
Duke-Indiana
Florida P&L
South Carolina E&G
Duke-Florida
TVA Actual
5.9 ¢/kWh(a)
5.6 ¢/kWh
6.1 ¢/kWh
6.5 ¢/kWh
9.1 ¢/kWh
0¢
5¢
10¢
15¢

Source: TVA analysis (based on EIA and SNL data).

(a) TVA observed 2012 industrial rate.

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TVA
E BENCHMARKING ANALYSIS

Industry Benchmarking—Cost Structure[(a)]

TVA appears to lag its peers in production non-fuel O&M and SG&A, two of the largest areas of "controllable" costs that impact rates; these 3rd and 4th quartile positions are offset somewhat by 1st and 2nd quartile performance in fuel expense

- **TVA's relative cost position is projected to improve following the conclusion of its current efficiency initiatives, and, importantly, as further opportunities are identified**

TVA PERFORMANCE

	STEAM[(b)]	NUCLEAR	HYDRO	OTHER[(c)]	TOTAL
PRODUCTION NON-FUEL O&M	4th Quartile (15th of 18 Peers) TVA: $10.61/MWh Median: $7.70/MWh Range: $4.37 – $10.80[(d)]	4th Quartile (8th of 10 Peers) TVA: $16.66/MWh Median: $14.14/MWh Range: $11.77 – $21.42	3rd Quartile (10th of 13 Peers) TVA: $10.19/MWh Median: $9.09/MWh Range: $3.03 – $14.24	3rd Quartile (9th of 15 Peers) TVA: $5.49/MWh Median: $5.36/MWh Range: $1.95 – $8.92[(d)]	4th Quartile (18th of 18 Peers) TVA: $12.24/MWh Median: $8.39/MWh Range: $6.25 – $12.24
FUEL EXPENSE	2nd Quartile (6th of 18 Peers) TVA: $28.38/MWh Median: $34.18/MWh Range: $18.48 – $58.32	1st Quartile (1st of 10 Peers) TVA: $4.98/MWh Median: $7.21/MWh Range: $4.98 – $8.47		1st Quartile (1st of 14 Peers) TVA: $33.71/MWh Median: $43.12/MWh Range: $30.22 – $65.73	1st Quartile (3rd of 18 Peers) TVA: $18.08/MWh Median: $27.32/MWh Range: $14.11 – $48.47
NON-PRODUCTION NON-FUEL SG&A					4th Quartile (18th of 19 Peers) TVA: $7.85/MWh Median: $5.62/MWh Range: $2.02– $8.19

Source: TVA Benchmarking Study.
(a) Represents average figures over 2010 – 2012 period. Figures ranked on $/MWh basis.
(b) Includes coal-fired generation plants.
(c) Includes non-steam, non-nuclear, non-hydro (e.g., gas and renewables) generation plants.
(d) Excludes high-end outliers.

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Industry Benchmarking—Non-nuclear Generation Operational Performance 37 EQUIVALENT AVAILABILITY FACTOR (COAL)(a) EQUIVALENT AVAILABILITY FACTOR (GAS)(b) Source: TVA Benchmarking Study. Note: Peer sets are confidential. (a) Represents average figures over the 2008 – 2012 period. (b) Represents average figures over the 2010 – 2012 period. TVA appears to be relatively high performing among its peers in ensuring the availability of natural gas-fired generation and operates at the median of its peers for coal generation 89.1% 88.2% 86.7% 86.5% 86.0% 85.4% 83.5% 83.3% 82.5% 82.4% 82.1% 81.5% 80.6% 80.4% 76.6% 70 80 90 100 1 2 3 4 5 6 TVA 7 8 9 10 11 12 13 14 % W O R S E B E T T E R 96.8% 93.0% 90.3% 90.2% 89.1% 88.1% 60 70 80 90 100 % Bottom Quartile Median Top Quartile Bottom Quartile Median Top Quartile E B E N C H M A R K I N G A N A L Y S I S W O R S E B E T T E R

Industry Benchmarking—Nuclear Generation Operational Performance 38 EQUIVALENT AVAILABILITY FACTOR (NUCLEAR)(b) INPO INDEX(a) Source: TVA Benchmarking Study and SNL data. Note: Peer sets are confidential. (a) The INPO Index is a weighted combination of several key safety and performance indicators in the nuclear industry. Figure represents data over 2008 – 2012 period. (b) Represents average figures over the 2010 – 2012 period. TVA appears to be relatively low performing amongst its peers in ensuring the availability of nuclear generation; additionally, many of TVA’s individual nuclear units rank relatively low on the Institute of Nuclear Power Operations (“INPO”) Index(a) 93.6% 92.0% 91.8% 90.9% 90.7% 89.8% 89.1% 88.2% 86.4% 85.6% 83.4% 80 85 90 95 100 1 2 3 4 5 6 7 8 TVA 9 10 % Bottom Quartile Median Top Quartile Bottom Quartile Median Top Quartile E B E N C H M A R K I N G A N A L Y S I S 50 60 70 80 90 100 S Q N 1 W B N 1 S Q N 2 B F N 2 B F N 1 B F N 3 W O R S E B E T T E R W O R S E B E T T E R

39 2012 NET GENERATION (GWh) TRANSMISSION SYSTEM RELIABILITY (MINUTES LOAD NOT SERVED PER YEAR)(b) 0.4 2.4 3.1 4.4 5.6 6.8 7.9 8.4 10.2 13.7 24.3 36.4 51.7 189.2 0 50 100 150 200 1 2 3 TVA 4 5 6 7 8 9 10 11 12 13 79.8 73.3 80.7 46.4 13.1 6.5 6.7 68.1 38.5 42.6 57.9 2.8 14.5 2.5 21.2 26.4 10.8 57.0 9.5 41.5 14.6 22.5 15.4 10.9 12.6 28.3 60.4 79.4 22.7 18.6 17.6 34.2 16.2 1.9 0.7 2.2 2.5 0.1 3.8 2.4 8.7 1.3 0.1 0.5 .0 0.1 1.6 13.4 0.0 2.0 0.0 20.0 40.0 60.0 80.0 100.0 Ameren AEP DTE Duke Entergy Exelon NextEra PPL Southern TVA Xcel(a) (a) Coal/Oil Gas Nuclear Hydro Renewable Source: SNL and TVA Benchmarking Study. (a) Includes significant non-regulated investments. (b) Represents average figures over the 2010 – 2012 period; represents system minutes without power over one year period. TVA operates a relatively balanced generation mix and delivers high transmission reliability as compared to peers % Industry Benchmarking—Operational Performance E B E N C H M A R K I N G A N A L Y S I S B E T T E R W O R S E

Industry Benchmarking—Emissions 40 Source: TVA Benchmarking Study. (a) From 2014 levels. (b) Emissions reduction (tons) between 2005 baseline and 2012 level. (c) Average emissions rate (tons/GWh) over the five year period 2008 – 2012. TVA has exhibited 1st and 2nd quartile performance in emissions reductions compared to a 2005 baseline and performs in the 2nd and 3rd quartiles in terms of emissions rate per unit of energy generated. TVA’s generation portfolio transformation is expected to further improve the emissions profile of its fleet over the next decade; by 2023, TVA expects to further reduce total annual emissions (CO2 by 21%, NOx by 49% and SO2 by 70%) (a) and its emissions rates (CO2 by 24%, NOx by 50% and SO2 by 71%) (a) TVA PERFORMANCE (2005 – 2012) CO2 NOX SO2 EMISSIONS REDUCTIONS(b) 1st Quartile (5th of 18 Peers) 1st Quartile (4th of 18 Peers) 2nd Quartile (7th of 18 Peers) EMISSIONS RATE(c) 2nd Quartile (9th of 18 Peers) 3rd Quartile (11th of 18 Peers) 2nd Quartile (8th of 18 Peers) E B E N C H M A R K I N G A N A L Y S I S 25 50 75 100 125% 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 Indexed Annual Total Emissions 25 50 75 100 125% 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 SO2 29.9% NOx 51.2% CO2 78.7% SO2 28.7% NOx 49.6% CO2 76.0% Indexed Annual Emissions Rates

Factors Potentially Affecting Benchmarking Comparability 41 E B E N C H M A R K I N G A N A L Y S I S Various factors which may affect the comparability of TVA’s performance relative to its peers are highlighted below: Non-power mission  Water management  Economic development activities  Other Legacy generation mix  Vintage  Fuel mix  Other Geographic factors  Fuel and transportation costs  Local wages  Weather  Other Other factors Lack of integration with distribution system Customer mix and consumption patterns Local environmental, labor and other regulations Benchmarking Analysis

III Comparison of TVA vs. Other Power Provider Models

III COMPARISON OF TVA VS. OTHER POWER PROVIDER MODELS

Comparison of TVA vs. Other Power Provider Models

TVA is like no other participant in the U.S. Power & Utility Industry as a result of, among other things, its non-power mission, statutory origins, scale, market and rate structure, community importance and customer base


Statutory Origins
Non-power Mission (Water/Land Stewardship, Economic Development, DOE/Other Activities)
Limited Number of U.S. Power Entities of Similar Scale
Federal Government Governance Structure[(a)]
AA+/Aaa Credit Rating
"Fence" Provisions
Independent Rate-setting Authority
Tax Exemptions (Federal and State[(b)])
Exempt From FERC[(c)]/PUC Oversight
Regulatory Role Over LPCs
Connection to Federal Budget, Deficit and Debt
Tennessee Valley Stewardship

(a) In addition to various forms of interaction and oversight, TVA is recorded in the federal budget.
(b) TVA is legislatively required to pay PILOTs, which appear to be approximately equal to equivalent state and local taxes for other utilities.
(c) TVA voluntarily complies with a subset of FERC rules.

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III COMPARISON OF TVA VS. OTHER POWER PROVIDER MODELS

Summary Comparison of TVA vs. Selected Federal Public Sector Models[a]

	TVA	POWER MARKETING ADMINISTRATIONS
EXAMPLES	TVA	Western Area Power Administration; Bonneville Power Administration; Southwestern Power Administration; Southeastern Power Administration
OWNERSHIP/ GOVERNANCE	■ **Owned by Federal Government; operates as standalone entity** ■ Created by act of Congress ■ Board members appointed by U.S. President and confirmed by U.S. Senate ■ TVA also interacts with multiple federal departments	■ **Owned by Federal Government; subsidiary agencies of the DOE** ■ Created by act of Congress ■ Each Power Marketing Administration ("PMA") is led by a DOE-appointed administrator
MARKET STRUCTURE/ RATE-SETTING MECHANISM[b]	■ **Provides generation and transmission services to LPCs (primarily comprised of munis and coops) and wholesale customers in defined Tennessee Valley region (the "Fence")** ■ **Protected from competition, but cannot sell outside Fence** ■ **Independent, statutory rate-setting authority; rates approved by TVA Board** ■ TVA acts as regulator for LPCs in its service territory	■ **Markets wholesale electricity primarily sourced from federal hydro projects and operates transmission in service territory** ■ **Does not have defined regional generation monopoly; "competes" with other regional suppliers** ■ **Independent, statutory rate-setting authority to recover costs and repay federal investment in a timely manner (rates also reflect market dynamics in practice)**
TAXATION	■ **Does not pay federal taxes** ■ Exempt from state/local taxes; pays PILOTs, which appear to approximate state/local taxes	■ **Does not pay federal taxes** ■ Exempt from certain state/local taxes
OTHER ACTIVITIES	■ **Has responsibility for non-power missions of water/land stewardship and economic development in its region; activities also include promoting energy efficiency, renewable energy and new technologies** ■ **Operates on a non-profit basis**	■ **Non-power activities may include promoting energy efficiency, renewable energy and new technologies** ■ **Operates on a non-profit basis**
CAPITAL ACCESS/ CREDIT	■ **Self-funded; financed through internally-generated cash flows and taxable debt issuances** ■ Additional sources of financing include capital leases, leaseback obligations and VIEs ■ Has not received federal appropriations since 1999 ■ **S&P credit rating of AA+; Moody's rating of Aaa**	■ **Primarily self-funded; financed through internally-generated cash flows and taxable debt issuances** ■ Access to federal (U.S. Treasury) and taxable non-federal borrowing ■ Western Area Power Administration and Southwestern Power Administration receive federal appropriations for certain initiatives (other PMAs do not) ■ **Credit rating typically in high investment-grade category (A or better)**
APPROXIMATE % OF U.S. GENERATION[c]	■ <1%	■ <1%

Source: SNL, Company filings and Company websites.

(a) The comparisons of TVA against other business models are general in nature—a more extensive/detailed discussion of differences is beyond the scope of this presentation.
(b) Regulatory supervision by NRC, FERC and other governmental authorities not addressed unless related to rate-setting/pricing matters.
(c) Based on GWh of generation. Measurement using other metrics (e.g., customers, total assets, etc.) could yield different results.

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TVA III COMPARISON OF TVA VS. OTHER POWER PROVIDER MODELS

Summary Comparison of TVA vs. Selected Non-federal Public Sector Models[(a)]

	TVA	STATE/MUNICIPAL PUBLIC AUTHORITIES	POWER SUPPLY COOPERATIVES ("COOPs")
EXAMPLES	TVA	GRDA, LIPA, Santee Cooper, SRP	AMP
OWNERSHIP/ GOVERNANCE	■ **Owned by Federal Government** ■ Created by act of Congress ■ Board members appointed by U.S. President and confirmed by U.S. Senate ■ TVA also interacts with multiple federal departments	■ **Owned by state, municipality or other local authority**[(b)] ■ Typically politically-appointed Boards of Directors/Trustees	■ **Owned by electric distribution members (wholesale/retail customers of the coop, typically municipalities and distribution coops)** ■ Each member typically holds governance and voting rights

MARKET STRUCTURE/ RATE-SETTING MECHANISM[(c)]	■ **Provides generation and transmission services to LPCs (primarily comprised of munis and coops) and wholesale customers in defined Tennessee Valley region (the "Fence")**
	■ **Protected from competition, but cannot sell outside Fence**
	■ **Independent, statutory rate-setting authority; rates approved by TVA Board**
	■ TVA acts as regulator for LPCs in its service territory
		■ **Provides a combination of generation, transmission, and/or distribution service to retail and wholesale customers**
		■ **Typically protected from competition, but cannot sell outside territory**
		■ **Typically has independent, statutory rate-setting authority; however, regulatory structures vary**
		  ▪ Some state/municipal public authorities have no PUC oversight/regulation
		  ▪ Other state/municipal public authorities may have full or partial PUC oversight/regulation (e.g., rate increases over a certain threshold require PUC approval)
			■ **Provides generation and transmission services to members**
			■ Members may procure power from the coop as well as from other sources
			■ **Typically has independent, statutory rate-setting authority to recover costs; rates approved by coop board**

TAXATION	■ **Does not pay federal taxes** ■ Exempt from state/local taxes, but pays PILOTs, which appear to approximate state/local taxes	■ **Does not pay federal taxes** ■ Typically exempt from state/local taxes, but pays PILOTs	■ **Does not pay federal taxes** ■ Typically exempt from state/local taxes, but pays PILOTs
OTHER ACTIVITIES	■ **Has responsibility for non-power activities of water/land stewardship, economic development and technology/other in its region; activities also include promoting energy efficiency, renewable energy and new technologies** ■ **Operates on a non-profit basis**	■ **Non-power activities vary and may include water/land stewardship and promoting energy efficiency, renewable energy and new technologies** ■ **Operates on a non-profit basis**	■ **Typically minimal non-power activities** ■ **Operates on a non-profit basis**
CAPITAL ACCESS/ CREDIT	■ **Self-funded; financed through internally-generated cash flows and taxable debt issuances** ■ Additional sources of financing include capital leases, leaseback obligations and VIEs ■ Has not received federal appropriations since 1999 ■ **S&P credit rating of AA+; Moody's rating of Aaa**	■ **Self-funded; financed through internally-generated cash flows and debt issuances (typically tax-exempt debt)** ■ Does not receive federal appropriations ■ **Credit rating typically in high investment-grade category (A or better)**	■ **Self-funded; financed through internally-generated cash flows and debt issuances (typically tax-exempt debt)** ■ Does not receive federal appropriations ■ **Credit rating typically in high investment-grade category (A or better)**
APPROXIMATE % OF U.S. GENERATION[(d)]	■ <1%	■ ~7%	■ ~1%

Source: SNL, Company filings and Company websites.

(a) The comparisons of TVA against other business models are general in nature—a more extensive/detailed discussion of differences is beyond the scope of this presentation.
(b) Could include state agencies/authorities, non-profit corporations/organizations and public benefit corporations, among other structures.
(c) Regulatory supervision by NRC, FERC and other governmental authorities not addressed unless related to rate-setting/pricing matters.
(d) Based on GWh of generation. Measurement using other metrics (e.g., customers, total assets, etc.) could yield different results.

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TVA | III COMPARISON OF TVA VS. OTHER POWER PROVIDER MODELS

Summary Comparison of TVA vs. Selected Private Sector Models[a]

	TVA	INVESTOR OWNED UTILITIES	INDEPENDENT POWER PRODUCERS
EXAMPLES	TVA	Duke Energy, Southern Company, Xcel Energy	Calpine, Dynegy, nrg
OWNERSHIP/ GOVERNANCE	■ **Owned by Federal Government** ■ Created by act of Congress ■ Board members appointed by U.S. President and confirmed by U.S. Senate ■ TVA also interacts with multiple federal departments	■ **Owned by private sector investors** ▫ Ownership typically widely distributed as publicly-traded shares, but may also be owned by private investors (e.g., Puget, Duquesne) ■ Shareholder-elected Board of Directors	■ **Owned by private sector investors** ▫ Ownership typically widely distributed as publicly-traded shares, but may also be owned by private investors (e.g., Energy Capital Partners, Riverstone) ■ Shareholder-elected Board of Directors
MARKET STRUCTURE/ RATE-SETTING MECHANISM[b]	■ **Provides generation and transmission services to LPCs (primarily comprised of munis and coops) and wholesale customers in defined Tennessee Valley region (the "Fence")** ■ **Protected from competition, but cannot sell outside Fence** ■ **Independent, statutory rate-setting authority; rates approved by TVA Board** ■ TVA acts as regulator for LPCs in its service territory	■ **Provides regulated generation, transmission and distribution services to retail and wholesale customers within a defined service territory** ▫ Distribution function owned by IOU, whereas transmission and generation is sometimes owned by third parties ▫ Regulatory structures vary across U.S. ■ **Rates typically set by state regulatory agencies based on cost of service and well-established rate-setting process**	■ **Provides generation services to wholesale customers under electricity rates driven by market supply and demand** ■ IPPs typically sell power, capacity and ancillary services ■ Limited regulatory oversight by FERC, but regional operators (Independent System Operators ("ISOs") and Regional Transmission Organizations ("RTOs")) play a key role in regulating markets ■ **No/limited state regulatory influence on pricing**
TAXATION	■ **Does not pay federal taxes** ■ Exempt from state/local taxes, but pays PILOTs, which appear to approximate state/local taxes	■ **Pays federal taxes** ■ Pays applicable state and local taxes	■ **Pays federal taxes** ■ Pays applicable state and local taxes
OTHER ACTIVITIES	■ **Has responsibility for non-power activities of water/land stewardship, economic development and technology/other in its region; activities also include promoting energy efficiency, renewable energy and new technologies** ■ **Operates on a non-profit basis**	■ **May operate non-regulated (though usually power-related) businesses through affiliates** ■ **Operates on a for-profit basis**	■ **May operate other non-regulated businesses through affiliates** ■ **Operates on a for-profit basis**
CAPITAL ACCESS/ CREDIT	■ **Self-funded; financed through internally-generated cash flows and taxable debt issuances** ■ Additional sources of financing include capital leases, leaseback obligations and VIEs ■ Has not received federal appropriations since 1999 ■ **S&P credit rating of AA+; Moody's rating of Aaa**	■ **Financed through internally-generated cash flows, taxable debt and shareholder equity** ■ Does not receive federal appropriations ■ **Most sector participants have investment-grade credit rating (A to BBB range for S&P)**	■ **Financed through internally-generated cash flows, taxable debt and shareholder equity** ■ Does not receive federal appropriations ■ **Credit ratings have historically been non-investment grade**
APPROXIMATE % OF U.S. GENERATION[c]	■ <1%	■ ~66%	■ ~25%

Source: SNL, Company filings and Company websites.

(a) The comparisons of TVA against other business models are general in nature—a more extensive/detailed discussion of differences is beyond the scope of this presentation.
(b) Regulatory supervision by NRC, FERC and other governmental authorities not addressed unless related to rate-setting/pricing matters.
(c) Based on GWh of generation. Measurement using other metrics (e.g., customers, total assets, etc.) could yield different results.

45 | LAZARD

$10,467 $192 $789 $790 $12,237 6,000 9,000 12,000 $15,000 2014E TVA Revenue Requirement Increased Interest Cost Revised Capital Structure (Need to Earn Equity Return) Loss of Tax Exemption 2014E Comparable IOU Revenue Requirement +$1,770 ?(d) $10,467 $10,467 6,000 9,000 12,000 $15,000 2014E TVA Revenue Requirement No Significant Change in Interest Cost No Significant Change in Capital Structure No Significant Change in Tax Exemption 2014E Comparable Public Power Revenue Requirement TVA VS. NON-FEDERAL PUBLIC POWER STRUCTURE 46 Accounting only for TVA’s cost of capital, capital structure and tax differences, TVA’s annual revenue requirement appears to be approximately the same as under an illustrative equivalent non-federal public power structure, but $1.8 billion lower than an illustrative equivalent IOU structure  Note that any ultimate rate comparison is highly deficient when utilizing such a one dimensional analysis and should take into account the significant differences between how TVA operates today and how it might operate under alternative structures(a) (b) I I I C O M P A R I S O N O F T V A V S . O T H E R P O W E R P R O V I D E R M O D E L S Source: TVA Management Plan, Regulatory Research Associates (“RRA”), Bloomberg and TVA filings. (a) Please see next page for discussion of additional factors potentially affecting TVA rates under current and alternative structures. (b) Based on observed yield differentials between TVA and selected public power entities. Although other public power entities appear to have modestly lower credit ratings, yields suggest that their borrowing costs as a group may be approximately equal to TVA’s, supported in part by their ability to issue tax-exempt debt. (c) Based on illustrative comparison of 2014E TVA forecasted revenue requirement relative to that of a pro forma IOU. Please see appendix for supporting calculations. Calculation of IOU interest cost assumes 70 basis point spread; calculation of IOU capital structure assumes 50% debt/50% equity capital structure and 10% ROE; calculation of impact of loss of tax exemption assumes 35% corporate income tax rate. (d) A change in ROE by +/- 1.0% would increase/decrease the revenue requirement by ~$225 million; a change in equity/capitalization by +/- 10.0% would increase/decrease the revenue requirement by ~$300 million.  TVA’s cost of capital is approximately equivalent to selected other public power entities’ cost of capital(b)  Public power entities’ credit strengths appear to be related to independent rate-setting authority and long-term contracts with creditworthy counterparties, among other factors  Public power entities that are associated with explicit or implicit federal/state support do not appear to garner any additional cost of capital advantage  Similar to TVA, public power entities can sustain high debt-to-total capital ratios and still maintain their credit ratings  Similar to TVA, most public power entities are exempt from paying federal, state and local taxes (but typically pay PILOT) Illustrative Rate Comparison of TVA vs. Selected Alternative Structures ($ in millions)  TVA’s cost of capital is lower than a typical IOU’s cost of capital  IOU cost of debt is typically higher than TVA’s cost of debt  Unlike TVA, IOUs require a more balanced capital structure (i.e., closer to 50% debt/50% equity) to support their credit rating  IOU shareholders require a return on the equity component of its capital structure  Unlike TVA, IOUs are subject to federal, state and local taxation TVA VS. IOU STRUCTURE (c) +$0 ?

III COMPARISON OF TVA VS. OTHER POWER PROVIDER MODELS

Additional Factors Impacting Rates Under TVA Structure vs. Alternative Structures

The estimation of rates under alternative structures as compared to TVA's current rates is imprecise and should take into account multiple dimensions beyond cost of capital, capital structure and taxes and should include the following, among others:

	FACTORS OF CURRENT TVA STRUCTURE POTENTIALLY AFFECTING RATES
NON-PROFIT VS. FOR-PROFIT	■ Potential for private sector entity to operate differently, given profitability considerations
FENCE ISSUES	■ No competing power providers allowed to sell to customers in TVA service territory[(a)] ■ Inability to serve customers outside of TVA service area[(a)]
OPERATING STRUCTURE	■ Advantages of integrated water management and power operations ■ Non-power activities that might not be pursued (or pursued more efficiently) by TVA as a private sector entity ■ Integrated, large-scale operations of TVA ■ Lack of integration with distribution utilities (LPCs)

FEDERAL GOVERNMENT RELATIONSHIP	■ Cost of reporting and other government oversight
	■ Projects/contracts pursued on behalf of the Federal Government or with public policy objectives
	  ■ Tritium production contract with DOE
	  ■ Separate work unit ("SWU") contract with DOE/EN/USEC/BPA
	  ■ "Test bed" and other energy projects for technology development
	■ Various regulatory/labor/other exemptions (including exemption from ERISA)—however, TVA voluntarily complies with these regulations
	■ Various federal labor requirements
	■ TVA must be sued in federal court (no trial by jury) and cannot be subject to punitive damages

OTHER FINANCING ISSUES	■ Potential credit and cost of borrowing benefit/costs related to Federal Government ownership (i.e., implicit federal guarantee vs. political risk) ■ $30 billion statutory debt ceiling resulting in use of more expensive sources of financing ■ Credit facility extended by U.S. Treasury[(b)]

Source: TVA Management Plan, OMB and Treasury input.

(a) Note that IOUs are typically also accorded monopoly status in their service territories per their franchise agreements, but typically have some ability to sell excess power outside of their service territory.
(b) $150 million credit facility is considered a "secondary liquidity source" by TVA and is undrawn, whereas letters of credit are posted against TVA's $2.5 billion syndicated revolving credit facility.

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IV Summary Review of Strategic Alternatives

IV SUMMARY REVIEW OF STRATEGIC ALTERNATIVES

TVA Strategic Alternatives—Overview


STRATEGIC ALTERNATIVES
STRUCTURING ALTERNATIVES
TVA
STATUS QUO/ENHANCED STATUS QUO
DIVESTITURE(a)
Public Sector Spin-off
Privatization

(a) TVA strategic alternatives are not mutually exclusive—full or partial divestiture, involving one or more structuring alternatives, could be pursued.

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IV SUMMARY REVIEW OF STRATEGIC ALTERNATIVES

Illustrative Evaluative Criteria

The following criteria have been assembled to facilitate a discussion of TVA's strategic alternatives based on input from TVA and representatives of the Federal Government (Treasury, OMB, etc.). "Threshold" criteria are essential for any alternatives considered, whereas "differentiating" criteria provide a basis for comparison across alternatives

- Representatives of the Federal Government have also noted that other policy objectives may need to be considered in their assessment—such criteria are outside the scope of this report

		CRITERIA
"THRESHOLD" CRITERIA	CUSTOMER SERVICE	Reliable and available system that offers the appropriate levels of service, reliability and accountability
"THRESHOLD" CRITERIA	OVERSIGHT	Governance principles that align TVA's interests with its mission, foster transparency and provide for robust functioning of the regional power system
"THRESHOLD" CRITERIA	FINANCING ACCESS	Access to capital (through public sources and otherwise) and competitive cost of capital for investments in support of the TVA mission
"DIFFERENTIATING" CRITERIA	NON-POWER MISSION	Continuity and effectiveness of non-power mission serving the Tennessee Valley, whether via TVA or otherwise
"DIFFERENTIATING" CRITERIA	RATES	Rate impact to customers of possible structures
"DIFFERENTIATING" CRITERIA	VALUE REALIZATION	Realization of value of Federal Government ownership stake in TVA
"DIFFERENTIATING" CRITERIA	RISK TO FEDERAL GOVERNMENT	Potential financial risks/burdens on Federal Government, taking into account the relevant benefits provided
"DIFFERENTIATING" CRITERIA	TRANSACTABILITY/ DISRUPTION	Feasibility of execution, including with regard to stakeholder complexity, basic transaction complexity and potential level of disruption to TVA's provision of services during any transition

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IV SUMMARY REVIEW OF STRATEGIC ALTERNATIVES

TVA Strategic Alternatives—Detailed

STRATEGIC ALTERNATIVES | **STRUCTURING ALTERNATIVES**

TVA

- **STATUS QUO/ ENHANCED STATUS QUO**
  - Internal Revision
    - Status Quo
    - Incremental Operating/Capital Efficiencies
    - Financing Strategies
  - Market Structure Revision
    - Allow TVA to Expand Existing Operations
    - Allow Alternative Suppliers into Region/ Provide Open Transmission Access
- **DIVESTITURE[(a)]**
  - **Public Sector Spin-off**
    - Integrated Regional Cooperative
    - Integrated Regional Authority
    - Separated Regional Authorities
    - State-level Ownership
    - Muni/Coop-level Ownership
    - Divest/Reduce Scope of Non-power Activities
  - **Privatization**
    - Privatize 100% of TVA via IPO
    - Privatize 100% of TVA via Sale
    - Privatize 100% of TVA Non-Hydro Assets
    - Privatize 100% of TVA and Fully Integrate LPCs
    - Divest Generation as IOU
    - Divest Generation as IPP
    - Divest Transmission Assets
    - Divest Selected Assets
    - Outsource Operations

(a) TVA strategic alternatives are not mutually exclusive—full or partial divestiture, involving one or more structuring alternatives, could be pursued.

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IV SUMMARY REVIEW OF STRATEGIC ALTERNATIVES

TVA Strategic Alternatives—General Observations[a]

There does not appear to be a clear impetus for a divestiture of TVA today, given the expected future rate, value and other benefits of TVA's current initiatives relative to a less certain level of benefit, a very high expected degree of implementation complexity and potential downside outcomes from divestiture strategies

"DIFFERENTIATING" CRITERIA	STRATEGIC ALTERNATIVES: STATUS QUO/ ENHANCED STATUS QUO[b]		PUBLIC SECTOR SPIN-OFF[c]		PRIVATIZATION[d]	
NON-POWER MISSION	◕	▪ Integrated and continuing non-power mission within TVA	?	▪ Logical placement of non-power mission would need to be determined	?	▪ Logical placement of non-power mission would need to be determined
RATES	◕	▪ Rate path expected to improve relative to peers through efficiencies	◕	▪ Hypothetically similar rates as compared to Status Quo/Enhanced Status Quo[e]	◔	▪ Capital structure, cost of capital and taxation imply higher rates and/or a trade-off with value, prior to taking into account other upside/downside factors[e]
VALUE REALIZATION	NA		?	▪ Level of proceeds and benefits received to be determined	◑/◔	▪ Value realized by government will depend significantly on structure of privatized rate regulation and other factors; would increase tax revenues
RISK TO FED. GOVT.	◑	▪ Financial plan does not exceed debt ceiling and implies potential for deleveraging; operating risks retained by Federal Government	◕	▪ Reduces overall financial and operating exposure, although certain liabilities may need to be retained by Federal Government	◕	▪ Reduces overall financial and operating exposure, although certain liabilities may need to be retained by Federal Government
TRANSACTABILITY/ DISRUPTION	●	▪ Current TVA structure appears to be functioning well and 10-year financial plan does not suggest major complications with ongoing Federal Government ownership	○	▪ Highly complex and time consuming to implement due to approval requirements, established stakeholder ecosystem, regulation and other factors	○	▪ Highly complex and time consuming to implement due to approval requirements, established stakeholder ecosystem, regulation and other factors
SUMMARY OBSERVATIONS		▪ **Healthy financial profile and ongoing efficiency initiatives expected to generate benefits for TVA's various stakeholders; no apparent detriment to ongoing Federal Government ownership**		▪ **Potential to maintain existing rates and reduce Federal Government's exposure to operating risks at TVA, but extremely difficult to implement**		▪ **Rate impacts and value would need to be evaluated, among other factors—potentially positive or negative outcomes, but in all cases extremely difficult to implement**

● = Better ○ = Worse

(a) General observations are meant to be representative of the issues associated with strategic alternatives. Notably, individual structures within each of the strategic alternatives may not conform exactly to the general observations presented, and should also be considered on their own merits.
(b) Commentary describes analysis of "Incremental Operating/Capital Efficiencies" structural alternative.
(c) Commentary describes analysis of "Integrated Regional Cooperative" structural alternative.
(d) Commentary describes analysis of "Privatize 100% of TVA and Fully Integrate LPCs" structural alternative.
(e) Please see discussion in "Comparison of TVA vs. Other Power Provider Models" section regarding factors impacting rates under various TVA structures.

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A Summary Assessment of Status Quo/Enhanced Status Quo Alternatives

TVA A SUMMARY ASSESSMENT OF STATUS QUO/ENHANCED STATUS QUO ALTERNATIVES

Summary Assessment—Status Quo

DESCRIPTION	▪ Continue to execute TVA's current strategic plan, including with respect to strategic realignment, cost reduction initiatives and resource planning
BENEFITS	▪ Ongoing/uninterrupted execution of TVA's regional (power and non-power) mission ▪ Status quo plan appears achievable and is expected to result in improved environmental impacts, additional operating efficiencies and overall deleveraging[a] ▪ Operational and capital efficiencies could be applied to reducing customer rates and/or generating other benefits for TVA stakeholders over the long term[b] ▪ Implementation does not require change in TVA Act, other regulatory/legislative changes at the federal, state or local level, or consensus among disparate stakeholders
CONSIDERATIONS	▪ Federal Government retains ongoing exposure to TVA operating risks and TVA continues to be recorded in the federal budget (unless a change is made to the TVA Act) ▪ Potential for near-term negative economic effects and/or impacts on TVA culture related to possible headcount reductions ▪ Potential for efficiency initiatives to impact the provision of TVA services if not implemented carefully/appropriately ▪ Existing potential organizational inefficiencies may not be addressed beyond current program goals (although benchmarking analysis suggests that additional improvements may be possible) ▪ Customer rates may still be high relative to peers when normalized for implicit rate benefits of current structure[c]
SUMMARY ASSESSMENT	▪ **No implementation complexities and maintains ongoing/uninterrupted execution of TVA's regional mission relative to divestiture alternatives** ▫ The status quo plan is expected to lead to improvements in TVA's environmental profile and cost structure, and is not anticipated to draw on the Federal Government's capital resources ▪ **The status quo plan appears achievable and is generally consistent with Power & Utility Industry trends** ▪ **However, may not realize full extent of possible operational and capital efficiencies if further initiatives are not pursued**

(a) Additional draw on government credit appears unlikely, except in more significant downside scenarios.
(b) TVA industrial customer rates expected to be in top quartile nationally by 2014; retail rates expected to be in second quartile.
(c) As compared to an IOU, the costs of executing non-power activities are embedded in TVA's rate structure, making it difficult to draw comparisons to other power providers that do not have a comparable non-power mission or scope of non-power activities. Importantly, efficiency initiatives designed to improve performance are ongoing.

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A SUMMARY ASSESSMENT OF STATUS QUO/ENHANCED STATUS QUO ALTERNATIVES

Summary Assessment—Incremental Operating/Capital Efficiencies

DESCRIPTION	▪ Implement additional cost reduction and capital optimization initiatives beyond the goals established in TVA's 2014 budget ▪ May also entail improved tracking of distinct power and non-power costs to more accurately benchmark operating performance relative to peers
BENEFITS	▪ Ongoing/uninterrupted execution of TVA's regional (power and non-power) mission ▪ Benchmarking studies suggest opportunities to achieve operating and capital efficiencies beyond what is currently planned—realization of such efficiencies would likely take place over many years ▪ Additional operational and capital efficiencies could be applied to reducing customer rates and/or generating other benefits for TVA stakeholders, and may enhance the value of TVA, over the long term ▪ Implementation does not require change in TVA Act, other regulatory/legislative changes at the federal, state or local level, or consensus among disparate stakeholders
CONSIDERATIONS	▪ Federal Government retains ongoing exposure to TVA operating risks and TVA continues to be recorded in the federal budget (unless a change is made to the TVA Act) ▪ Potential for near-term negative economic effects and/or impacts on TVA culture related to possible headcount reductions ▪ Potential for efficiency initiatives to impact the provision of TVA services if not implemented carefully/appropriately ▪ Legacy characteristics of TVA system (e.g., generation fleet profile, geography, lack of integration with LPCs, etc.) and non-power activities may limit potential to achieve efficiencies
SUMMARY ASSESSMENT	▪ **No implementation complexities associated with divestiture and maintains, or improves, ongoing/uninterrupted execution of TVA's regional mission relative to divestiture alternatives** ▪ While the status quo plan is expected to lead to improvements in TVA's environmental profile and cost structure, benchmarking analysis suggests that additional operational efficiencies may be possible; many utilities have implemented similar operational enhancement strategies successfully ▪ **Successful implementation would generate benefits to customer rates and/or other benefits to TVA stakeholders, and may enhance the value of TVA, over the long term**

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TVA A SUMMARY ASSESSMENT OF STATUS QUO/ENHANCED STATUS QUO ALTERNATIVES

Summary Assessment—Financing Strategies

	ENHANCED CAPITAL ALLOCATION	LEASEBACK[a]	JOINT VENTURE
DESCRIPTION	■ Sell individual assets (facilities, generation and/or transmission, etc.) to raise capital for reinvestment, deleveraging or return of capital	■ Pursue leaseback(s) of generation and/or other assets to finance future development[b]	■ Pursue joint ventures for existing assets and/or new development projects
BENEFITS	■ Creates more flexibility in TVA's balance sheet ■ Proceeds from asset sales may be used to reduce leverage ■ Rate impact may ultimately be positive, if TVA is able to reinvest capital into more efficient projects ■ Implementation does not require change in TVA Act, other regulatory/legislative changes at the federal, state or local level, or consensus among disparate stakeholders	■ Creates more flexibility in TVA's balance sheet ■ Proceeds from leasebacks may be used to reduce leverage ■ Implementation does not require change in TVA Act, other regulatory/legislative changes at the federal, state or local level, or consensus among disparate stakeholders	■ Creates more flexibility in TVA's balance sheet ■ Proceeds and/or capital expenditure savings may be used to reduce leverage ■ Implementation does not require change in TVA Act, other regulatory/legislative changes at the federal, state or local level, or consensus among disparate stakeholders
CONSIDERATIONS	■ Buyers for TVA's assets may be limited unless current "Fence" structure is modified or TVA enters into long-term contracts ■ Asset sales may ultimately be more costly for overall rates due to higher private sector cost structure (e.g., related to cost of equity requirements, taxes, etc.) ■ May need to source replacement capacity to serve TVA load ■ Merchant generation asset prices are generally challenged in current market environment	■ Complex structuring considerations ■ Leasebacks may ultimately be more costly for overall rates (e.g., credit rating of new structure's debt is typically lower than that of TVA's, implying higher overall costs vs. self-financing) ■ Plant operating risks are retained by TVA	■ Complex structuring and governance considerations ■ Partners may be limited unless current "Fence" structure is modified ■ Difficult to unwind ■ TVA may need to consolidate joint venture onto balance sheet if TVA continues to maintain majority operational control or voting control

SUMMARY ASSESSMENT

- **Financing strategies would need to be evaluated on a case-by-case basis; however, strategies beyond traditional balance sheet financing are generally more complex and potentially more expensive vs. TVA's low cost of debt**
- **Such financing strategies make less sense in light of TVA's current (healthy) financial condition**

(a) Lazard has reviewed the leaseback proposal made by Haney/Bottorff/Credit Suisse in respect of financing Bellefonte using Alternative Financing and believes that the proposal is inferior to TVA's standalone financial plan due to, among other considerations, substantially increased off-balance sheet obligations (which should nevertheless be viewed as TVA debt), unclear rate benefits without a significant increase in off-balance sheet borrowings and generally aggressive financial assumptions for capital costs and expenses.

(b) TVA appears to have a successful track record of leaseback transactions (e.g., Southaven and John Sevier, among others).

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TVA A SUMMARY ASSESSMENT OF STATUS QUO/ENHANCED STATUS QUO ALTERNATIVES

Summary Assessment—Allow TVA to Expand Existing Operations

DESCRIPTION	■ Allow TVA to expand operations beyond its current mandate, including expansion outside its existing service territory and/or the pursuit of new business activities (e.g., acquire gas utilities, vertically integrate with LPCs, etc.)
BENEFITS	■ Potential for TVA to realize economies of scale and scope through management of additional regions/businesses ▪ Vertical integration with LPCs may enable TVA to achieve greater synergies in its existing supply chain ▪ Joint gas/electric systems under single ownership is common ■ Exposure to competitive market environment may increase TVA operational efficiencies ■ Additional operational and capital efficiencies could be applied to reducing customer rates and/or generating other benefits for TVA stakeholders, and may enhance the value of TVA, over the long term ■ May facilitate additional opportunities for economic development in the region
CONSIDERATIONS	■ Federal Government retains ongoing exposure to TVA operating risks and TVA continues to be recorded in the federal budget (unless a change is made to the TVA Act) ■ Implementation would likely require change in TVA Act, other regulatory/legislative changes at the federal, state or local level, and/or consensus among disparate stakeholders ■ TVA's tax and cost of capital advantages may ultimately have an impact on competitive/market environment if TVA pursues non-regulated activities ■ Potential for expansion initiatives to impact the provision of TVA services if not implemented carefully/appropriately ■ Unclear if TVA competencies would be transferrable to new regions and/or lines of business ■ Increased TVA complexity may result in lack of focus on current efficiency opportunity
SUMMARY ASSESSMENT	■ **May need to be evaluated on a case-by-case basis—certain opportunities (e.g., integration with LPCs) may make sense, while other opportunities (e.g., acquisition of gas utility or unregulated assets) may increase risks assumed by the Federal Government and existing TVA; implementation complexity should also be considered** ■ **Unclear if potential benefits related to scale/scope and synergies could be captured by TVA** ■ **Decisions may also need to consider overall policy objectives of such changes and impacts on competition**

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TVA A SUMMARY ASSESSMENT OF STATUS QUO/ENHANCED STATUS QUO ALTERNATIVES

Summary Assessment—Allow Alternate Suppliers into Region/Provide Open Transmission Access

DESCRIPTION	■ Allow alternate suppliers of electricity to provide power to TVA's LPCs and other wholesale customers through the provision of open transmission access throughout TVA's service territory
BENEFITS	■ Creates more customer choice for power in the region and may enable customers to achieve savings in power supply costs ■ Exposure to competitive market environment may increase TVA operational efficiencies ■ May facilitate additional opportunities for economic development in the region
CONSIDERATIONS	■ Federal Government retains ongoing exposure to TVA operating risks and TVA continues to be recorded in the federal budget—competition would increase Federal Government exposure ■ Implementation would likely require change in TVA Act, substantial other regulatory/legislative changes at the federal, state or local level, and/or consensus among disparate stakeholders ■ Exposes TVA customers to additional risk, including price volatility, system instability, credit downgrades and cost of capital impacts, potentially leading to higher customer rates ■ Introduces planning challenges for TVA and risk of market dysfunction, stranded assets and other potential downsides ■ Introduces substantial regulatory complexities (e.g., change in relationship between TVA and LPCs, regulatory and other oversight, etc.) ■ Internal separation or corporate separation of transmission and generation may be necessary to avoid conflicts of interest ■ Non-power mission and activities may limit TVA's ability to compete effectively ■ Potential competitive threats/distractions may impact the provision of TVA services and impact TVA's non-power activities
SUMMARY ASSESSMENT	■ **Unclear whether stakeholder benefits exist—potential benefits related to customer choice may not offset rate and asset risks associated with competitive markets; increased risks would be assumed by the Federal Government and existing TVA customers** ■ **Entails significant complexity and risks in respect of setting up regulatory/market mechanisms and transitional strategies (track record of deregulation in U.S. is mixed)**

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B Summary Assessment of Public Sector Spin-off Alternatives

B SUMMARY ASSESSMENT OF PUBLIC SECTOR SPIN-OFF ALTERNATIVES

Summary Assessment—Integrated Regional Cooperative

DESCRIPTION	■ Establish a single, standalone regional public power cooperative to own and operate TVA ■ Cooperative would be owned and governed by member LPCs ▪ Potential governing body and/or counterparty for transaction could be the Tennessee Valley Public Power Association ("TVPPA"), the representative organization for TVA's LPC customers ■ Would retain independent rate-setting authority over wholesale rates ■ Regional cooperative examples include: ▪ American Municipal Power ("AMP") ▪ Associated Electric Cooperative, Inc. ("AECI") ▪ Tri-State Generation and Transmission Association
BENEFITS	■ Reduction in Federal Government exposure to TVA operating risks and no longer recorded in the federal budget ■ If independent rate-setting authority is retained and LPC commitments are maintained, may maintain cost of capital near current levels; potential to issue tax-exempt debt, which may lower cost of capital ■ Minimizes overall "disruption" to TVA organization relative to other divestiture options while still divesting TVA from the Federal Government ■ Potential for better stakeholder alignment (e.g., indirect local control over TVA activities) ■ Relatively lower (or no) dis-synergies compared to non-integrated public sector spin-off scenarios
CONSIDERATIONS	■ Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level, common consensus between states, LPCs and disparate stakeholders, etc.) ■ Potential for disputes over investment allocation (non-power and otherwise) across members ■ Potential loss of federal control over non-power activities[a]
SUMMARY ASSESSMENT	■ **Does not appear to generate stakeholder benefits or value beyond that under the existing structure, aside from reduction in Federal Government exposure to operating risk** ■ **Potentially less "disruptive" to TVA organization relative to other divestiture options (as organization remains integrated and controlled by its customers), including with respect to non-power activities, and with potentially modest impact on rates and cost structure** ■ **Complex implementation challenges—stakeholder commitment would be a determining factor in the viability of the structure for TVA; there is also a lack of visibility into potential outcomes**

(a) Loss of federal control may be minimized/mitigated by retaining direct federal oversight of non-power activities either by retaining as a separate entity or by establishing ongoing governance rights or regulation over such activities.

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58 Summary Assessment—Integrated Regional Authority DESCRIPTION  Establish a single, standalone regional public authority to own and operate TVA  Authority’s governance and control would span multiple states (i.e., across TVA’s seven-state service territory)  Could be owned and governed by individual states, other stakeholders (e.g., existing regional, state or municipal entities) or a combination thereof  Would require establishment of a new governing entity  Governance, including level of federal involvement (if any), to be determined  Would retain independent rate-setting authority over wholesale rates BENEFITS  Reduction in Federal Government exposure to TVA operating risks and no longer recorded in the federal budget  If independent rate-setting authority is retained and LPC commitments are maintained, may maintain cost of capital near current levels; potential to issue tax-exempt debt, which may lower cost of capital  Minimizes overall “disruption” to TVA organization relative to other divestiture options while still divesting TVA from the Federal Government  Potential for better stakeholder alignment (e.g., indirect local control over TVA activities)  Relatively lower (or no) dis-synergies compared to non-integrated public sector spin-off scenarios CONSIDERATIONS  Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level, common consensus between states, LPCs and disparate stakeholders, etc.)  Potential for disputes over investment allocation (non-power and otherwise) across state/stakeholder jurisdictions  Potential loss of federal control over non-power activities(a)  No U.S. public power precedents exist(b), raising potential feasibility questions SUMMARY ASSESSMENT  Does not appear to generate stakeholder benefits or value beyond that under the existing structure, aside from reduction in Federal Government exposure to operating risk  Similar to integrated regional cooperative (i.e., potentially less “disruptive” to TVA organization relative to other divestiture options (as organization remains integrated), potentially modest forecasted impact on rates and cost structure)  Complex implementation challenges—stakeholder commitment would be a determining factor in the viability of the structure for TVA; there is also a lack of visibility into potential outcomes (a) Loss of federal control may be minimized/mitigated by retaining direct federal oversight of non-power activities either by retaining as a separate entity or by establishing ongoing governance rights or regulation over such activities. (b) Bi-state transportation authorities (e.g., the Port Authority of New York/New Jersey) may be the most applicable precedent organizations. B S U M M A R Y A S S E S S M E N T O F P U B L I C S E C T O R S P I N - O F F A L T E R N A T I V E S

TVA B SUMMARY ASSESSMENT OF PUBLIC SECTOR SPIN-OFF ALTERNATIVES

Summary Assessment—Separated Regional Authorities

DESCRIPTION	■ Separate TVA into individual regional public authorities for power generation, transmission and non-power activities (or variations thereof) ▪ Each authority's governance and control could span multiple states (i.e., across TVA's seven-state service territory) ■ Each authority could be owned and governed by individual states, other stakeholders (e.g., existing regional, state or municipal entities) or a combination thereof ▪ Each authority could have separate ownership and/or governance structures ▪ Non-power activities could be reorganized under federal, state or local control ■ Power generation and transmission authorities to retain independent rate-setting authority; non-power activities to be determined
BENEFITS	■ Reduction in Federal Government exposure to TVA operating risks and no longer recorded in the federal budget ■ If independent rate-setting authority is retained and LPC commitments are maintained, may maintain cost of capital near current levels; potential to issue tax-exempt debt, which may lower cost of capital ■ Potential for better stakeholder alignment (e.g., indirect local control over TVA activities) ■ May generate "fit and focus" benefits related to separating TVA's business lines/activities
CONSIDERATIONS	■ Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level, common consensus between states, LPCs and disparate stakeholders, etc.) ■ Potential for disputes over investment allocation (non-power and otherwise) across state/stakeholder jurisdictions ■ No single clear owner of non-power activities; potential loss of federal control over non-power activities[a] ■ Potentially challenging to allocate TVA liabilities across multiple divested entities ■ Potential dis-synergies related to business separation
SUMMARY ASSESSMENT	■ **Does not appear to generate stakeholder benefits or value beyond that under the existing structure, aside from reduction in Federal Government exposure to operating risk** ■ **Appears less optimal relative to integrated public sector spin-off alternatives:** ▪ Potential dis-synergies from loss of size and scale benefits (i.e., likely adverse impact on customer rates) ▪ Complex implementation challenges—stakeholder commitment would be a determining factor in the viability of the structure for TVA; there is also a lack of visibility into potential outcomes

(a) Loss of federal control may be minimized/mitigated by retaining direct federal oversight of non-power activities either by retaining as a separate entity or by establishing ongoing governance rights or regulation over such activities.

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B SUMMARY ASSESSMENT OF PUBLIC SECTOR SPIN-OFF ALTERNATIVES

Summary Assessment—State-level Ownership

DESCRIPTION

- Separate TVA into seven individual state-owned authorities to own and operate TVA assets in each respective state
- Could be regulated by state-level PUCs or established as individual entities with independent rate-setting authority
  - Each authority could have separate regulatory and governance structures
  - Non-power activities could be reorganized under federal, state or local control
- Examples include:
  - Grand River Dam Authority ("GRDA")
  - New York Power Authority ("NYPA") and Long Island Power Authority ("LIPA")
  - Santee Cooper

BENEFITS

- Reduction in Federal Government exposure to TVA operating risks and no longer recorded in the federal budget
- If independent rate-setting authority is retained and LPC commitments are maintained, may maintain cost of capital near current levels; potential to issue tax-exempt debt, which may lower cost of capital
- Potential for better stakeholder alignment (e.g., direct state-level control over TVA activities)
- Potential to utilize existing state-level regulatory structures (e.g., existing state PUC processes/procedures)
- Precedent organizations and operational models exist

CONSIDERATIONS

- Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level, common consensus between states, LPCs and disparate stakeholders, etc.)
- No single clear owner of non-power activities; potential loss of federal control over non-power activities[a]
- Potentially challenging to allocate TVA liabilities across multiple divested entities
- Potential dis-synergies related to fragmentation/geographic separation
- May be difficult to achieve structural/organizational agreement across all states on how to implement, likely leading to feasibility challenges

SUMMARY ASSESSMENT

- **Does not appear to generate stakeholder benefits or value beyond that under the existing structure, aside from reduction in Federal Government exposure to operating risk**
- **Appears less optimal relative to integrated public sector spin-off alternatives:**
  - Potential dis-synergies from loss of size and scale benefits (i.e., likely adverse impact on customer rates)
  - Complex implementation challenges—stakeholder commitment would be a determining factor in the viability of the structure for TVA; there is also a lack of visibility into potential outcomes

(a) Loss of federal control may be minimized/mitigated by retaining direct federal oversight of non-power activities either by retaining as a separate entity or by establishing ongoing governance rights or regulation over such activities.

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TVA
B SUMMARY ASSESSMENT OF PUBLIC SECTOR SPIN-OFF ALTERNATIVES

Summary Assessment—Muni/Coop-level Ownership

DESCRIPTION	■ Separate TVA into individual/localized entities (or groups of entities) owned and operated by TVA's current LPCs and/or municipalities
	■ Could be regulated by state-level PUCs or established as individual entities with independent rate-setting authority
	  ■ Each entity could have separate regulatory and governance structures
	  ■ Non-power activities could be reorganized under federal, state or local control
	■ Examples include:
	  ■ Oglethorpe Power Corporation
	  ■ Seminole Electric Cooperative
	  ■ Pedernales Electric Cooperative

BENEFITS	■ Reduction in Federal Government exposure to TVA operating risks and no longer recorded in the federal budget ■ If independent rate-setting authority is retained and LPC commitments are maintained, may maintain cost of capital near current levels; potential to issue tax-exempt debt, which may lower cost of capital ■ Potential for better stakeholder alignment (e.g., direct local control over TVA activities) ■ Potential to utilize existing state-level regulatory structures (e.g., existing state PUC processes/procedures) ■ Precedent organizations and operational models exist
CONSIDERATIONS	■ Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level, common consensus between LPCs, municipalities and disparate stakeholders, etc.) ■ No single clear owner of non-power activities; potential loss of federal control over non-power activities[(a)] ■ Potentially challenging to allocate TVA liabilities across multiple divested entities ■ Potentially substantial dis-synergies related to fragmentation/geographic separation ■ May be difficult to achieve structural/organizational agreement across all LPCs/municipalities on how to implement, likely leading to substantial feasibility challenges

SUMMARY ASSESSMENT	■ **Does not appear to generate stakeholder benefits or value beyond that under the existing structure, aside from reduction in Federal Government exposure to operating risk**
	■ **Appears less optimal relative to integrated public sector spin-off alternatives:**
	  ■ Potential dis-synergies from loss of size and scale benefits (i.e., likely adverse impact on customer rates)
	  ■ Complex implementation challenges—stakeholder commitment would be a determining factor in the viability of the structure for TVA; there is also a lack of visibility into potential outcomes

(a) Loss of federal control may be minimized/mitigated by retaining direct federal oversight of non-power activities either by retaining as a separate entity or by establishing ongoing governance rights or regulation over such activities.

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DESCRIPTION  Transfer some or all of TVA’s non-power mission to another party or parties (e.g., federal, state or local agencies)  Examples of entities which may take on all or certain non-power activities might include the U.S. Army Corps of Engineers, the U.S. Department of the Interior, the National Park Service or various state/local park, recreation and wildlife authorities for water management roles  Economic development and technology missions would also need to be transferred BENEFITS  May generate “fit and focus” benefits related to separating or narrowing TVA’s power and non-power activities (e.g., certain other agencies may be better equipped to implement TVA’s non-power mission)  Would likely lead to improved organizational tracking, including because TVA would no longer be funding non-power activities with power-related revenues  Potential to improve customer rates CONSIDERATIONS  Non-power activities would need to be funded through other means (i.e., may result in value transfer between TVA ratepayers and federal, state and/or local taxpayers)  Implementation would likely require change in TVA Act, other regulatory/legislative changes at the federal, state or local level, and/or consensus among states, LPCs and disparate stakeholders  Potential dis-synergies related to the separation of power activities and water management activities (e.g., hydro management and water resource management, etc.) may lead to higher customer rates, greater or total service costs and/or adverse economic development impacts  Federal Government retains ongoing exposure to TVA operating risks and TVA continues to be recorded in the federal budget (unless a change is made to the TVA Act)  Potential for near-term negative economic effects and/or impacts on TVA culture related to substantial organizational changes  Potential for organizational changes to impact the provision of TVA services if not implemented carefully/appropriately SUMMARY ASSESSMENT  Does not appear to generate stakeholder benefits or value beyond that under the existing structure  Unclear whether stakeholder benefits exist from non-power divestiture—may improve the tracking of TVA’s non- power activities, but may cause dis-synergies related to the separation of power and non-power activities  Complex implementation challenges, including change to TVA Act; there is also a lack of visibility into potential outcomes  Calls into question the fundamental mission of TVA more broadly 62 Summary Assessment—Divest/Reduce Scope of Non-power Activities B S U M M A R Y A S S E S S M E N T O F P U B L I C S E C T O R S P I N - O F F A L T E R N A T I V E S

C Summary Assessment of Privatization Alternatives

DESCRIPTION  Privatize TVA power operations in its entirety via an IPO  IPO may entail selling a stake in the Federal Government’s ownership of TVA to public equity investors, and subsequently selling additional stakes to fully divest its ownership  Assumes privatized TVA would be regulated via FERC and applicable state PUCs, although other models may be considered  Would require non-power activities to be retained by a federal (or other public sector) entity BENEFITS  Reduction in Federal Government exposure to TVA operating risks and no longer recorded in the federal budget  Potential to generate proceeds for the Federal Government  Privatized owner may be able to achieve cost savings beyond what is currently planned—additional operational efficiencies could improve customer rates and/or generate other benefits for TVA stakeholders, and may enhance the value of TVA over the long term; such value benefits would partially accrue to the Federal Government if it retained an equity stake in TVA  Sector valuations at historical highs and interest rates at historical lows  Divestiture of TVA could be accomplished in stages (through follow-on offerings after the initial IPO), with the Federal Government able to observe market valuations and allow trading values to stabilize between offerings CONSIDERATIONS  Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level (possibly including additional regulatory resources), common consensus between states, LPCs and disparate stakeholders, etc.)  Potential dis-synergies related to the separation of power activities and non-power activities (e.g., hydro management and water resource management, etc.) may lead to higher customer rates or total costs to provide service more broadly  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable Federal Government to fully realize value in TVA (i.e., Federal Government would share any post-IPO value creation with TVA’s public equity investors)  May require fundamental changes to market structure and regulatory design  Potential for organizational changes to impact the provision of TVA services if not implemented carefully/appropriately  Privatized capital structure would entail higher costs related to the introduction of taxes and equity return requirements absent offsetting factors  Uncertain impact/disruption with respect to TVA’s non-power mission  IPO discount and underwriting/advisory fees reduce net value received  Likely entails multiple offerings, which exposes Federal Government to risk of downward market movement in valuations between offerings SUMMARY CONCLUSIONS  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable the Federal Government to realize the full value of TVA  IPO would typically entail lower proceeds received vs. sale, but may enable Federal Government to retain some portion of future value creation  Customer rates and other stakeholder benefits may be negatively impacted by the new TVA structure(a)  Complex implementation challenges—privatization would likely require a fundamental change to the TVA Act, a major reorganization of non-power activities and entails substantial execution issues related to regulatory structure; there is also a lack of visibility into potential outcomes 63 Summary Assessment—Privatize 100% of TVA via IPO C S U M M A R Y A S S E S S M E N T O F P R I V A T I Z A T I O N A L T E R N A T I V E S (a) Please see the “Divestiture Implementation Issues” section for a discussion of potential rate mitigation strategies.

64 Summary Assessment—Privatize 100% of TVA via Sale(a) DESCRIPTION  Privatize TVA power operations in its entirety via a sale process  Buyer would likely be an IOU, although other buyers are also possible (e.g., traditional private equity consortium, infrastructure investor consortium, etc.)  Assumes privatized TVA would be regulated via FERC and applicable state PUCs, although other models may be considered  Would require non-power activities to be retained by a federal (or other public sector) entity BENEFITS  Reduction in Federal Government exposure to TVA operating risks and no longer recorded in the federal budget  Potential to generate proceeds for the Federal Government  Privatized owner may be able to achieve cost savings beyond what is currently planned—additional operational efficiencies could improve customer rates and/or generate other benefits for TVA stakeholders, and may enhance the value of TVA over the long term  Sector valuations at historical highs and interest rates at historical lows  Sale likely to capture a premium value relative to IPO, due to potential for buyers to value synergies in a transaction CONSIDERATIONS  Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level (possibly including additional regulatory resources), common consensus between states, LPCs and disparate stakeholders, etc.)  Potential dis-synergies related to the separation of power activities and non-power activities (e.g., hydro management and water resource management, etc.) may lead to higher customer rates or total costs to provide service more broadly  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable Federal Government to fully realize value in TVA  May require fundamental changes to market structure and regulatory design  Potential for organizational changes to impact the provision of TVA services if not implemented carefully/appropriately  Privatized capital structure would entail higher costs related to the introduction of taxes and equity return requirements absent offsetting factors  Uncertain impact/disruption with respect to TVA’s non-power mission  Relatively few cash buyers with sufficient scale to acquire entire TVA; may impact overall value and/or require break-up of TVA to realize full value SUMMARY ASSESSMENT  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable the Federal Government to realize the full value of TVA  Sale may allow Federal Government to capture a premium value relative to IPO, but the dearth of credible buyers for 100% of TVA would need to be considered  Customer rates and other stakeholder benefits may be negatively impacted by the new TVA structure(b)  Complex implementation challenges—privatization would likely require a fundamental change to the TVA Act, a major reorganization of non-power activities and entails substantial execution issues related to regulatory structure; there is also a lack of visibility into potential outcomes C S U M M A R Y A S S E S S M E N T O F P R I V A T I Z A T I O N A L T E R N A T I V E S (a) Assumes a cash acquisition by an IOU, but other structures are possible, such as a stock merger in which the Federal Government becomes a partial owner in the combined acquiror and TVA—such alternatives could entail significantly more complexity and would require consideration of relative value, synergy potential, governance and other factors. (b) Please see the “Divestiture Implementation Issues” section for a discussion of potential rate mitigation strategies.

DESCRIPTION  Privatize TVA power operations, except for TVA’s hydro assets, under a regulated utility framework  Federal Government would retain non-power activities along with hydro assets  Could be effected as a sale or an IPO  Buyer would likely be an IOU, although other buyers are also possible (e.g., traditional private equity consortium, infrastructure investor consortium, etc.)  Hydro assets are assumed to be contracted to privatized TVA, although other structures may be possible BENEFITS  Reduction in Federal Government exposure to TVA operating risks and no longer recorded in the federal budget  Potential to generate proceeds for the Federal Government  Privatized owner may be able to achieve cost savings beyond what is currently planned—additional operational efficiencies could improve customer rates and/or generate other benefits for TVA stakeholders, and may enhance the value of TVA over the long term  Sector valuations at historical highs and interest rates at historical lows  Potential ability to continue to fund non-power activities from revenue generated by retained hydro assets CONSIDERATIONS  Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level (possibly including additional regulatory resources), common consensus between states, LPCs and disparate stakeholders, etc.)  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable Federal Government to fully realize value in TVA  May require fundamental changes to market structure and regulatory design  Potential for organizational changes to impact the provision of TVA services if not implemented carefully/appropriately  Privatized capital structure would entail higher costs related to the introduction of taxes and equity return requirements absent offsetting factors  Uncertain impact/disruption with respect to TVA’s non-power mission  Relatively few cash buyers with sufficient scale to acquire all TVA non-hydro assets; may adversely impact overall value and/or require break- up of TVA to maximize value SUMMARY ASSESSMENT  Considerations are generally similar to that of 100% privatization (via IPO or sale), but structure may reduce value as compared to full divestiture, due to reduced potential for synergies, as well as dis-synergies of the separation itself  Appears less optimal relative to integrated privatization 65 Summary Assessment—Privatize TVA Non-Hydro Assets C S U M M A R Y A S S E S S M E N T O F P R I V A T I Z A T I O N A L T E R N A T I V E S

DESCRIPTION  Privatize TVA power operations in its entirety, combined with the acquisition of all of TVA’s LPCs to effectively replicate a traditional utility model that is vertically integrated from generation through distribution  Would require non-power activities to be retained by a federal (or other public sector) entity  Assumes privatized TVA would be regulated via FERC and applicable state PUCs, although other models may be considered  Could be effected as a sale or an IPO BENEFITS  Reduction in Federal Government exposure to TVA operating risks and no longer recorded in the federal budget  Potential to generate proceeds for the Federal Government  Privatized owner may be able to achieve cost savings beyond what is currently planned—additional operational efficiencies could improve customer rates and/or generate other benefits for TVA stakeholders, and may enhance the value of TVA over the long term  Sector valuations at historical highs and interest rates at historical lows  Integration of distribution utilities into system may generate substantial operating and capital synergies CONSIDERATIONS  Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level (possibly including additional regulatory resources), common consensus between states, LPCs and disparate stakeholders, etc.)  Potential dis-synergies related to the separation of power activities and non-power activities (e.g., hydro management and water resource management, etc.) may lead to higher customer rates or total costs to provide service more broadly  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable Federal Government to fully realize value in TVA  May require fundamental changes to market structure and regulatory design  Potential for organizational changes to impact the provision of TVA services if not implemented carefully/appropriately  Privatized capital structure would entail higher costs related to the introduction of taxes and equity return requirements absent offsetting factors  Uncertain impact/disruption with respect to TVA’s non-power mission  Relatively few cash buyers with sufficient scale to acquire all TVA assets; may adversely impact overall value and/or require break-up of TVA to maximize value  As compared to other alternatives, likely substantially more difficult to negotiate, given number of TVA LPCs SUMMARY ASSESSMENT  Considerations are generally similar to that of 100% privatization (via IPO or sale), except that this alternative implies increased synergy potential (through LPC integration), but significantly greater execution challenges as well (in respect of necessary stakeholder commitment to the transaction) 66 Summary Assessment—Privatize 100% of TVA and Integrate LPCs C S U M M A R Y A S S E S S M E N T O F P R I V A T I Z A T I O N A L T E R N A T I V E S

DESCRIPTION  Privatize TVA’s generation assets  TVA would retain transmission assets and non-power activities  Could be effected as a sale or an IPO  Buyer would likely be an IOU, although other buyers are also possible (e.g., traditional private equity consortium, infrastructure consortium, etc.) BENEFITS  Reduction in Federal Government exposure to TVA generation-related operating risks  Potential to generate proceeds for the Federal Government  Privatized owner likely able to achieve cost savings beyond what is currently planned—additional operational efficiencies could improve customer rates and/or generate other benefits for TVA stakeholders, and may enhance the value of TVA over the long term  Sector valuations at historical highs and interest rates at historical lows  Ability to continue to fund non-power activities from revenue generated by retained transmission assets  May generate “fit and focus” benefits by separating TVA’s business lines/activities CONSIDERATIONS  Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level (possibly including additional regulatory resources), common consensus between states, LPCs and disparate stakeholders, etc.)  Potential dis-synergies from separation of generation and transmission operations  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable Federal Government to fully realize value in TVA  May require fundamental changes to market structure and regulatory design  Potential for organizational changes to impact the provision of TVA services if not implemented carefully/appropriately  Privatized capital structure would entail higher costs related to the introduction of taxes and equity return requirements absent offsetting factors  Uncertain impact/disruption with respect to TVA’s non-power mission—TVA may be less able to directly address economic development mission through electricity rates and contracts SUMMARY ASSESSMENT  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable the Federal Government to realize the full value of TVA (generation makes up ~90% of TVA power operations)  Customer rates and other stakeholder benefits may be negatively impacted by the new generation structure(b)  Complex implementation challenges—privatization would likely require a fundamental change to the TVA Act, a major reorganization of non-power activities, and entails substantial execution issues related to regulatory structure; there is also a lack of visibility into potential outcomes  Appears to be suboptimal as compared to integrated privatization, including due to likely dis-synergies 67 Summary Assessment—Divest Generation as IOU C S U M M A R Y A S S E S S M E N T O F P R I V A T I Z A T I O N A L T E R N A T I V E S (a) Please see the “Divestiture Implementation Issues” section for a discussion of potential rate mitigation strategies.

DESCRIPTION  Privatize TVA’s generation fleet as merchant power assets  IPP model likely entails break-up of TVA generation in order to diffuse market power  Would require the creation of a functioning power market in the region  TVA would retain transmission assets and non-power activities  Could be effected as a sale or an IPO  Buyer would likely be an IPP and privatized assets would be lightly regulated in line with conventional merchant power markets BENEFITS  Reduction in Federal Government exposure to TVA generation-related operating risks  Potential to generate proceeds for the Federal Government  Privatized owner likely able to achieve cost savings beyond what is currently planned—additional operational efficiencies could improve customer rates and/or generate other benefits for TVA stakeholders, and may enhance the value of TVA over the long term  Ability to continue to fund non-power activities from revenue generated by retained transmission assets  May generate “fit and focus” benefits by separating TVA’s business lines/activities CONSIDERATIONS  Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level (possibly including additional regulatory resources), common consensus between states, LPCs and disparate stakeholders, etc.)  Potential dis-synergies from separation of generation and transmission operations  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable Federal Government to fully realize value in TVA  May require the creation, or enhancement, of a regional power market, which is a complex undertaking—history of market deregulation has been mixed  Potential for organizational changes to impact the provision of TVA services if not implemented carefully/appropriately  Privatized capital structure would entail higher costs related to the introduction of taxes and equity return requirements absent offsetting factors  Uncertain impact/disruption with respect to TVA’s non-power mission—TVA may be less able to directly address economic development mission through electricity rates and contracts  Relatively low current power prices may limit value realized from merchant generation asset sales, unless contracted SUMMARY ASSESSMENT  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable the Federal Government to realize the full value of TVA  Customer rates and other stakeholder benefits may be negatively impacted by the new generation structure—track record of deregulation in U.S. is mixed and may result in rate volatility or additional increases  Complex implementation challenges—privatization would likely require a fundamental change to the TVA Act, a major reorganization of non-power activities, and entails substantial execution issues related to regulatory structure; there is also a lack of visibility into potential outcomes  Appears to be suboptimal as compared to integrated privatization, including due to likely dis-synergies 68 Summary Assessment—Divest Generation as IPP C S U M M A R Y A S S E S S M E N T O F P R I V A T I Z A T I O N A L T E R N A T I V E S

DESCRIPTION  Privatize TVA’s transmission assets as a regulated entity  TVA would retain generation assets and non-power activities  Could be effected as a sale or an IPO  Buyer would likely be an IOU, although other buyers are also possible (e.g., traditional private equity investors, infrastructure investors, etc.) BENEFITS  Reduction in Federal Government exposure to TVA transmission-related operating risks (n.b., generation assets are inherently more “risky” and make up the majority of TVA’s asset base)  Potential to generate proceeds for the Federal Government  Privatized owner likely able to achieve cost savings beyond what is currently planned—additional operational efficiencies could improve customer rates and/or generate other benefits for TVA stakeholders, and may enhance the value of TVA over the long term  Sector valuations at historical highs and interest rates at historical lows  Ability to continue to fund non-power activities from revenue generated by retained generation assets  May generate “fit and focus” benefits by separating TVA’s business lines/activities  Potentially creates incentives to enhance regional transmission access CONSIDERATIONS  Implementation would likely require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level (possibly including additional regulatory resources), common consensus between states, LPCs and disparate stakeholders, etc.)  Potential dis-synergies from separation of generation and transmission operations  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable Federal Government to fully realize value in TVA  May require fundamental changes to market structure and regulatory design  Potential for organizational changes to impact the provision of TVA services if not implemented carefully/appropriately  Privatized capital structure would entail higher costs related to the introduction of taxes and equity return requirements absent offsetting factors  Uncertain impact/disruption with respect to TVA’s non-power mission SUMMARY ASSESSMENT  Given ongoing and future TVA cost and capital efficiency initiatives, privatization may not enable the Federal Government to realize the full value of TVA  Customer rates and other stakeholder benefits may be negatively impacted by the new structure(a)—may need to be considered in conjunction with market structure changes for generation in order to realize full benefits (track record of deregulation in U.S. is mixed and may result in rate volatility or additional increases)  Complex implementation challenges—privatization would likely require a fundamental change to the TVA Act, a major reorganization of non-power activities, and entails substantial execution issues related to regulatory structure; there is also a lack of visibility into potential outcomes  Appears to be suboptimal as compared to integrated privatization, including due to likely dis-synergies 69 Summary Assessment—Divest Transmission Assets C S U M M A R Y A S S E S S M E N T O F P R I V A T I Z A T I O N A L T E R N A T I V E S (a) Please see the “Divestiture Implementation Issues” section for a discussion of potential rate mitigation strategies.

TVA C SUMMARY ASSESSMENT OF PRIVATIZATION ALTERNATIVES

Summary Assessment—Divest Selected Assets

DESCRIPTION	■ Privatize selected TVA transmission and generation assets
	  ■ TVA would retain selected transmission and generation assets and non-power activities
	  ■ Buyers could be a mix of IOUs, IPPs and financial sponsors

BENEFITS	■ Reduction in Federal Government exposure to TVA operating risks (albeit likely modest and implemented over time) ■ Potential to generate proceeds for the Federal Government over time ■ Selling assets or asset portfolios may improve value realization by matching assets with most logical owners ■ Sector valuations at historical highs for certain assets and interest rates at historical lows ■ Ability to continue to fund non-power activities from revenue generated by retained assets ■ Implementation via piecemeal strategy may be more feasible than other privatization approaches and may not require similar approvals and/or changes in law
CONSIDERATIONS	■ Implementation would potentially require complex execution (e.g., change in TVA Act, regulatory/legislative changes at the federal, state and local level (possibly including additional regulatory resources), common consensus between states, LPCs and disparate stakeholders, etc.) ■ May require fundamental changes to market structure and regulatory design ■ Privatized capital structure would entail higher costs related to the introduction of taxes and equity return requirements absent offsetting factors ■ Relatively "incremental," rather than "transformational," change
SUMMARY ASSESSMENT	■ **Sale of selected assets should be evaluated on a case-by-case basis; may be appropriate in selected/isolated cases** ■ **Could generate dis-synergies which may impact customer rates**

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DESCRIPTION  Enter into an operations and maintenance (“O&M”) contract with one or more third parties to operate and manage TVA  Could encompass all of TVA’s power activities or could be limited to selected aspects of TVA’s operations (e.g., information technology, nuclear generation operations, etc.)  Outsourced O&M examples include:  PSEG/LIPA agreement  Exelon/PSEG nuclear services agreement  Numerous municipal water systems BENEFITS  Possible reduction in Federal Government exposure to TVA operating risks (depending on contract terms)  O&M provider(s) may be able to achieve cost savings beyond what is currently planned—additional operational efficiencies could improve customer rates and/or generate other benefits for TVA stakeholders, and may enhance the value of TVA over the long term  To the extent operating efficiencies are achieved, could improve customer rates and/or increase value of TVA  Maintains capital structure and cost of capital currently in place at TVA, with attendant rate benefits  Implementation does not require change in TVA Act, other regulatory/legislative changes at the state or local level, or consensus among disparate stakeholders CONSIDERATIONS  Implementation would likely require complex execution, including related to governance/oversight requirements, bifurcation of ownership and operations, contract terms/negotiations, TVA non-power mission, etc.  Potentially lower synergy opportunities compared to privatization via sale (due to lack of integrated systems and long-term planning functions)  Track record of third-party operators has been mixed (e.g., LIPA), and unclear whether appropriate incentives exist in outsourced operations structure  Operating contract likely unable to anticipate and address all potential issues  Uncertain impact/disruption with respect to TVA’s non-power mission SUMMARY ASSESSMENT  Unclear if benefits would be superior to other forms of privatization or the status quo/enhanced status quo 71 Summary Assessment—Outsource Operations C S U M M A R Y A S S E S S M E N T O F P R I V A T I Z A T I O N A L T E R N A T I V E S

V Divestiture Implementation Issues

Illustrative Strategic Implementation Issues V D I V E S T I T U R E I M P L E M E N T A T I O N I S S U E S 72 ILLUSTRATIVE ISSUES EVALUATIVE CRITERIA  What would be the Federal Government’s primary objectives for divestiture (e.g., achieve specific public policy goals, maximize transaction proceeds, transfer risk/liabilities, etc.)?  What is the Federal Government’s philosophy with regard to ownership of entities such as TVA?  How would the evaluative criteria be further refined and prioritized?  How would potentially conflicting objectives (e.g., maximize proceeds and minimize customer rate impacts) be resolved?  What would be the specific customer rate goals and/or requirements for the Federal Government (e.g., would a rate freeze be required)?  Once evaluative criteria are further refined and prioritized, which structure(s) might best achieve the primary objectives(a)?  How would “value” to the Federal Government be defined under a public sector spin-off scenario?  Would the Federal Government realize any proceeds from a transfer to another public sector entity, or would a public sector spin-off imply a direct transfer of assets and liabilities?  Under a privatization scenario, how would the Federal Government value future potential tax revenues? NON-POWER MISSION  TVA’s non-power mission faces a number of key issues and questions under most divestiture scenarios, including the following:  Does it make sense for TVA to continue to retain its non-power mission under structures being considered?  What other entities (e.g., existing government entity or entities, newly-formed entity or entities) might assume TVA’s non-power activities?  How would non-power activities be funded? — Federal appropriations — State tax revenues/appropriations — User fees (e.g., for recreational activities) — Surcharge from the divested TVA (e.g., separate line item on customer bills) — Other funding sources  What inefficiencies and/or conflicts might be introduced by separating TVA’s non-power activities from its power activities? — What overhead functions and facilities are currently shared? — Does the potential separation of water management activities from hydro generation create dis-synergies? — Does the potential separation of economic development from generation and transmission impair the economic development function? — What issues might arise (and at what cost) when trying to separate property, equipment and employees by power and non-power functions?  What efficiencies could be gained by combining certain aspects of TVA’s non-power activities with other public sector entities (e.g., federal agencies, state or local parks & recreation districts, economic development agencies, etc.)? Prior to committing to any form of TVA divestiture (via public sector spin-off or privatization), the key strategic objectives of the Federal Government must be carefully evaluated along with, among other things, the role and desired structure of TVA’s non-power mission Note: Lazard’s analysis was performed without the assistance of legal, tax, regulatory or other advisors, and Lazard would recommend that further analysis would warrant the use of such additional advisors. (a) Divestiture structure and execution would likely have a material impact on TVA value.

Illustrative Stakeholder Implementation Issues V D I V E S T I T U R E I M P L E M E N T A T I O N I S S U E S 73 ILLUSTRATIVE ISSUES LEGISLATIVE CHANGES/ OTHER APPROVALS  Given TVA’s unique organizational structure and its myriad of stakeholders at the federal, state and local levels, approvals and legislative requirements would likely be complex—the following questions would need to be answered, among others:  Under what scenarios would changes to the TVA Act or other legislation not be required?  To what extent is there political support in Congress for a modification to the TVA Act or other associated legislation?  What other federal, state and local approvals (legislative or otherwise) would be required under the various scenarios?  To what extent does political support exist for granting the required approvals? OTHER KEY STAKEHOLDERS  The continuity of TVA’s contractual arrangements with its LPC customers will be an important aspect of any divestiture, with significant implications for TVA’s credit profile, earnings and for valuation  What are the key termination provisions of LPC contracts in a divestiture, change in TVA’s authority to set rates or other scenarios?  Would TVA’s LPC customers be willing to sign replacement contracts for TVA’s power supply, and at what prices and terms?  Will LPCs seek third-party power arrangements (within the boundaries of any Fence or other post-divestiture constructs)?  Do LPCs have any incentives to merge with TVA, whether under the current structure or under a new structure?  What are the stakeholder impacts and the various stakeholder perspectives with respect to divestiture alternatives?  State and local politicians  Employees (current and historical)  Labor unions  Wholesale industrial customers  Bondholders  Environmental groups  Regional utilities  Regulatory agencies  Community stakeholders  Other The highly complex and well-established stakeholder ecosystem in which TVA operates is likely to present a daunting challenge for divestiture in respect of the numerous entities with varying interests in TVA which must cooperate to make a divestiture successful Note: Lazard’s analysis was performed without the assistance of legal, tax, regulatory or other advisors, and Lazard would recommend that further analysis would warrant the use of such additional advisors.

V DIVESTITURE IMPLEMENTATION ISSUES

The TVA Ecosystem

Over its 80-year history, TVA has developed into a complicated "ecosystem" that is intertwined within its seven-state service territory—any effort to substantially reorganize the TVA would be an extraordinarily complex political, economic, regulatory, and financial undertaking


PRESIDENT OF THE UNITED STATES
OFFICE OF MANAGEMENT AND BUDGET
U.S. CONGRESS
FERC
EPA
NRC
DOE
OTHER GOV'T ENTITIES
U.S. TREASURY
U.S. SENATE ENVIRONMENT & PUBLIC WORKS COMMITTEE
U.S. HOUSE TRANSPORTATION & INFRASTRUCTURE COMMITTEE
TVA ACT
GOVERNMENT ACCOUNTABILITY OFFICE
INDEPENDENT INSPECTOR GENERAL
RATING AGENCIES
BONDHOLDERS
TVA
7 CONSTITUENT STATES:
AL
GA
KY
MS
NC
TN
VA
EMPLOYEES/ UNIONS
OTHER POWER SECTOR ENTITIES
POWER GENERATION
TRANSMISSION
NON-POWER ACTIVITIES
PAST EMPLOYEES
NON-POWER MISSION STAKEHOLDERS(a)
STATE & LOCAL OFFICIALS
COUNTIES AND MUNICIPALITIES
PUCS
INDUSTRIAL CUSTOMERS
LPC 1
LPC 2
LPC 3
LPC 155
ENVIRONMENTAL GROUPS
9 MILLION TENNESSEE VALLEY RETAIL CUSTOMERS

Note: Representation is illustrative only and is not comprehensive in its assessment of relationships between TVA and its various stakeholders.
(a) Includes various stakeholders related to water and land stewardship, economic development and other activities.

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Illustrative Regulatory Implementation Issues V D I V E S T I T U R E I M P L E M E N T A T I O N I S S U E S 75 ILLUSTRATIVE ISSUES REGULATORY MATTERS  Most privatization structures and certain public sector spin-off structures would likely require all or a portion of TVA’s assets/activities to be placed under existing regulatory authorities, or, potentially, require the creation of new regulatory entities and/or frameworks (e.g., deregulation)  What role would existing federal regulatory structures/entities have (e.g., FERC)?  What role would existing state-level regulatory structures/entities have (e.g., PUCs)?  Under what scenarios would additional regulatory resources be required?  Which scenarios would require a power market redesign?  What incremental costs would be incurred with respect to implementing the above?  Under privatization scenarios, the following regulatory determinations, among others, would need to be considered (each of these items would likely have an impact on the overall value that a buyer or investor would be able to pay, and on the credit profile and cost of capital of the pro forma TVA)(a):  What TVA assets qualify as ratebase? What is the ratebase value of these assets?  What is the allowed return on equity and authorized equity-to-total capitalization ratio?  What is the rate-setting process (e.g., formulaic rate-setting, multi-year rate case cycles, etc.)?  What regulatory restrictions or protections exist which might provide certainty or cause uncertainty for the privatized TVA regarding its rate recovery and investments (e.g., rate cap, forward test years, tracking mechanisms, expense pass-throughs, weather normalization, etc.)?  To what extent would achieved synergies be shared with ratepayers?  How would the possible rollback of independent rate-setting authority (e.g., via a transition to state PUC regulation) impact the new entity or entities’ credit rating and cost of capital?  Under public sector spin-off scenarios, which statutory elements of TVA would be retained and which would need to be revised?  How would the Fence be treated in all scenarios? Note: Lazard’s analysis was performed without the assistance of legal, tax, regulatory or other advisors, and Lazard would recommend that further analysis would warrant the use of such additional advisors. (a) The illustrative issues assume TVA is privatized as an IOU. Under any privatization scenario (and potentially under certain public sector spin-off scenarios), the structure of TVA regulation will have a significant impact on key outcomes (e.g., rates, value realization, risk allocation, etc.)

TVA
V DIVESTITURE IMPLEMENTATION ISSUES

Illustrative Execution-related Implementation Issues

Considering the multitude of implementation issues, a divestiture of TVA would likely to require many years to implement and will require TVA to assemble a detailed transition plan, likely with the assistance of numerous legal, financial, regulatory, tax and other advisors

	ILLUSTRATIVE ISSUES
EXECUTION PROCESS	■ TVA would need to engage legal, financial, regulatory, tax and other advisors in order to assess the requirements for executing a potential divestiture and to develop a detailed implementation plan ■ Under public sector spin-off scenarios, the Federal Government would need to answer the following transaction-related questions, among others: ▪ Once a structure is determined, how would it be pursued (e.g., creation of a federal task force, bi-lateral or multi-party negotiations with potential counterparties, stakeholder outreach process, etc.) and what would be the process transparency requirements? ■ Under privatization scenarios, the Federal Government would need to answer the following transaction-related questions, among others: ▪ How would a privatization process be structured (e.g., IPO, auction process, bilateral or multi-party negotiations with logical potential buyers, etc.)? ▪ How might these requirements change depending on the scope of the privatization (e.g., 100% of TVA, less than 100% of TVA, generation or transmission only, selected assets, etc.)? ▪ How might the limited number of qualified buyers in some scenarios influence a potential privatization process? ▪ What is the market capacity for a TVA IPO? ▪ How would the Federal Government determine how much of its ownership stake to "sell down" in an IPO and what additional amounts would it divest in the future? ■ What level of disruption to TVA's operations should be expected during any divestiture implementation period? ■ What is the effect of any prolonged uncertainty regarding divestiture on TVA's ability to operate effectively?

Note: Lazard's analysis was performed without the assistance of legal, tax, regulatory or other advisors, and Lazard would recommend that further analysis would warrant the use of such additional advisors.

76 | LAZARD

Illustrative Execution-related Implementation Issues (cont’d) V D I V E S T I T U R E I M P L E M E N T A T I O N I S S U E S 77 ILLUSTRATIVE ISSUES DEBT AND OTHER LIABILITIES  All divestiture scenarios will require a careful examination of strategies and tactics for addressing TVA’s existing debt  What are the legal requirements of TVA with regard to its outstanding debt (per bond resolution, indentures and other documents)?  How do different transaction structures (e.g., privatize 100% of TVA, privatize less than 100% of TVA, generation or transmission only, selected assets, IPO vs. sale, etc.) impact requirements to address existing debt?  What are the estimated costs to redeem and/or defease TVA’s existing debt?  Are there transitional structures (e.g., securitization) that bondholders might consent to that would reduce these debt breakage costs?  What other feasibility issues might be encountered in the event that some or all of TVA’s existing debt needs to be redeemed or defeased?  Under what structures/scenarios might tax-exempt financing be able to be used? — What is required to achieve tax-exempt status (e.g., change in TVA Act, IRS ruling, etc.)?  In addition, all divestiture scenarios will require a careful examination of strategies and tactics for addressing TVA’s existing/legacy liabilities, including the following:  Underfunded pension liabilities  Underfunded OPEBs  Identified and contingent environmental, asset retirement and other liabilities  Other  The allocation of liabilities would also need to be considered if TVA were separated; this process may be complex under scenarios where multiple new entities would acquire TVA assets  Numerous of the above issues would require significantly deeper analysis of legal interpretations and market assessments than is within the scope of this assignment RATE MITIGATION  In the context of a privatization, various strategies may be considered to reduce or otherwise mitigate prospective increases in customer rates, including the following:  Synergies: savings related to synergies and other privatization-related efficiencies that might be passed through to customers  Debt securitization: creating a pass-through security supported directly by customer rates, enabling the privatized TVA to maintain a lower overall cost of capital  Other debt strategies: may include providing transitional federal credit support, keeping certain bonds outstanding during the transition period and/or enabling higher overall leverage (e.g., greater than 50/50 debt/equity ratio) to lower the overall cost of capital  Tax strategies: providing temporary or permanent tax relief, directly or indirectly (e.g., via basis step-up or accelerated depreciation), for the privatized TVA to minimize pressure on customer rates  Accepting a lower price: reducing the initial equity component of the privatized TVA would theoretically reduce return requirements Note: Lazard’s analysis was performed without the assistance of legal, tax, regulatory or other advisors, and Lazard would recommend that further analysis would warrant the use of such additional advisors.

VI Illustrative Valuation Analysis

78 V I I L L U S T R A T I V E V A L U A T I O N A N A L Y S I S OVERVIEW  The analysis presented herein is based on financial forecasts provided by TVA, which have been adjusted to reflect taxation, capital structure and financing assumptions similar to those of a typical IOU, including the following:  TVA pays federal taxes at a 35% tax rate, and continues to pay state and local taxes at approximately its PILOT rate  TVA is capitalized at a 50% equity/50% debt capital structure  TVA’s cost of debt is approximately 70 basis points above that of TVA status quo  TVA pays out an annual dividend of 65% of its net income  Both an IPO and a sale of TVA have been considered, as follows:  IPO: Assumes the Federal Government pursues an IPO of 33% of its ownership stake in TVA(a)  Sale: Assumes the Federal Government sells TVA in its entirety to a third-party acquiror for a premium  Sale scenarios assume synergies (i.e., financial benefits related to the combining of similar companies) are reflected in this premium value  The analysis otherwise does not assume any changes in the operating profile of TVA post-privatization, although there are likely significant changes which would be implemented(b) CASES CONSIDERED  In order to illustrate the broad range of values that could be achieved depending on the regulatory construct in place post-privatization, the following cases have been considered:  No Change in Rate Path Case: Assumes that the privatized TVA would follow the same customer rate path that is currently forecasted by TVA over the 2014 – 2023 period, based on the base revenue forecast provided by TVA (prior to the realization of any synergies)(c)  Rate Mitigation Case: Assumes that the privatized TVA would forgo deleveraging in order to mitigate customer rate increases over the 2019 – 2023 period, based on an alternative revenue forecast provided by TVA (prior to the realization of any synergies)(c)(d)  IOU Returns Rate Path Case: Assumes that the privatized TVA is allowed to raise customer rates to a level that would generate a 10.0% ROE on TVA’s estimated current ratebase, which implies a 13% increase in customer rates in year one (prior to any realization of synergies)(c) ANALYSIS  For the IPO, value is derived based on:  Comparable Companies Multiples (in line with publicly-traded utility peers)  Discounted Cash Flow (“DCF”) analysis  For the sale, value is derived based on:  Comparable Companies Multiples (applied to TVA forecasts that incorporate financial adjustments for potential synergies)  Precedent Transactions Multiples (which are assumed to reflect potential synergies in the “control premium”)  DCF analysis (applied to TVA forecasts that incorporate financial adjustments for potential synergies) Summary Parameters for Illustrative Analysis of Value Realized in Privatization The analyses herein present several illustrative scenarios for a privatization of substantially all of TVA as an IOU Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). Privatization would likely require years to accomplish in reality. (a) Assumes an illustrative 3.5% underwriting fee and 7.5% IPO discount on a secondary offering of shares. Historically realized fees and pricing have varied significantly and could differ materially from example parameters provided. Following the IPO, the Federal Government could subsequently sell down additional ownership stakes in its remaining 67% holdings in TVA (which would also incur additional discounts and fees not accounted for here). (b) Assumes that pro forma TVA operates as an IOU under typical utility rate regulation. Notably, any non-power mission activities which may not belong in a private sector entity would be assumed to be separated from the privatized TVA, but no explicit financial impacts of such action have been modeled herein. Other operating changes are likely as well. (c) Synergy assumptions could meaningfully impact value and/or the ability to mitigate customer rate increases that might otherwise occur. (d) This rate scenario would result in a 8.0% lower total customer rate in 2023 vs. the No Change in Rate Path Case. TVA has expressed that this is a plausible alternative to their current financial plan.

79 V I I L L U S T R A T I V E V A L U A T I O N A N A L Y S I S Source: TVA FY14 LRFP. Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). IPO values have been adjusted for illustrative 3.5% underwriting fee and 7.5% IPO discount on a secondary offering of 33% of TVA shares. Historically realized fees and pricing have varied significantly and could differ materially from example parameters provided. Following the IPO, the Federal Government could subsequently sell down its remaining 67% equity interest in TVA (which would also incur additional discounts and fees not accounted for here). Sale values assume synergies of 10% of TVA non-fuel O&M (shared 50% with customers) are valued by buyers in TVA’s purchase price in the Comparable Companies Multiples and Discounted Cash Flow analyses, and that buyers accord historical transaction multiples to TVA in the Precedent Transactions Multiples analysis. Synergies are incremental to TVA’s current target of ~15% reduction in non-fuel O&M by 2015. (a) The wide range in values reflects low value attribution for TVA based on near-term financial projections as compared to high value attribution for TVA based on its long-term projections, which generate high free cash flow and increasing earnings. The ultimate value realization may depend on the level of regulatory certainty afforded to a buyer or investor in achieving the 10-year rate path. Without such protections, the value range may be more similar to the Rate Mitigation Case. (b) Equity value after potential adjustment (red bars) assume full $5.3 billion in underfunded liabilities deducted (planned funding through rates would significantly decrease this amount and implies a “net” underfunding of $2.4 billion; in addition, changes in yield assumptions may significantly lower this amount). Underfunded liabilities may be ignored by investors/buyers if they believe rate recovery for such liabilities is reasonably likely. ($4.5) ($2.4) ($2.6) ($7.9) ($1.3) ($6.6) ($2.6) ($7.9) ($1.3) ($6.6) $9.3 $4.0 $11.9 $6.6 $7.8 $2.5 $10.2 $4.9 $0.8 $2.9 $14.2 $8.9 $17.6 $12.3 (10.0) (5.0) 0.0 5.0 10.0 15.0 $20.0 Il lu st ra ti ve E q uity V a lu e IPO Sale IPO Sale IPO Sale Equity Value After Potential Adjustment for Up to $5.3 Billion in Underfunded Liabilities(b) NO CHANGE IN RATE PATH CASE (a) RATE MITIGATION CASE IOU RETURNS RATE PATH CASE Equity Value Prior to Adjustments Notably, the illustrative adjusted equity values presented do not account for any potential debt breakage costs, transaction costs other than IPO discount/fees, or other adjustments Illustrative Range of Equity Values Potentially Realized by Federal Government—Base Financial Plan ($ in billions) The Federal Government appears likely to realize minimal, if any, value in a divestiture without a significant value transfer from ratepayers in the form of higher rates (as reflected in the form of regulatory construct afforded to a privatized TVA)—in addition, the net equity value received must take into account costs potentially borne by the Federal Government, including underfunded liabilities, debt breakage costs, transaction costs (other than the IPO costs illustrated) and various other costs  The analysis herein does not consider tax revenues generated by a privatized TVA, which the Federal Government may consider an additional source of “value”

VI ILLUSTRATIVE VALUATION ANALYSIS

Illustrative Factors Enhancing and Reducing TVA's Illustrative Value


Upside Factors
Downside Factors

- Ability to achieve higher ROEs or having greater certainty of earning targeted ROE (or earning on a larger ratebase), due to regulation that is constructive for TVA shareholders and/or other factors
- Higher load growth than forecasted
- Achievement of cost management outcomes beyond levels currently contemplated
- Enhancement in generation fleet operating performance beyond historical levels
- Generation investments (including Watts Bar Unit 2) completed at lower cost and/or more quickly than expected
- Borrowing costs lower than forecasted, including due to positive change in expected credit profile and/or slower increase in interest rates than expected
- Expansion of Power & Utility Industry valuations, including as a result of continued low interest rates
- Investor recognition of significantly positive TVA free cash flow generation and other long-term value metrics

---

- Inability to achieve higher ROEs or having reduced certainty of earning targeted ROE (or earning on a smaller ratebase), due to regulation that is not constructive for TVA shareholders and/or other factors
- Lower load growth than forecasted
- Achievement of cost management outcomes below levels currently contemplated
- Decline in generation fleet operating performance below historical levels
- Generation investments (including Watts Bar Unit 2) completed at higher cost and/or more slowly than expected
- Borrowing costs higher than forecasted, including due to negative change in expected credit profile and/or more rapid increase in interest rates than expected
- Contraction of Power & Utility Industry valuations, including as a result of higher interest rates
- Lack of investor recognition of significantly positive TVA free cash flow generation and other long-term value metrics

80 | LAZARD

VII Conclusions

81 Summary Conclusions V I I C O N C L U S I O N S Based on information received, current financial market conditions and analyses performed, and considering the criteria provided, Lazard recommends that TVA focus on long-term internal strategies to fully realize the benefits of cost and capital efficiencies accessible to the organization, and believes that its various stakeholders (including the Federal Government) would likely benefit from fostering a supportive environment for TVA’s transformation  TVA appears to be evolving toward a more “business-like” approach to its organization that should create benefits for all TVA stakeholders for years to come; specific improvements Lazard believes TVA should focus on include:  Continuing focus on driving cost efficiencies  Ongoing scrutiny of all capital allocation decisions  New approaches to long-term resource planning  Highlighting, and making more evident, the non-power activities of TVA  While Lazard has recommended for privatization in other situations in the U.S. Power & Utility Industry, the following factors have led Lazard to recommend against pursuing a divestiture of TVA:  TVA’s current strong financial position, ability to self-fund its construction program and anticipated improvements in cost structure, environmental profile and asset mix, and other benefits, as a result of ongoing long-term initiatives suggests there is no impetus for the Federal Government to change course—TVA’s initiatives should generate benefits to stakeholders and enhance the value of TVA over time  Although changes in TVA’s debt appear as part of the federal budget, TVA’s financing does not appear to be a true draw on the government balance sheet, as TVA receives no current appropriations and its debt is not guaranteed by the Federal Government; in addition, TVA is not expected to exceed its $30 billion statutory debt limit by 2023, and deleveraging contemplated by TVA’s financial forecast would appear to help the federal budget over the next decade  The high level of implementation complexity associated with a potential TVA divesture would likely lead to a costly, multi-year process to execute any such strategy, during which time TVA would experience organization disruption and which would result in an unclear outcome; uncertainty regarding a prolonged strategic review process may also impact TVA’s ability to operate effectively  The complex network of TVA stakeholders would further make it difficult to divest TVA in a manner that creates value for all parties— numerous TVA stakeholders (e.g., the Administration, Congress, TVA’s LPC and wholesale customers, state and local governments, beneficiaries of TVA’s non-power mission, etc.) would need to be broadly aligned in order to effectively implement a divestiture  The Federal Government appears likely to realize minimal, if any, value in a divestiture without a significant value transfer from ratepayers in the form of higher rates, even prior to taking into account underfunded liabilities, debt breakage costs, transaction costs and other potential divestiture costs (which may significantly detract from value)  It is unclear how TVA’s non-power mission and activities would logically fit within a divested TVA structure—any reductions in the scope of the non-power mission and activities could potentially have a negative impact on the region

Appendix

A Illustrative Valuation Analysis—Supporting Materials

82 A I L L U S T R A T I V E V A L U A T I O N A N A L Y S I S — S U P P O R T I N G M A T E R I A L S Key Financial Model Assumptions CAPITAL STRUCTURE  50% equity/capitalization ratio REGULATORY CAPITALIZATION  50% authorized equity/capitalization ratio  Starting ratebase equal to current TVA net PP&E of ~$29 billion RATES/RETURN ON EQUITY  In the No Change in Rate Path Case, TVA’s current rate path is assumed  In the Rate Mitigation Case, TVA’s rates are 8.0% lower by 2023 vs. the No Change in Rate Path Case  In the IOU Returns Rate Path Case, the allowed regulatory ROE is 10.0% COST OF DEBT  70 basis point spread(a) above existing TVA rates TAX RATE  35% federal income tax rate  State taxes at current PILOT rates DIVIDEND POLICY  65% dividend payout ratio throughout the forecast period SHARE REPURCHASES  In No Change in Rate Path Case, $1.5 billion in share repurchases are assumed over the forecast period(b)  In Rate Mitigation Case, $1.5 billion in share repurchases are assumed over the forecast period(b)  In IOU Returns Rate Path Case, $4.5 billion in share repurchases are assumed over the forecast period(b) SYNERGIES  In sale scenarios(c), assumes that synergies are equivalent to 10% of TVA’s 2013 non-fuel O&M; assumes 50% of synergies are retained and 50% flow to ratepayers, and that half of synergies are achieved in the first year following a transaction and full synergies are achieved in subsequent years  Synergies are incremental to TVA’s current target of ~15% reduction in non-fuel O&M by 2015 COSTS TO ACHIEVE  In sale scenarios(c), assumes that cash costs to achieve synergies are equal to 5% of 2013 TVA’s non-fuel O&M and are incurred in 2014 ADJUSTMENTS  D&A is adjusted to remove amortization for regulatory assets, capital leases, ARO accretion, reacquisition costs, and Kingston ash remediation for purposes of EV/EBITDA Comparable Companies Multiples analysis and Discounted Cash Flow analysis (a) For illustrative purposes; the incremental interest rate is the spread between traded TVA bonds and IOU bonds of comparable terms and duration. (b) Share repurchases are assumed in order to maintain the target capital structure at approximately the 50% equity/50% debt. (c) Excludes precedent transactions multiples analyses, in which historical premiums are believed to already reflect anticipated transaction synergies.

$23.0 $31.5 $24.3 $24.8 $33.7 $24.4 $33.4 $25.9 $26.2 $35.8 10.0 20.0 30.0 40.0 $50.0 E n te rp ri se V a lu e 83 A I L L U S T R A T I V E V A L U A T I O N A N A L Y S I S — S U P P O R T I N G M A T E R I A L S IPO Sale The Comparable Companies Multiples methodology (which only captures near-term financial projections) implies a value range below the level of TVA’s existing debt, which suggests negative equity value for the Federal Government’s ownership stake in TVA The DCF analyses are significantly higher than the Comparable Companies Multiples analyses because they capture the long-term projections (including cash flow growth driven by the completion of Watts Bar Unit 2 and forecasted rate increases) that are not reflected in the Comparable Companies Multiples methodology Illustrative TVA Valuation Analysis—No Change in Rate Path Case ($ in billions) Implied 2015E P/E(a): 12.7x – 14.9x 25.8x – 28.8x 14.2x – 16.5x 14.9x – 17.1x 28.1x – 31.2x Implied 2015E Dividend Yield(b): 4.4% – 5.1% 2.3% – 2.5% 4.6% – 5.3% 4.4% – 5.1% 2.4% – 2.7% Comparable Companies Multiples Discounted Cash Flow Comparable Companies Multiples Precedent Transaction Multiples Discounted Cash Flow Sale values reflect an approximately $1 – $2 billion “premium” to the equivalent IPO value, reflecting value that is attributed to potential synergies that would improve earnings and cash flow and the absence of an IPO discount and fees TVA 2013YE Net Debt: $25.6 billion Source: TVA FY14 LRFP. Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). IPO analyses have been adjusted for illustrative 3.5% underwriting fee and 7.5% IPO discount on a secondary offering of 33% of TVA shares. Historically realized fees and pricing have varied significantly and could differ materially from example parameters provided. Following the IPO, the Federal Government could subsequently sell down its remaining 67% equity interest in TVA (which would also incur additional discounts and fees not accounted for here). Sale analyses assume synergies of 10% of TVA non-fuel O&M (shared 50% with customers) are valued by buyers in TVA’s purchase price in the Comparable Companies Multiples and Discounted Cash Flow analyses, and that buyers accord historical transaction multiples to TVA in the Precedent Transactions Multiples analysis. Synergies are incremental to TVA’s current target of ~15% reduction in non-fuel O&M by 2015. (a) Based on financial forecast prior to adjustment for synergies and IPO discount/fees. (b) Based on financial forecast including adjustment for synergies but prior to IPO discount/fees.

$23.0 $25.0 $24.3 $24.8 $26.9 $24.4 $26.4 $25.9 $26.2 $28.5 10.0 20.0 30.0 40.0 $50.0 E n te rp ri se V a lu e 84 A I L L U S T R A T I V E V A L U A T I O N A N A L Y S I S — S U P P O R T I N G M A T E R I A L S TVA 2013YE Net Debt: $25.6 billion IPO Sale The Comparable Companies Multiples methodology implies a value range below the level of TVA’s existing debt, which suggests negative equity value for the Federal Government’s ownership stake in TVA Illustrative TVA Valuation Analysis—Rate Mitigation Case ($ in billions) Implied 2015E P/E(a): 12.7x – 14.9x 15.8x – 18.0x 14.2x – 16.5x 14.9x – 17.1x 18.1x – 20.4x Implied 2015E Dividend Yield(b): 4.4% – 5.1% 3.6% – 4.1% 4.6% – 5.3% 4.4% – 5.1% 3.7% – 4.2% Comparable Companies Multiples Discounted Cash Flow Comparable Companies Multiples Precedent Transaction Multiples Discounted Cash Flow Sale analyses reflect an approximately $1 – $2 billion “premium” to the equivalent IPO analyses, reflecting value that is attributed to potential synergies that would improve earnings and cash flow and the absence of an IPO discount and fees The Rate Mitigation Case highlights how reductions in customer rates (without corresponding cost mitigation measures) may diminish TVA’s value vs. the No Change in Rate Path Case Source: TVA FY14 LRFP. Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). IPO analyses have been adjusted for illustrative 3.5% underwriting fee and 7.5% IPO discount on a secondary offering of 33% of TVA shares. Historically realized fees and pricing have varied significantly and could differ materially from example parameters provided. Following the IPO, the Federal Government could subsequently sell down its remaining 67% equity interest in TVA (which would also incur additional discounts and fees not accounted for here). Sale analyses assume synergies of 10% of TVA non-fuel O&M (shared 50% with customers) are valued by buyers in TVA’s purchase price in the Comparable Companies Multiples and Discounted Cash Flow analyses, and that buyers accord historical transaction multiples to TVA in the Precedent Transactions Multiples analysis. Synergies are incremental to TVA’s current target of ~15% reduction in non-fuel O&M by 2015. (a) Based on financial forecast prior to adjustment for synergies and IPO discount/fees. (b) Based on financial forecast including adjustment for synergies but prior to IPO discount/fees.

Source: TVA FY14 LRFP. Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). IPO analyses have been adjusted for illustrative 3.5% underwriting fee and 7.5% IPO discount on a secondary offering of 33% of TVA shares. Historically realized fees and pricing have varied significantly and could differ materially from example parameters provided. Following the IPO, the Federal Government could subsequently sell down its remaining 67% equity interest in TVA (which would also incur additional discounts and fees not accounted for here). Sale analyses assume synergies of 10% of TVA non-fuel O&M (shared 50% with customers) are valued by buyers in TVA’s purchase price in the Comparable Companies Multiples and Discounted Cash Flow analyses, and that buyers accord historical transaction multiples to TVA in the Precedent Transactions Multiples analysis. Synergies are incremental to TVA’s current target of ~15% reduction in non-fuel O&M by 2015. (a) Based on financial forecast prior to adjustment for synergies and IPO discount/fees. (b) Based on financial forecast including adjustment for synergies but prior to IPO discount/fees. $34.9 $37.7 $37.5 $38.7 $40.9 $36.7 $39.8 $39.5 $40.6 $43.2 10.0 20.0 30.0 40.0 $50.0 E n te rp ri se V a lu e 85 A I L L U S T R A T I V E V A L U A T I O N A N A L Y S I S — S U P P O R T I N G M A T E R I A L S TVA 2013YE Net Debt: $25.6 billion IPO Sale Illustrative TVA Valuation Analysis—IOU Returns Rate Path Case ($ in billions) Implied 2015E P/E(a): 13.7x – 14.9x 15.6x – 17.0x 14.8x – 16.1x 15.6x – 16.9x 17.1x – 18.6x Implied 2015E Dividend Yield(b): 4.4% – 4.7% 3.8% – 4.2% 4.5% – 4.9% 4.3% – 4.6% 3.9% – 4.2% Comparable Companies Multiples Discounted Cash Flow Comparable Companies Multiples Precedent Transaction Multiples Discounted Cash Flow Sale analyses reflect an approximately $2 – $3 billion “premium” to the equivalent IPO analyses, reflecting value that is attributed to potential synergies that would improve earnings and cash flow and the absence of an IPO discount and fees Values in the IOU Returns Rate Path Case are significantly higher than in the No Change in Rate Path Case ($8 – $13 billion difference), reflecting higher earnings and cash flow generation through increased rates (~13% increase in customer rates in year one), as the utility is assumed to earn a conventional equity return on its ratebase

1 No Change in Rate Path Case

$21.9 $24.7 $23.3 $23.2 $26.3 $24.8 20.0 25.0 30.0 35.0 40.0 45.0 $50.0 E n te rp ri se V a lu e 86 Comparable Companies Multiples Analysis—No Change in Rate Path Case (IPO Scenario) ($ in billions) 1 N O C H A N G E I N R A T E P A T H C A S E Source: TVA FY14 LRFP. Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). Values have not been adjusted for underwriting fee or IPO discount. (a) EBITDA adjusted to remove amortization for regulatory assets, capital leases, ARO accretion and debt reacquisition costs. 2014E EBITDA of $2.7 billion(a) 2015E EBITDA of $3.2 billion(a) Reference Value 8.0x – 8.5x 7.75x – 8.25x

TVA
1 NO CHANGE IN RATE PATH CASE

Discounted Cash Flow Analysis—No Change in Rate Path Case (IPO Scenario)

($ in millions)

Fiscal Year Ending September 30th,

	2013A	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	TY
EBITDA	**$3,055**	**$3,061**	**$3,511**	**$3,744**	**$3,843**	**$4,114**	**$4,325**	**$4,494**	**$4,642**	**$4,935**	**$5,249**	**$5,380**
Less: Depreciation & Amortization	(1,710)	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	**$1,345**	**$1,270**	**$1,762**	**$1,840**	**$1,887**	**$2,100**	**$2,238**	**$2,395**	**$2,496**	**$2,838**	**$3,189**	
Less: Income Taxes @ 35.0%	(471)	(444)	(617)	(644)	(660)	(735)	(783)	(838)	(874)	(993)	(1,116)	
EBIT (after tax)	$874	$825	$1,145	$1,196	$1,227	$1,365	$1,455	$1,557	$1,622	$1,845	$2,073	
Plus: Depreciation & Amortization	2,085	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	
Less: Capital Expenditures & Other Investments	(2,655)	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	
Plus/(Minus): Working Capital	(165)	(152)	(236)	(235)	(153)	(196)	(186)	(193)	(192)	(181)	(259)	
Plus/(Minus): Other Items	501	193	236	262	226	219	249	234	262	279	306	
Unlevered Free Cash Flow	**$640**	**($227)**	**$161**	**$1,180**	**$1,700**	**$1,705**	**$1,714**	**$1,682**	**$1,446**	**$1,474**	**$1,879**	

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year EBITDA Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY EBITDA Multiple			=	Enterprise Value at TY EBITDA Multiple			Implied Growth Rate for TY EBITDA Multiple		
			8.125x	8.250x	8.375x		8.125x	8.250x	8.375x	8.125x	8.250x	8.375x
5.00%	$9,469		$26,835	$27,248	$27,661		$36,304	$36,717	$37,130	0.7%	0.7%	0.8%
5.25%	9,337		26,204	26,608	27,011		35,541	35,944	36,347	0.9%	1.0%	1.0%
5.50%	9,207		25,590	25,984	26,377		34,797	35,190	35,584	1.2%	1.2%	1.3%
5.75%	9,079		24,991	25,376	25,760		34,070	34,455	34,839	1.4%	1.5%	1.5%
6.00%	8,954		24,408	24,784	25,159		33,362	33,737	34,113	1.6%	1.7%	1.8%

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year P/E Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY P/E Multiple			=	Enterprise Value at TY P/E Multiple			Implied Growth Rate for TY P/E Multiple		
			14.75x	15.00x	15.25x		14.75x	15.00x	15.25x	14.75x	15.00x	15.25x
5.00%	$9,469		$22,716	$22,946	$23,175		$32,185	$32,414	$32,644	-0.1%	0.0%	0.0%
5.25%	9,337		22,183	22,406	22,630		31,519	31,743	31,967	0.2%	0.2%	0.3%
5.50%	9,207		21,662	21,881	22,099		30,869	31,088	31,306	0.4%	0.5%	0.5%
5.75%	9,079		21,156	21,369	21,583		30,235	30,448	30,662	0.6%	0.7%	0.7%
6.00%	8,954		20,662	20,870	21,079		29,616	29,824	30,033	0.9%	0.9%	1.0%

Source: TVA FY14 LRFP.

Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA's fiscal year end). Values have not been adjusted for underwriting fee or IPO discount.

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TVA
1 NO CHANGE IN RATE PATH CASE

Summary Financial Projections—No Change in Rate Path Case (IPO Scenario)

($ in millions)

	For the Fiscal Year Ended September 30,										
	2014E	**2015E**	**2016E**	**2017E**	**2018E**	**2019E**	**2020E**	**2021E**	**2022E**	**2023E**	**'14 - '23 CAGR**
GWh Sales	153,638	154,390	155,015	155,526	156,270	156,997	158,007	158,358	159,047	159,831	*0.4%*
% Growth	*(4.1%)*	*0.5%*	*0.4%*	*0.3%*	*0.5%*	*0.5%*	*0.6%*	*0.2%*	*0.4%*	*0.5%*	
Gross Revenue	$10,468	$10,766	$10,870	$11,185	$11,589	$12,019	$12,398	$12,805	$13,282	$13,914	*3.2%*
% Growth	*(4.7%)*	*2.8%*	*1.0%*	*2.9%*	*3.6%*	*3.7%*	*3.2%*	*3.3%*	*3.7%*	*4.8%*	
Less: Fuel Cost	(3,498)	(3,595)	(3,481)	(3,583)	(3,728)	(3,847)	(3,996)	(4,148)	(4,267)	(4,451)	
Net Revenues	$6,970	$7,171	$7,389	$7,602	$7,861	$8,172	$8,402	$8,657	$9,015	$9,463	*3.5%*
% Growth	*(1.8%)*	*2.9%*	*3.0%*	*2.9%*	*3.4%*	*4.0%*	*2.8%*	*3.0%*	*4.1%*	*5.0%*	
Less: Non-fuel O&M	($3,437)	($3,184)	($3,164)	($3,257)	($3,226)	($3,309)	($3,352)	($3,438)	($3,479)	($3,584)	*0.5%*
Less: Other Taxes	(513)	(513)	(518)	(537)	(557)	(574)	(594)	(615)	(637)	(668)	
Plus: Other Income	41	36	36	36	36	36	38	39	36	38	
EBITDA	$3,061	$3,511	$3,744	$3,843	$4,114	$4,325	$4,494	$4,642	$4,935	$5,249	*6.2%*
% Margin	*43.9%*	*49.0%*	*50.7%*	*50.6%*	*52.3%*	*52.9%*	*53.5%*	*53.6%*	*54.7%*	*55.5%*	
Less: D&A	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	$1,270	$1,762	$1,840	$1,887	$2,100	$2,238	$2,395	$2,496	$2,838	$3,189	*10.8%*
Less: Net Interest Expense	(723)	(722)	(866)	(930)	(925)	(923)	(934)	(918)	(915)	(948)	
Net Income	$355	$675	$633	$622	$764	$855	$950	$1,026	$1,250	$1,457	*17.0%*
Total Debt	$16,834	$17,552	$17,367	$16,696	$16,609	$16,570	$16,766	$16,467	$16,418	$17,041	
Common Equity	16,435	16,671	16,893	17,110	16,878	16,677	17,009	16,868	17,306	17,816	
Total Capitalization	**$33,269**	**$34,223**	**$34,259**	**$33,806**	**$33,486**	**$33,247**	**$33,776**	**$33,335**	**$33,724**	**$34,856**	
Cash Flow from Operations	$2,584	$2,853	$3,058	$3,177	$3,380	$3,646	$3,760	$3,929	$4,157	$4,283	**'14 – '23**
Capital Expenditures & Other	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	**Total**
Cash Flow from Operations - Capex	(697)	(308)	617	1,096	1,104	1,114	1,075	850	879	1,262	**$6,991**
Net PP&E	$30,633	$31,813	$30,666	$30,676	$30,665	$30,853	$31,081	$31,512	$32,207	$32,500	
Return on Ratebase Equity	2.4%	4.4%	4.1%	4.0%	5.0%	5.6%	6.3%	6.8%	8.2%	9.5%	

Source: TVA FY14 LRFP.

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TVA
1 NO CHANGE IN RATE PATH CASE

Summary Cash Flow and Credit Profile—No Change in Rate Path Case (IPO Scenario)

($ in millions)

For the Fiscal Year Ended September 30,

CASH FLOW PROFILE	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	'14 - '23 Total
Net Income	$355	$675	$633	$622	$764	$855	$950	$1,026	$1,250	$1,457	$8,587
Depreciation & Amortization	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	25,757
Working Capital and Other	41	0	27	73	23	64	41	70	98	47	483
Cash Flow from Operations	**$2,584**	**$2,853**	**$3,058**	**$3,177**	**$3,380**	**$3,646**	**$3,760**	**$3,929**	**$4,157**	**$4,283**	**$34,827**
Base Capital Expenditures	(946)	(1,027)	(1,032)	(1,106)	(1,037)	(1,026)	(1,042)	(1,206)	(1,290)	(1,091)	($10,803)
Incremental Capital Expenditures	(1,905)	(1,667)	(1,015)	(625)	(730)	(1,014)	(1,049)	(1,135)	(1,393)	(1,262)	(11,796)
Nuclear Fuel & Other	(431)	(468)	(395)	(350)	(508)	(492)	(594)	(738)	(594)	(668)	(5,237)
Free Cash Flow	**($697)**	**($308)**	**$617**	**$1,096**	**$1,104**	**$1,114**	**$1,075**	**$850**	**$879**	**$1,262**	**$6,991**
Dividends	(231)	(439)	(412)	(404)	(496)	(556)	(618)	(667)	(812)	(947)	($5,581)
Common Equity Issuance/(Repurchase)	0	0	0	0	(500)	(500)	0	(500)	0	0	(1,500)
Net External Financing Requirements	**$928**	**$747**	**($205)**	**($691)**	**($108)**	**($58)**	**($457)**	**$317**	**($67)**	**($316)**	**$90**

CREDIT PROFILE	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Cash & Cash Equivalents	$1,187	$1,137	$1,137	$1,137	$1,137	$1,137	$1,772	$1,137	$1,137	$2,060
Total Debt	16,834	17,552	17,367	16,696	16,609	16,570	16,766	16,467	16,418	17,041
Common Equity	16,435	16,671	16,893	17,110	16,878	16,677	17,009	16,868	17,306	17,816
Total Capitalization	$33,269	$34,223	$34,259	$33,806	$33,486	$33,247	$33,776	$33,335	$33,724	$34,856
FFO/Interest	4.8x	5.3x	4.8x	4.6x	4.9x	5.2x	5.2x	5.5x	5.7x	5.8x
FFO/Total Debt	16.3%	17.6%	19.0%	19.9%	21.5%	23.1%	23.6%	25.0%	26.4%	26.7%
Total Debt/EBITDA	5.5x	5.0x	4.6x	4.3x	4.0x	3.8x	3.7x	3.5x	3.3x	3.2x
Total Debt/Total Capitalization	50.6%	51.3%	50.7%	49.4%	49.6%	49.8%	49.6%	49.4%	48.7%	48.9%

Credit Rating/Outlook	
S&P	BBB+/Stable
Moody's	Baa1/Stable

Indicative Credit Statistics[(a)] Significant		
3.0x	-	3.5x
20.0%	-	30.0%
4.0x	-	3.0x
50.0%	-	45.0%

Source: TVA FY14 LRFP.

(a) Credit metric ranges implied for a company with a business risk profile of "Strong" and a financial risk profile of "Significant," for which the expected credit ratings under S&P methodology would be BBB.

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$23.2 $26.3 $24.8 $24.6 $27.9 $26.2 20.0 25.0 30.0 35.0 40.0 45.0 $50.0 E n te rp ri se V a lu e 90 Precedent Transaction Multiples Analysis—No Change in Rate Path Case (Sale Scenario) ($ in billions) 1 N O C H A N G E I N R A T E P A T H C A S E Source: TVA FY14 LRFP. Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). (a) EBITDA adjusted to remove amortization for regulatory assets, capital leases, ARO accretion and debt reacquisition costs. 2014E EBITDA of $2.7 billion(a) 2015E EBITDA of $3.2 billion(a) Reference Value 8.5x – 9.0x 8.25x – 8.75x

$22.6 $26.1 $24.3 $24.0 $27.8 $25.9 20.0 25.0 30.0 35.0 40.0 45.0 $50.0 E n te rp ri se V a lu e 91 Comparable Company Multiples Analysis—No Change in Rate Path Case (Sale Scenario) ($ in billions) 1 N O C H A N G E I N R A T E P A T H C A S E Source: TVA FY14 LRFP. Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). (a) EBITDA adjusted to remove amortization for regulatory assets, capital leases, ARO accretion and debt reacquisition costs. 2014E EBITDA of $2.8 billion(a) 2015E EBITDA of $3.4 billion(a) Reference Value 8.0x – 8.5x 7.75x – 8.25x

TVA

1 NO CHANGE IN RATE PATH CASE

Discounted Cash Flow Analysis—No Change in Rate Path Case (Sale Scenario)

($ in millions)

	Fiscal Year Ending September 30th,											
	2013A	**2014E**	**2015E**	**2016E**	**2017E**	**2018E**	**2019E**	**2020E**	**2021E**	**2022E**	**2023E**	**TY**
EBITDA	**$3,055**	**$3,149**	**$3,688**	**$3,921**	**$4,020**	**$4,291**	**$4,502**	**$4,671**	**$4,819**	**$5,112**	**$5,426**	**$5,561**
Less: Depreciation & Amortization	(1,710)	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	**$1,345**	**$1,358**	**$1,939**	**$2,017**	**$2,064**	**$2,277**	**$2,415**	**$2,572**	**$2,673**	**$3,015**	**$3,366**	
Less: Income Taxes @ 35.0%	(471)	(475)	(678)	(706)	(722)	(797)	(845)	(900)	(935)	(1,055)	(1,178)	
EBIT (after tax)	$874	$883	$1,260	$1,311	$1,342	$1,480	$1,570	$1,672	$1,737	$1,960	$2,188	
Plus: Depreciation & Amortization	2,085	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	
Less: Capital Expenditures & Other Investments	(2,655)	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	
Plus/(Minus): Working Capital	(165)	(152)	(236)	(235)	(153)	(196)	(186)	(193)	(192)	(181)	(259)	
Plus/(Minus): Other Items	501	16	236	262	226	219	249	234	262	279	306	
Unlevered Free Cash Flow	**$640**	**($347)**	**$276**	**$1,295**	**$1,815**	**$1,821**	**$1,829**	**$1,797**	**$1,561**	**$1,589**	**$1,994**	

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year EBITDA Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY EBITDA Multiple			=	Enterprise Value at TY EBITDA Multiple			Implied Growth Rate for TY EBITDA Multiple		
			8.125x	8.250x	8.375x		8.125x	8.250x	8.375x	8.125x	8.250x	8.375x
5.00%	$10,150		$27,740	$28,167	$28,594		$37,891	$38,317	$38,744	0.6%	0.6%	0.7%
5.25%	10,008		27,088	27,505	27,922		37,097	37,513	37,930	0.8%	0.9%	0.9%
5.50%	9,869		26,453	26,860	27,267		36,322	36,729	37,136	1.0%	1.1%	1.2%
5.75%	9,732		25,834	26,232	26,629		35,567	35,964	36,361	1.3%	1.3%	1.4%
6.00%	9,598		25,231	25,620	26,008		34,829	35,217	35,606	1.5%	1.6%	1.6%

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year P/E Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY P/E Multiple			=	Enterprise Value at TY P/E Multiple			Implied Growth Rate for TY P/E Multiple		
			14.75x	15.00x	15.25x		14.75x	15.00x	15.25x	14.75x	15.00x	15.25x
5.00%	$10,150		$23,723	$23,972	$24,220		$33,874	$34,122	$34,370	-0.2%	-0.1%	-0.1%
5.25%	10,008		23,166	23,408	23,651		33,174	33,417	33,659	0.1%	0.1%	0.2%
5.50%	9,869		22,623	22,859	23,096		32,492	32,729	32,965	0.3%	0.4%	0.4%
5.75%	9,732		22,093	22,325	22,556		31,826	32,057	32,288	0.6%	0.6%	0.7%
6.00%	9,598		21,578	21,804	22,030		31,176	31,402	31,627	0.8%	0.9%	0.9%

Source: TVA FY14 LRFP.

Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA's fiscal year end).

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TVA 1 NO CHANGE IN RATE PATH CASE

Summary Financial Projections—No Change in Rate Path Case (Sale Scenario)

($ in millions)

For the Fiscal Year Ended September 30,

	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	'14 - '23 CAGR
GWh Sales	153,638	154,390	155,015	155,526	156,270	156,997	158,007	158,358	159,047	159,831	*0.4%*
% Growth	*(4.1%)*	*0.5%*	*0.4%*	*0.3%*	*0.5%*	*0.5%*	*0.6%*	*0.2%*	*0.4%*	*0.5%*	
Gross Revenue	$10,380	$10,589	$10,693	$11,008	$11,412	$11,842	$12,221	$12,628	$13,105	$13,737	*3.2%*
% Growth	*(5.5%)*	*2.0%*	*1.0%*	*2.9%*	*3.7%*	*3.8%*	*3.2%*	*3.3%*	*3.8%*	*4.8%*	
Less: Fuel Cost	(3,498)	(3,595)	(3,481)	(3,583)	(3,728)	(3,847)	(3,996)	(4,148)	(4,267)	(4,451)	
Net Revenues	$6,882	$6,994	$7,212	$7,425	$7,684	$7,995	$8,225	$8,480	$8,838	$9,285	*3.4%*
% Growth	*(3.1%)*	*1.6%*	*3.1%*	*2.9%*	*3.5%*	*4.0%*	*2.9%*	*3.1%*	*4.2%*	*5.1%*	
Less: Non-fuel O&M	($3,260)	($2,830)	($2,810)	($2,903)	($2,872)	($2,955)	($2,998)	($3,084)	($3,125)	($3,230)	*(0.1%)*
Less: Other Taxes	(513)	(513)	(518)	(537)	(557)	(574)	(594)	(615)	(637)	(668)	
Plus: Other Income	41	36	36	36	36	36	38	39	36	38	
EBITDA	$3,149	$3,688	$3,921	$4,020	$4,291	$4,502	$4,671	$4,819	$5,112	$5,426	*6.2%*
% Margin	*45.8%*	*52.7%*	*54.4%*	*54.2%*	*55.8%*	*56.3%*	*56.8%*	*56.8%*	*57.8%*	*58.4%*	
Less: D&A	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	$1,358	$1,939	$2,017	$2,064	$2,277	$2,415	$2,572	$2,673	$3,015	$3,366	*10.6%*
Less: Net Interest Expense	(732)	(729)	(870)	(932)	(925)	(921)	(929)	(911)	(906)	(937)	
Net Income	$407	$786	$745	$736	$879	$971	$1,068	$1,145	$1,371	$1,579	*16.2%*
Total Debt	$16,993	$17,672	$17,447	$16,737	$16,609	$16,530	$16,685	$16,343	$16,253	$16,832	
Common Equity	16,453	16,728	16,989	17,246	17,054	16,894	17,268	17,168	17,648	18,201	
Total Capitalization	**$33,446**	**$34,400**	**$34,436**	**$33,983**	**$33,663**	**$33,424**	**$33,953**	**$33,512**	**$33,901**	**$35,033**	
Cash Flow from Operations	$2,459	$2,964	$3,170	$3,290	$3,495	$3,763	$3,878	$4,049	$4,277	$4,405	**'14 – '23 Total**
Capital Expenditures & Other	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	
Cash Flow from Operations - Capex	(822)	(197)	729	1,209	1,219	1,230	1,193	969	1,000	1,385	**$7,915**
Net PP&E	$30,633	$31,813	$30,666	$30,676	$30,665	$30,853	$31,081	$31,512	$32,207	$32,500	
Return on Ratebase Equity	2.7%	5.1%	4.8%	4.8%	5.7%	6.4%	7.1%	7.6%	9.0%	10.2%	

Source: TVA FY14 LRFP.

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For the Fiscal Year Ended September 30, '14 - '23 CASH FLOW PROFILE 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E Total Net Income $407 $786 $745 $736 $879 $971 $1,068 $1,145 $1,371 $1,579 $9,687 Depreciation & Amortization 2,187 2,178 2,398 2,482 2,594 2,728 2,769 2,834 2,809 2,780 25,757 Working Capital and Other (136) 0 27 73 23 64 41 70 98 47 306 Cash Flow from Operations $2,459 $2,964 $3,170 $3,290 $3,495 $3,763 $3,878 $4,049 $4,277 $4,405 $35,751 Base Capital Expenditures (946) (1,027) (1,032) (1,106) (1,037) (1,026) (1,042) (1,206) (1,290) (1,091) ($10,803) Incremental Capital Expenditures (1,905) (1,667) (1,015) (625) (730) (1,014) (1,049) (1,135) (1,393) (1,262) (11,796) Nuclear Fuel & Other (431) (468) (395) (350) (508) (492) (594) (738) (594) (668) (5,237) Free Cash Flow ($822) ($197) $729 $1,209 $1,219 $1,230 $1,193 $969 $1,000 $1,385 $7,915 Dividends (265) (511) (485) (478) (571) (631) (694) (744) (891) (1,026) ($6,297) Common Equity Issuance/(Repurchase) 0 0 0 0 (500) (500) 0 (500) 0 0 (1,500) Net External Financing Requirements $1,087 $708 ($245) ($731) ($148) ($99) ($498) $275 ($109) ($358) ($118) CREDIT PROFILE Cash & Cash Equivalents $1,187 $1,137 $1,137 $1,137 $1,137 $1,137 $1,772 $1,137 $1,137 $2,060 Credit Rating/Outlook Total Debt 16,993 17,672 17,447 16,737 16,609 16,530 16,685 16,343 16,253 16,832 S&P BBB+/Stable Common Equity 16,453 16,728 16,989 17,246 17,054 16,894 17,268 17,168 17,648 18,201 Moody's Baa1/Stable Total Capitalization $33,446 $34,400 $34,436 $33,983 $33,663 $33,424 $33,953 $33,512 $33,901 $35,033 Indicative Credit Statistics Significant FFO/Interest 4.6x 5.4x 4.9x 4.7x 5.0x 5.3x 5.4x 5.7x 5.9x 6.0x 3.0x - 3.5x FFO/Total Debt 15.4% 18.1% 19.5% 20.6% 22.2% 23.9% 24.4% 25.9% 27.4% 27.7% 20.0% - 30.0% Total Debt/EBITDA 5.4x 4.8x 4.5x 4.2x 3.9x 3.7x 3.6x 3.4x 3.2x 3.1x 4.0x - 3.0x Total Debt/Total Capitalization 50.8% 51.4% 50.7% 49.3% 49.3% 49.5% 49.1% 48.8% 47.9% 48.0% 50.0% - 45.0% 94 Summary Cash Flow and Credit Profile—No Change in Rate Path Case (Sale Scenario) ($ in millions) 1 N O C H A N G E I N R A T E P A T H C A S E Source: TVA FY14 LRFP. (a) Credit metric ranges implied for a company with a business risk profile of “Strong” and a financial risk profile of “Significant,” for which the expected credit ratings under S&P methodology would be BBB. (a)

2 Rate Mitigation Case

TVA

2 RATE MITIGATION CASE

Discounted Cash Flow Analysis—Rate Mitigation Case (IPO Scenario)

($ in millions)

Fiscal Year Ending September 30th,

	2013A	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	TY
EBITDA	**$3,055**	**$3,061**	**$3,511**	**$3,744**	**$3,843**	**$4,154**	**$4,177**	**$4,144**	**$4,169**	**$4,113**	**$4,100**	**$4,203**
Less: Depreciation & Amortization	(1,710)	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	**$1,345**	**$1,270**	**$1,762**	**$1,840**	**$1,887**	**$2,140**	**$2,090**	**$2,046**	**$2,023**	**$2,017**	**$2,041**	
Less: Income Taxes @ 35.0%	(471)	(444)	(617)	(644)	(660)	(749)	(731)	(716)	(708)	(706)	(714)	
EBIT (after tax)	$874	$825	$1,145	$1,196	$1,227	$1,391	$1,358	$1,330	$1,315	$1,311	$1,326	
Plus: Depreciation & Amortization	2,085	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	
Less: Capital Expenditures & Other Investments	(2,655)	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	
Plus/(Minus): Working Capital	(165)	(152)	(236)	(235)	(153)	(164)	(152)	(157)	(145)	(138)	(220)	
Plus/(Minus): Other Items	501	193	236	262	226	219	249	234	262	279	306	
Unlevered Free Cash Flow	**$640**	**($227)**	**$161**	**$1,180**	**$1,700**	**$1,764**	**$1,651**	**$1,490**	**$1,186**	**$984**	**$1,172**	

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year EBITDA Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY EBITDA Multiple			=	Enterprise Value at TY EBITDA Multiple			Implied Growth Rate for TY EBITDA Multiple		
			8.125x	8.250x	8.375x		8.125x	8.250x	8.375x	8.125x	8.250x	8.375x
5.00%	$8,379		$20,964	$21,286	$21,609		$29,343	$29,666	$29,988	1.5%	1.6%	1.6%
5.25%	8,269		20,471	20,786	21,101		28,740	29,055	29,370	1.8%	1.8%	1.9%
5.50%	8,160		19,991	20,299	20,606		28,152	28,459	28,767	2.0%	2.1%	2.1%
5.75%	8,054		19,524	19,824	20,124		27,577	27,878	28,178	2.2%	2.3%	2.3%
6.00%	7,949		19,068	19,361	19,655		27,017	27,310	27,604	2.5%	2.5%	2.6%

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year P/E Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY P/E Multiple			=	Enterprise Value at TY P/E Multiple			Implied Growth Rate for TY P/E Multiple		
			14.75x	15.00x	15.25x		14.75x	15.00x	15.25x	14.75x	15.00x	15.25x
5.00%	$8,379		$16,207	$16,322	$16,436		$24,586	$24,701	$24,815	0.5%	0.6%	0.6%
5.25%	8,269		15,826	15,938	16,050		24,095	24,207	24,319	0.8%	0.8%	0.8%
5.50%	8,160		15,455	15,564	15,673		23,615	23,725	23,834	1.0%	1.0%	1.1%
5.75%	8,054		15,094	15,200	15,307		23,147	23,254	23,360	1.3%	1.3%	1.3%
6.00%	7,949		14,741	14,846	14,950		22,690	22,794	22,898	1.5%	1.5%	1.6%

Source: TVA FY14 LRFP as adjusted by TVA.

Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA's fiscal year end). Values have not been adjusted for underwriting fee or IPO discount.

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2 RATE MITIGATION CASE

Summary Financial Projections—Rate Mitigation Case (IPO Scenario)

($ in millions)

	For the Fiscal Year Ended September 30,										
	2014E	**2015E**	**2016E**	**2017E**	**2018E**	**2019E**	**2020E**	**2021E**	**2022E**	**2023E**	**'14 - '23 CAGR**
GWh Sales	153,638	154,390	155,015	155,526	156,270	156,997	158,007	158,358	159,047	159,831	*0.4%*
% Growth	*(4.1%)*	*0.5%*	*0.4%*	*0.3%*	*0.5%*	*0.5%*	*0.6%*	*0.2%*	*0.4%*	*0.5%*	
Gross Revenue	$10,468	$10,766	$10,870	$11,185	$11,629	$11,873	$12,043	$12,316	$12,437	$12,726	*2.2%*
% Growth	*(4.7%)*	*2.8%*	*1.0%*	*2.9%*	*4.0%*	*2.1%*	*1.4%*	*2.3%*	*1.0%*	*2.3%*	
Less: Fuel Cost	(3,498)	(3,595)	(3,481)	(3,583)	(3,728)	(3,847)	(3,996)	(4,148)	(4,267)	(4,451)	
Net Revenues	$6,970	$7,171	$7,389	$7,602	$7,901	$8,025	$8,047	$8,168	$8,170	$8,275	*1.9%*
% Growth	*(1.8%)*	*2.9%*	*3.0%*	*2.9%*	*3.9%*	*1.6%*	*0.3%*	*1.5%*	*0.0%*	*1.3%*	
Less: Non-fuel O&M	($3,437)	($3,184)	($3,164)	($3,257)	($3,226)	($3,309)	($3,352)	($3,438)	($3,479)	($3,584)	*0.5%*
Less: Other Taxes	(513)	(513)	(518)	(537)	(557)	(576)	(587)	(598)	(614)	(626)	
Plus: Other Income	41	36	36	36	36	36	36	37	36	36	
EBITDA	$3,061	$3,511	$3,744	$3,843	$4,154	$4,177	$4,144	$4,169	$4,113	$4,100	*3.3%*
% Margin	*43.9%*	*49.0%*	*50.7%*	*50.6%*	*52.6%*	*52.0%*	*51.5%*	*51.0%*	*50.3%*	*49.6%*	
Less: D&A	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	$1,270	$1,762	$1,840	$1,887	$2,140	$2,090	$2,046	$2,023	$2,017	$2,041	*5.4%*
Less: Net Interest Expense	(723)	(722)	(866)	(930)	(923)	(921)	(915)	(921)	(926)	(921)	
Net Income	$355	$675	$633	$622	$791	$760	$735	$716	$709	$728	*8.3%*
Total Debt	$16,834	$17,552	$17,367	$16,696	$16,567	$16,527	$16,408	$16,525	$16,623	$16,537	
Common Equity	16,435	16,671	16,893	17,110	16,887	16,653	16,911	16,661	16,909	17,164	
Total Capitalization	**$33,269**	**$34,223**	**$34,259**	**$33,806**	**$33,454**	**$33,180**	**$33,319**	**$33,186**	**$33,532**	**$33,701**	
Cash Flow from Operations	$2,584	$2,853	$3,058	$3,177	$3,440	$3,585	$3,580	$3,667	$3,659	$3,594	**'14 – '23**
Capital Expenditures & Other	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	**Total**
Cash Flow from Operations - Capex	(697)	(308)	617	1,096	1,164	1,053	895	587	382	573	**$5,361**
Net PP&E	$30,633	$31,813	$30,666	$30,676	$30,665	$30,853	$31,081	$31,512	$32,207	$32,500	
Return on Ratebase Equity	2.4%	4.4%	4.1%	4.0%	5.2%	5.0%	4.9%	4.7%	4.7%	4.7%	

Source: TVA FY14 LRFP as adjusted by TVA.

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TVA
2 RATE MITIGATION CASE

Summary Cash Flow and Credit Profile—Rate Mitigation Case (IPO Scenario)

($ in millions)

	For the Fiscal Year Ended September 30,										
CASH FLOW PROFILE	**2014E**	**2015E**	**2016E**	**2017E**	**2018E**	**2019E**	**2020E**	**2021E**	**2022E**	**2023E**	**'14 - '23 Total**
Net Income	$355	$675	$633	$622	$791	$760	$735	$716	$709	$728	$6,725
Depreciation & Amortization	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	25,757
Working Capital and Other	41	0	27	73	55	97	76	117	141	87	715
Cash Flow from Operations	**$2,584**	**$2,853**	**$3,058**	**$3,177**	**$3,440**	**$3,585**	**$3,580**	**$3,667**	**$3,659**	**$3,594**	**$33,197**
Base Capital Expenditures	(946)	(1,027)	(1,032)	(1,106)	(1,037)	(1,026)	(1,042)	(1,206)	(1,290)	(1,091)	($10,803)
Incremental Capital Expenditures	(1,905)	(1,667)	(1,015)	(625)	(730)	(1,014)	(1,049)	(1,135)	(1,393)	(1,262)	(11,796)
Nuclear Fuel & Other	(431)	(468)	(395)	(350)	(508)	(492)	(594)	(738)	(594)	(668)	(5,237)
Free Cash Flow	**($697)**	**($308)**	**$617**	**$1,096**	**$1,164**	**$1,053**	**$895**	**$587**	**$382**	**$573**	**$5,361**
Dividends	(231)	(439)	(412)	(404)	(514)	(494)	(478)	(466)	(461)	(473)	($4,371)
Common Equity Issuance/(Repurchase)	0	0	0	0	(500)	(500)	0	(500)	0	0	(1,500)
Net External Financing Requirements	**$928**	**$747**	**($205)**	**($691)**	**($150)**	**($59)**	**($417)**	**$378**	**$79**	**($100)**	**$510**
CREDIT PROFILE											
Cash & Cash Equivalents	$1,187	$1,137	$1,137	$1,137	$1,137	$1,137	$1,417	$1,137	$1,137	$1,137	
Total Debt	16,834	17,552	17,367	16,696	16,567	16,527	16,408	16,525	16,623	16,537	
Common Equity	16,435	16,671	16,893	17,110	16,887	16,653	16,911	16,661	16,909	17,164	
Total Capitalization	$33,269	$34,223	$34,259	$33,806	$33,454	$33,180	$33,319	$33,186	$33,532	$33,701	
FFO/Interest	4.8x	5.3x	4.8x	4.6x	4.9x	5.1x	5.1x	5.1x	5.1x	5.1x	
FFO/Total Debt	16.3%	17.6%	19.0%	19.9%	21.8%	22.6%	22.8%	23.1%	22.8%	23.1%	
Total Debt/EBITDA	5.5x	5.0x	4.6x	4.3x	4.0x	4.0x	4.0x	4.0x	4.0x	4.0x	
Total Debt/Total Capitalization	50.6%	51.3%	50.7%	49.4%	49.5%	49.8%	49.2%	49.8%	49.6%	49.1%	

Credit Rating/Outlook	
S&P	BBB+/Stable
Moody's	Baa1/Stable

Indicative Credit Statistics[a]		
Significant		
3.0x	-	3.5x
20.0%	-	30.0%
4.0x	-	3.0x
50.0%	-	45.0%

Source: TVA FY14 LRFP as adjusted by TVA.

(a) Credit metric ranges implied for a company with a business risk profile of "Strong" and a financial risk profile of "Significant," for which the expected credit ratings under S&P methodology would be BBB.

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Discounted Cash Flow Analysis—Rate Mitigation Case (Sale Scenario)

($ in millions)

	Fiscal Year Ending September 30th,											
	2013A	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	TY
EBITDA	**$3,055**	**$3,149**	**$3,688**	**$3,921**	**$4,020**	**$4,331**	**$4,354**	**$4,321**	**$4,346**	**$4,290**	**$4,277**	**$4,384**
Less: Depreciation & Amortization	(1,710)	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	**$1,345**	**$1,358**	**$1,939**	**$2,017**	**$2,064**	**$2,317**	**$2,267**	**$2,223**	**$2,200**	**$2,194**	**$2,218**	
Less: Income Taxes @ 35.0%	(471)	(475)	(678)	(706)	(722)	(811)	(793)	(778)	(770)	(768)	(776)	
EBIT (after tax)	$874	$883	$1,260	$1,311	$1,342	$1,506	$1,474	$1,445	$1,430	$1,426	$1,442	
Plus: Depreciation & Amortization	2,085	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	
Less: Capital Expenditures & Other Investments	(2,655)	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	
Plus/(Minus): Working Capital	(165)	(152)	(236)	(235)	(153)	(164)	(152)	(157)	(145)	(138)	(220)	
Plus/(Minus): Other Items	501	16	236	262	226	219	249	234	262	279	306	
Unlevered Free Cash Flow	**$640**	**($347)**	**$276**	**$1,295**	**$1,815**	**$1,879**	**$1,766**	**$1,605**	**$1,301**	**$1,099**	**$1,287**	

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year EBITDA Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY EBITDA Multiple			=	Enterprise Value at TY EBITDA Multiple			Implied Growth Rate for TY EBITDA Multiple		
			8.125x	8.250x	8.375x		8.125x	8.250x	8.375x	8.125x	8.250x	8.375x
5.00%	$9,061		$21,869	$22,206	$22,542		$30,930	$31,266	$31,603	1.3%	1.4%	1.4%
5.25%	8,941		21,355	21,684	22,012		30,296	30,624	30,953	1.6%	1.6%	1.7%
5.50%	8,823		20,854	21,175	21,496		29,677	29,998	30,319	1.8%	1.9%	1.9%
5.75%	8,707		20,367	20,680	20,993		29,073	29,387	29,700	2.1%	2.1%	2.2%
6.00%	8,593		19,891	20,197	20,503		28,484	28,790	29,096	2.3%	2.4%	2.4%

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year P/E Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY P/E Multiple			=	Enterprise Value at TY P/E Multiple			Implied Growth Rate for TY P/E Multiple		
			14.75x	15.00x	15.25x		14.75x	15.00x	15.25x	14.75x	15.00x	15.25x
5.00%	$9,061		$17,214	$17,348	$17,481		$26,275	$26,408	$26,542	0.4%	0.4%	0.5%
5.25%	8,941		16,809	16,940	17,070		25,750	25,881	26,011	0.6%	0.7%	0.7%
5.50%	8,823		16,415	16,543	16,670		25,238	25,366	25,493	0.9%	0.9%	0.9%
5.75%	8,707		16,031	16,156	16,280		24,738	24,863	24,987	1.1%	1.1%	1.2%
6.00%	8,593		15,657	15,779	15,900		24,250	24,372	24,493	1.3%	1.4%	1.4%

Source: TVA FY14 LRFP as adjusted by TVA.
Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA's fiscal year end).

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2 RATE MITIGATION CASE

Summary Financial Projections—Rate Mitigation Case (Sale Scenario)

($ in millions)

	For the Fiscal Year Ended September 30,										'14 - '23
	2014E	**2015E**	**2016E**	**2017E**	**2018E**	**2019E**	**2020E**	**2021E**	**2022E**	**2023E**	**CAGR**
GWh Sales	153,638	154,390	155,015	155,526	156,270	156,997	158,007	158,358	159,047	159,831	*0.4%*
% Growth	*(4.1%)*	*0.5%*	*0.4%*	*0.3%*	*0.5%*	*0.5%*	*0.6%*	*0.2%*	*0.4%*	*0.5%*	
Gross Revenue	$10,380	$10,589	$10,693	$11,008	$11,452	$11,696	$11,866	$12,139	$12,260	$12,549	*2.1%*
% Growth	*(5.5%)*	*2.0%*	*1.0%*	*2.9%*	*4.0%*	*2.1%*	*1.5%*	*2.3%*	*1.0%*	*2.4%*	
Less: Fuel Cost	(3,498)	(3,595)	(3,481)	(3,583)	(3,728)	(3,847)	(3,996)	(4,148)	(4,267)	(4,451)	
Net Revenues	$6,882	$6,994	$7,212	$7,425	$7,724	$7,848	$7,870	$7,991	$7,993	$8,098	*1.8%*
% Growth	*(3.1%)*	*1.6%*	*3.1%*	*2.9%*	*4.0%*	*1.6%*	*0.3%*	*1.5%*	*0.0%*	*1.3%*	
Less: Non-fuel O&M	($3,260)	($2,830)	($2,810)	($2,903)	($2,872)	($2,955)	($2,998)	($3,084)	($3,125)	($3,230)	*(0.1%)*
Less: Other Taxes	(513)	(513)	(518)	(537)	(557)	(576)	(587)	(598)	(614)	(626)	
Plus: Other Income	41	36	36	36	36	36	36	37	36	36	
EBITDA	$3,149	$3,688	$3,921	$4,020	$4,331	$4,354	$4,321	$4,346	$4,290	$4,277	*3.5%*
% Margin	*45.8%*	*52.7%*	*54.4%*	*54.2%*	*56.1%*	*55.5%*	*54.9%*	*54.4%*	*53.7%*	*52.8%*	
Less: D&A	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	$1,358	$1,939	$2,017	$2,064	$2,317	$2,267	$2,223	$2,200	$2,194	$2,218	*5.6%*
Less: Net Interest Expense	(732)	(729)	(870)	(932)	(923)	(919)	(910)	(914)	(917)	(910)	
Net Income	$407	$786	$745	$736	$906	$876	$853	$835	$830	$850	*8.5%*
Total Debt	$16,993	$17,672	$17,447	$16,737	$16,567	$16,487	$16,327	$16,402	$16,457	$16,329	
Common Equity	16,453	16,728	16,989	17,246	17,064	16,870	17,169	16,961	17,252	17,549	
Total Capitalization	**$33,446**	**$34,400**	**$34,436**	**$33,983**	**$33,631**	**$33,357**	**$33,496**	**$33,363**	**$33,709**	**$33,878**	
Cash Flow from Operations	$2,459	$2,964	$3,170	$3,290	$3,555	$3,701	$3,698	$3,786	$3,780	$3,716	**'14 – '23 Total**
Capital Expenditures & Other	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	
Cash Flow from Operations - Capex	(822)	(197)	729	1,209	1,279	1,169	1,013	707	502	695	**$6,285**
Net PP&E	$30,633	$31,813	$30,666	$30,676	$30,665	$30,853	$31,081	$31,512	$32,207	$32,500	
Return on Ratebase Equity	2.7%	5.1%	4.8%	4.8%	5.9%	5.8%	5.6%	5.5%	5.4%	5.5%	

Source: TVA FY14 LRFP as adjusted by TVA.

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TVA
2 RATE MITIGATION CASE

Summary Cash Flow and Credit Profile—Rate Mitigation Case (Sale Scenario)

($ in millions)

For the Fiscal Year Ended September 30,

CASH FLOW PROFILE	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	'14 - '23 Total
Net Income	$407	$786	$745	$736	$906	$876	$853	$835	$830	$850	$7,825
Depreciation & Amortization	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	25,757
Working Capital and Other	(136)	0	27	73	55	97	76	117	141	87	538
Cash Flow from Operations	**$2,459**	**$2,964**	**$3,170**	**$3,290**	**$3,555**	**$3,701**	**$3,698**	**$3,786**	**$3,780**	**$3,716**	**$34,121**
Base Capital Expenditures	(946)	(1,027)	(1,032)	(1,106)	(1,037)	(1,026)	(1,042)	(1,206)	(1,290)	(1,091)	($10,803)
Incremental Capital Expenditures	(1,905)	(1,667)	(1,015)	(625)	(730)	(1,014)	(1,049)	(1,135)	(1,393)	(1,262)	(11,796)
Nuclear Fuel & Other	(431)	(468)	(395)	(350)	(508)	(492)	(594)	(738)	(594)	(668)	(5,237)
Free Cash Flow	**($822)**	**($197)**	**$729**	**$1,209**	**$1,279**	**$1,169**	**$1,013**	**$707**	**$502**	**$695**	**$6,285**
Dividends	(265)	(511)	(485)	(478)	(589)	(570)	(555)	(543)	(539)	(552)	($5,087)
Common Equity Issuance/(Repurchase)	0	0	0	0	(500)	(500)	0	(500)	0	0	(1,500)
Net External Financing Requirements	**$1,087**	**$708**	**($245)**	**($731)**	**($190)**	**($99)**	**($459)**	**$336**	**$37**	**($143)**	**$302**

CREDIT PROFILE	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Cash & Cash Equivalents	$1,187	$1,137	$1,137	$1,137	$1,137	$1,137	$1,417	$1,137	$1,137	$1,137
Total Debt	16,993	17,672	17,447	16,737	16,567	16,487	16,327	16,402	16,457	16,329
Common Equity	16,453	16,728	16,989	17,246	17,064	16,870	17,169	16,961	17,252	17,549
Total Capitalization	$33,446	$34,400	$34,436	$33,983	$33,631	$33,357	$33,496	$33,363	$33,709	$33,878
FFO/Interest	4.6x	5.4x	4.9x	4.7x	5.0x	5.2x	5.2x	5.3x	5.3x	5.3x
FFO/Total Debt	15.4%	18.1%	19.5%	20.6%	22.4%	23.4%	23.6%	24.0%	23.8%	24.1%
Total Debt/EBITDA	5.4x	4.8x	4.5x	4.2x	3.8x	3.8x	3.8x	3.8x	3.8x	3.8x
Total Debt/Total Capitalization	50.8%	51.4%	50.7%	49.3%	49.3%	49.4%	48.7%	49.2%	48.8%	48.2%

Credit Rating/Outlook	
S&P	BBB+/Stable
Moody's	Baa1/Stable

Indicative Credit Statistics[(a)] Significant		
3.0x	-	3.5x
20.0%	-	30.0%
4.0x	-	3.0x
50.0%	-	45.0%

Source: TVA FY14 LRFP as adjusted by TVA.

(a) Credit metric ranges implied for a company with a business risk profile of "Strong" and a financial risk profile of "Significant," for which the expected credit ratings under S&P methodology would be BBB.

100 LAZARD

3 IOU Returns Rate Path Case

$36.3 $36.2 $35.7 $34.7 $35.7 $37.8 $37.7 $37.9 $36.9 $37.6 20.0 25.0 30.0 35.0 40.0 45.0 $50.0 E n te rp ri se V a lu e 101 Comparable Companies Multiples Analysis—IOU Returns Rate Path Case (IPO Scenario) ($ in billions) 3 I O U R E T U R N S R A T E P A T H C A S E Source: TVA FY14 LRFP. Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). Values have not been adjusted for underwriting fee or IPO discount. (a) Enterprise value includes net debt of $14.7 billion. (b) EBITDA adjusted to remove amortization for regulatory assets, capital leases, ARO accretion and debt reacquisition costs. (c) Based on long-term earnings growth rate of 0.4% and dividend yield of 4.4%. (d) Based on 2014E dividend of $969 million and 2014E equity of $21.9 billion. 2014E Net Income of $1.5 billion(a) 2015E Net Income of $1.5 billion(a) 2014E EBITDA of $4.5 billion(b) 2015E EBITDA of $4.5 billion(b) Reference Value 14.5x – 15.5x 14.0x – 15.0x 8.0x – 8.5x 7.75x – 8.25x Implied Metrics: 14.1x – 15.4x 2014E Net Income(a) 8.0x – 8.4x 2014E EBITDA(b) 2.9x – 3.2x 2014 P/E-to-Total Return(c) 4.4% Dividend Yield(d)

TVA
3 IOU RETURNS RATE PATH CASE

Discounted Cash Flow Analysis—IOU Returns Rate Path Case (IPO Scenario)

($ in millions)

Fiscal Year Ending September 30th,

	2013A	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	TY
EBITDA	**$3,055**	**$4,787**	**$4,796**	**$5,163**	**$5,277**	**$5,316**	**$5,354**	**$5,355**	**$5,403**	**$5,367**	**$5,413**	**$5,548**
Less: Depreciation & Amortization	(1,710)	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	**$1,345**	**$2,996**	**$3,047**	**$3,260**	**$3,321**	**$3,302**	**$3,267**	**$3,256**	**$3,257**	**$3,270**	**$3,353**	
Less: Income Taxes @ 35.0%	(471)	(1,048)	(1,066)	(1,141)	(1,162)	(1,156)	(1,144)	(1,140)	(1,140)	(1,145)	(1,174)	
EBIT (after tax)	$874	$1,947	$1,981	$2,119	$2,159	$2,146	$2,124	$2,117	$2,117	$2,126	$2,180	
Plus: Depreciation & Amortization	2,085	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	
Less: Capital Expenditures & Other Investments	(2,655)	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	
Plus/(Minus): Working Capital	(165)	(152)	(236)	(235)	(153)	(196)	(186)	(193)	(192)	(181)	(259)	
Plus/(Minus): Other Items	501	193	236	262	226	219	249	234	262	279	306	
Unlevered Free Cash Flow	**$640**	**$895**	**$997**	**$2,102**	**$2,632**	**$2,486**	**$2,383**	**$2,241**	**$1,941**	**$1,755**	**$1,986**	

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year EBITDA Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY EBITDA Multiple			=	Enterprise Value at TY EBITDA Multiple			Implied Growth Rate for TY EBITDA Multiple		
			8.125x	8.250x	8.375x		8.125x	8.250x	8.375x	8.125x	8.250x	8.375x
5.00%	$15,084		$27,676	$28,101	$28,527		$42,760	$43,186	$43,611	0.6%	0.6%	0.7%
5.25%	14,906		27,025	27,441	27,857		41,931	42,347	42,762	0.8%	0.9%	0.9%
5.50%	14,730		26,391	26,798	27,204		41,122	41,528	41,934	1.0%	1.1%	1.2%
5.75%	14,558		25,774	26,171	26,567		40,332	40,728	41,125	1.3%	1.4%	1.4%
6.00%	14,388		25,173	25,560	25,947		39,561	39,948	40,335	1.5%	1.6%	1.7%

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year P/E Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY P/E Multiple			=	Enterprise Value at TY P/E Multiple			Implied Growth Rate for TY P/E Multiple		
			14.75x	15.00x	15.25x		14.75x	15.00x	15.25x	14.75x	15.00x	15.25x
5.00%	$15,084		$23,903	$24,145	$24,388		$38,987	$39,230	$39,472	-0.1%	0.0%	0.0%
5.25%	14,906		23,341	23,578	23,814		38,247	38,484	38,720	0.1%	0.2%	0.2%
5.50%	14,730		22,794	23,025	23,256		37,524	37,755	37,986	0.4%	0.4%	0.5%
5.75%	14,558		22,261	22,486	22,712		36,818	37,044	37,270	0.6%	0.7%	0.7%
6.00%	14,388		21,741	21,962	22,182		36,129	36,350	36,570	0.9%	0.9%	1.0%

Source: *TVA FY14 LRFP.*

Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA's fiscal year end). Values have not been adjusted for underwriting fee or IPO discount.

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TVA 3 IOU RETURNS RATE PATH CASE

Summary IPO Financial Projections—IOU Returns Rate Path Case (IPO Scenario)

($ in millions)

	For the Fiscal Year Ended September 30,										
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	'14 - '23 CAGR
GWh Sales	153,638	154,390	155,015	155,526	156,270	156,997	158,007	158,358	159,047	159,831	*0.4%*
% Growth	*(4.1%)*	*0.5%*	*0.4%*	*0.3%*	*0.5%*	*0.5%*	*0.6%*	*0.2%*	*0.4%*	*0.5%*	
Gross Revenue	$12,194	$12,051	$12,289	$12,619	$12,790	$13,048	$13,259	$13,566	$13,715	$14,078	*1.6%*
% Growth	*11.0%*	*(1.2%)*	*2.0%*	*2.7%*	*1.4%*	*2.0%*	*1.6%*	*2.3%*	*1.1%*	*2.6%*	
Less: Fuel Cost	(3,498)	(3,595)	(3,481)	(3,583)	(3,728)	(3,847)	(3,996)	(4,148)	(4,267)	(4,451)	
Net Revenues	$8,696	$8,457	$8,809	$9,035	$9,062	$9,201	$9,263	$9,418	$9,447	$9,627	*1.1%*
% Growth	*22.5%*	*(2.8%)*	*4.2%*	*2.6%*	*0.3%*	*1.5%*	*0.7%*	*1.7%*	*0.3%*	*1.9%*	
Less: Non-fuel O&M	($3,437)	($3,184)	($3,164)	($3,257)	($3,226)	($3,309)	($3,352)	($3,438)	($3,479)	($3,584)	*0.5%*
Less: Other Taxes	(513)	(513)	(518)	(537)	(557)	(574)	(594)	(615)	(637)	(668)	
Plus: Other Income	41	36	36	36	36	36	38	39	36	38	
EBITDA	$4,787	$4,796	$5,163	$5,277	$5,316	$5,354	$5,355	$5,403	$5,367	$5,413	*1.4%*
% Margin	*55.0%*	*56.7%*	*58.6%*	*58.4%*	*58.7%*	*58.2%*	*57.8%*	*57.4%*	*56.8%*	*56.2%*	
Less: D&A	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	$2,996	$3,047	$3,260	$3,321	$3,302	$3,267	$3,256	$3,257	$3,270	$3,353	*1.3%*
Less: Net Interest Expense	(702)	(685)	(865)	(938)	(946)	(931)	(931)	(933)	(925)	(983)	
Net Income	$1,491	$1,535	$1,557	$1,549	$1,531	$1,518	$1,511	$1,510	$1,524	$1,541	*0.4%*
Total Debt	$16,437	$16,853	$17,345	$16,850	$16,994	$16,723	$16,723	$16,754	$16,610	$17,702	
Common Equity	16,832	17,369	16,914	16,956	16,492	16,523	17,052	16,581	17,115	17,154	
Total Capitalization	**$33,269**	**$34,223**	**$34,259**	**$33,806**	**$33,486**	**$33,247**	**$33,776**	**$33,335**	**$33,724**	**$34,856**	
Cash Flow from Operations	$3,719	$3,713	$3,981	$4,103	$4,148	$4,310	$4,321	$4,414	$4,431	$4,367	**'14 – '23 Total**
Capital Expenditures & Other	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	
Cash Flow from Operations - Capex	438	551	1,540	2,022	1,872	1,777	1,636	1,334	1,154	1,347	**$13,672**
Net PP&E	$30,633	$31,813	$30,666	$30,676	$30,665	$30,853	$31,081	$31,512	$32,207	$32,500	
Return on Ratebase Equity	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	

Source: TVA FY14 LRFP.

103 | LAZARD

TVA
3 IOU RETURNS RATE PATH CASE

Summary Cash Flow and Credit Profile—IOU Returns Rate Path Case (IPO Scenario)

($ in millions)

	For the Fiscal Year Ended September 30,										
CASH FLOW PROFILE	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	'14 - '23 Total
Net Income	$1,491	$1,535	$1,557	$1,549	$1,531	$1,518	$1,511	$1,510	$1,524	$1,541	$15,267
Depreciation & Amortization	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	25,757
Working Capital and Other	41	0	27	73	23	64	41	70	98	47	483
Cash Flow from Operations	**$3,719**	**$3,713**	**$3,981**	**$4,103**	**$4,148**	**$4,310**	**$4,321**	**$4,414**	**$4,431**	**$4,367**	**$41,508**
Base Capital Expenditures	(946)	(1,027)	(1,032)	(1,106)	(1,037)	(1,026)	(1,042)	(1,206)	(1,290)	(1,091)	($10,803)
Incremental Capital Expenditures	(1,905)	(1,667)	(1,015)	(625)	(730)	(1,014)	(1,049)	(1,135)	(1,393)	(1,262)	(11,796)
Nuclear Fuel & Other	(431)	(468)	(395)	(350)	(508)	(492)	(594)	(738)	(594)	(668)	(5,237)
Free Cash Flow	**$438**	**$551**	**$1,540**	**$2,022**	**$1,872**	**$1,777**	**$1,636**	**$1,334**	**$1,154**	**$1,347**	**$13,672**
Dividends	(969)	(998)	(1,012)	(1,007)	(995)	(987)	(982)	(982)	(991)	(1,001)	($9,924)
Common Equity Issuance/(Repurchase)	0	0	(1,000)	(500)	(1,000)	(500)	0	(1,000)	0	(500)	(4,500)
Net External Financing Requirements	**$531**	**$446**	**$472**	**($516)**	**$124**	**($290)**	**($654)**	**$647**	**($163)**	**$155**	**$752**

CREDIT PROFILE	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Cash & Cash Equivalents	$1,187	$1,137	$1,137	$1,137	$1,137	$1,137	$1,772	$1,137	$1,137	$2,060
Total Debt	16,437	16,853	17,345	16,850	16,994	16,723	16,723	16,754	16,610	17,702
Common Equity	16,832	17,369	16,914	16,956	16,492	16,523	17,052	16,581	17,115	17,154
Total Capitalization	$33,269	$34,223	$34,259	$33,806	$33,486	$33,247	$33,776	$33,335	$33,724	$34,856
FFO/Interest	6.5x	6.8x	5.9x	5.5x	5.6x	5.8x	5.8x	5.9x	6.0x	5.7x
FFO/Total Debt	23.6%	23.4%	24.3%	25.3%	25.6%	26.9%	27.0%	27.5%	27.8%	26.1%
Total Debt/EBITDA	3.4x	3.5x	3.4x	3.2x	3.2x	3.1x	3.1x	3.1x	3.1x	3.3x
Total Debt/Total Capitalization	49.4%	49.2%	50.6%	49.8%	50.7%	50.3%	49.5%	50.3%	49.3%	50.8%

Credit Rating/Outlook	
S&P	BBB+/Stable
Moody's	Baa1/Stable

Indicative Credit Statistics[(a)]		
Significant		
3.0x	-	3.5x
20.0%	-	30.0%
4.0x	-	3.0x
50.0%	-	45.0%

Source: *TVA FY14 LRFP.* Values have not been adjusted for underwriting fee or IPO discount.

(a) Credit metric ranges implied for a company with a business risk profile of "Strong" and a financial risk profile of "Significant," for which the expected credit ratings under S&P methodology would be BBB.

104 | LAZARD

$37.6 $38.7 $36.8 $36.8 $37.5 $39.2 $40.4 $39.1 $39.2 $39.5 20.0 25.0 30.0 35.0 40.0 45.0 $50.0 E n te rp ri se V a lu e 105 Comparable Company Multiples Analysis—IOU Returns Rate Path Case (Sale Scenario) ($ in billions) 3 I O U R E T U R N S R A T E P A T H C A S E Source: TVA FY14 LRFP. Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). (a) Enterprise value includes net debt of $14.7 billion. (b) EBITDA adjusted to remove amortization for regulatory assets, capital leases, ARO accretion and debt reacquisition costs. (c) Based on financial forecast prior to adjustment for synergies. (d) Based on long-term earnings growth rate of 0.9% and dividend yield of 4.3%. (e) Based on 2014E dividend of $1.0 billion and 2014E equity of $23.8 billion. 2014E Net Income of $1.6 billion(a) 2015E Net Income of $1.7 billion(a) 2014E EBITDA of $4.6 billion(b) 2015E EBITDA of $4.7 billion(b) Reference Value 14.5x – 15.5x 14.0x – 15.0x 8.0x – 8.5x 7.75x – 8.25x Implied Metrics: 15.3x – 16.6x 2014E Net Income(a)(c) 8.4x – 8.9x 2014E EBITDA(b)(c) 2.9x – 3.2x 2014 P/E-to-Total Return(c)(d) 4.3% Dividend Yield(e)

Source: TVA FY14 LRFP. Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA’s fiscal year end). (a) Enterprise value includes net debt of $14.7 billion. (b) EBITDA adjusted to remove amortization for regulatory assets, capital leases, ARO accretion and debt reacquisition costs. (c) Based on long-term earnings growth rate of 0.4% and dividend yield of 4.1%. (d) Based on 2014E dividend of $1.0 billion and 2014E equity of $25.0 billion. $40.0 $40.0 $37.9 $36.9 $38.7 $41.5 $41.6 $40.1 $39.1 $40.6 20.0 25.0 30.0 35.0 40.0 45.0 $50.0 E n te rp ri se V a lu e 106 Precedent Transaction Multiples Analysis—IOU Returns Rate Path Case (Sale Scenario) ($ in billions) 3 I O U R E T U R N S R A T E P A T H C A S E 2014E Net Income of $1.5 billion(a) 2015E Net Income of $1.5 billion(a) 2014E EBITDA of $4.5 billion(b) 2015E EBITDA of $4.5 billion(b) Reference Value 17.0x – 18.0x 16.5x – 17.5x 8.5x – 9.0x 8.25x – 8.75x Implied Metrics: 16.1x – 17.4x 2014E Net Income(a) 8.7x – 9.1x 2014E EBITDA(b) 3.6x – 3.9x 2014 P/E-to-Total Return(c) 4.1% Dividend Yield(d)

TVA
3 IOU RETURNS RATE PATH CASE

Discounted Cash Flow Analysis—IOU Returns Rate Path Case (Sale Scenario)

($ in millions)

Fiscal Year Ending September 30th,

	2013A	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	TY
EBITDA	**$3,055**	**$4,931**	**$5,073**	**$5,437**	**$5,547**	**$5,583**	**$5,618**	**$5,615**	**$5,660**	**$5,621**	**$5,664**	**$5,805**
Less: Depreciation & Amortization	(1,710)	(1,791)	(1,749)	(1,903)	(1,956)	(2,014)	(2,087)	(2,098)	(2,146)	(2,097)	(2,060)	
EBIT	**$1,345**	**$3,139**	**$3,324**	**$3,533**	**$3,591**	**$3,569**	**$3,531**	**$3,517**	**$3,514**	**$3,524**	**$3,604**	
Less: Income Taxes @ 35.0%	(471)	(1,099)	(1,163)	(1,237)	(1,257)	(1,249)	(1,236)	(1,231)	(1,230)	(1,233)	(1,261)	
EBIT (after tax)	$874	$2,041	$2,160	$2,296	$2,334	$2,320	$2,295	$2,286	$2,284	$2,291	$2,343	
Plus: Depreciation & Amortization	2,085	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	
Less: Capital Expenditures & Other Investments	(2,655)	(3,281)	(3,161)	(2,441)	(2,081)	(2,276)	(2,532)	(2,685)	(3,080)	(3,277)	(3,020)	
Plus/(Minus): Working Capital	(165)	(152)	(236)	(235)	(153)	(196)	(186)	(193)	(192)	(181)	(259)	
Plus/(Minus): Other Items	501	16	236	262	226	219	249	234	262	279	306	
Unlevered Free Cash Flow	**$640**	**$811**	**$1,177**	**$2,280**	**$2,808**	**$2,660**	**$2,554**	**$2,411**	**$2,108**	**$1,920**	**$2,148**	

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year EBITDA Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY EBITDA Multiple 8.125x	8.250x	8.375x	=	Enterprise Value at TY EBITDA Multiple 8.125x	8.250x	8.375x	Implied Growth Rate for TY EBITDA Multiple 8.125x	8.250x	8.375x
5.00%	$16,197		$28,956	$29,402	$29,847		$45,153	$45,599	$46,044	0.4%	0.5%	0.6%
5.25%	16,004		28,276	28,711	29,146		44,280	44,715	45,150	0.7%	0.7%	0.8%
5.50%	15,814		27,613	28,038	28,463		43,427	43,852	44,277	0.9%	1.0%	1.0%
5.75%	15,628		26,967	27,382	27,797		42,595	43,010	43,425	1.1%	1.2%	1.3%
6.00%	15,445		26,338	26,743	27,148		41,783	42,188	42,593	1.4%	1.4%	1.5%

Discounted Cash Flow Valuation of TVA Using Public Market Terminal Year P/E Multiple

Discount Rate	PV of FCF '14 - '23	+	PV of Terminal Value at TY P/E Multiple 14.75x	15.00x	15.25x	=	Enterprise Value at TY P/E Multiple 14.75x	15.00x	15.25x	Implied Growth Rate for TY P/E Multiple 14.75x	15.00x	15.25x
5.00%	$16,197		$25,293	$25,564	$25,834		$41,490	$41,760	$42,030	-0.2%	-0.2%	-0.1%
5.25%	16,004		24,699	24,963	25,227		40,703	40,966	41,230	0.0%	0.1%	0.1%
5.50%	15,814		24,120	24,377	24,635		39,934	40,192	40,449	0.3%	0.3%	0.4%
5.75%	15,628		23,556	23,807	24,059		39,183	39,435	39,687	0.5%	0.6%	0.6%
6.00%	15,445		23,006	23,252	23,497		38,451	38,696	38,942	0.7%	0.8%	0.9%

Source: TVA FY14 LRFP.

Note: Illustrative valuation based on publicly-traded comparables as of November 14, 2013, applied as if TVA were valued on September 30, 2013 (reflecting TVA's fiscal year end).

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For the Fiscal Year Ended September 30, '14 - '23 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E CAGR GWh Sales 153,638 154,390 155,015 155,526 156,270 156,997 158,007 158,358 159,047 159,831 0.4% % Growth (4.1%) 0.5% 0.4% 0.3% 0.5% 0.5% 0.6% 0.2% 0.4% 0.5% Gross Revenue $12,161 $11,974 $12,209 $12,535 $12,703 $12,957 $13,165 $13,469 $13,615 $13,975 1.6% % Growth 10.7% (1.5%) 2.0% 2.7% 1.3% 2.0% 1.6% 2.3% 1.1% 2.6% Less: Fuel Cost (3,498) (3,595) (3,481) (3,583) (3,728) (3,847) (3,996) (4,148) (4,267) (4,451) Net Revenues $8,663 $8,379 $8,728 $8,952 $8,975 $9,110 $9,169 $9,321 $9,347 $9,523 1.1% % Growth 22.0% (3.3%) 4.2% 2.6% 0.3% 1.5% 0.6% 1.7% 0.3% 1.9% Less: Non-fuel O&M ($3,260) ($2,830) ($2,810) ($2,903) ($2,872) ($2,955) ($2,998) ($3,084) ($3,125) ($3,230) (0.1%) Less: Other Taxes (513) (513) (518) (537) (557) (574) (594) (615) (637) (668) Plus: Other Income 41 36 36 36 36 36 38 39 36 38 EBITDA $4,931 $5,073 $5,437 $5,547 $5,583 $5,618 $5,615 $5,660 $5,621 $5,664 1.6% % Margin 56.9% 60.5% 62.3% 62.0% 62.2% 61.7% 61.2% 60.7% 60.1% 59.5% Less: D&A (1,791) (1,749) (1,903) (1,956) (2,014) (2,087) (2,098) (2,146) (2,097) (2,060) EBIT $3,139 $3,324 $3,533 $3,591 $3,569 $3,531 $3,517 $3,514 $3,524 $3,604 1.5% Less: Net Interest Expense (710) (690) (866) (936) (940) (923) (919) (918) (907) (961) Net Income $1,579 $1,712 $1,734 $1,726 $1,708 $1,695 $1,688 $1,687 $1,701 $1,718 0.9% Total Debt $16,583 $16,937 $17,367 $16,810 $16,892 $16,559 $16,497 $16,466 $16,260 $17,291 Common Equity 16,863 17,462 17,069 17,173 16,771 16,864 17,455 17,046 17,641 17,742 Total Capitalization $33,446 $34,400 $34,436 $33,983 $33,663 $33,424 $33,953 $33,512 $33,901 $35,033 Cash Flow from Operations $3,631 $3,890 $4,158 $4,280 $4,325 $4,487 $4,498 $4,591 $4,608 $4,544 '14 – '23 Capital Expenditures & Other (3,281) (3,161) (2,441) (2,081) (2,276) (2,532) (2,685) (3,080) (3,277) (3,020) Total Cash Flow from Operations - Capex 350 728 1,717 2,199 2,049 1,954 1,813 1,511 1,331 1,524 $15,176 Net PP&E $30,633 $31,813 $30,666 $30,676 $30,665 $30,853 $31,081 $31,512 $32,207 $32,500 Return on Ratebase Equity 10.6% 11.2% 11.1% 11.1% 11.2% 11.2% 11.2% 11.2% 11.2% 11.1% 108 Summary Financial Projections—IOU Returns Rate Path Case (Sale Scenario) ($ in millions) 3 I O U R E T U R N S R A T E P A T H C A S E Source: TVA FY14 LRFP.

TVA
3 IOU RETURNS RATE PATH CASE

Summary Cash Flow and Credit Profile—IOU Returns Rate Path Case (Sale Scenario)

($ in millions)

For the Fiscal Year Ended September 30,

CASH FLOW PROFILE	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	'14 - '23 Total
Net Income	$1,579	$1,712	$1,734	$1,726	$1,708	$1,695	$1,688	$1,687	$1,701	$1,718	$16,949
Depreciation & Amortization	2,187	2,178	2,398	2,482	2,594	2,728	2,769	2,834	2,809	2,780	25,757
Working Capital and Other	(136)	0	27	73	23	64	41	70	98	47	306
Cash Flow from Operations	**$3,631**	**$3,890**	**$4,158**	**$4,280**	**$4,325**	**$4,487**	**$4,498**	**$4,591**	**$4,608**	**$4,544**	**$43,012**
Base Capital Expenditures	(946)	(1,027)	(1,032)	(1,106)	(1,037)	(1,026)	(1,042)	(1,206)	(1,290)	(1,091)	($10,803)
Incremental Capital Expenditures	(1,905)	(1,667)	(1,015)	(625)	(730)	(1,014)	(1,049)	(1,135)	(1,393)	(1,262)	(11,796)
Nuclear Fuel & Other	(431)	(468)	(395)	(350)	(508)	(492)	(594)	(738)	(594)	(668)	(5,237)
Free Cash Flow	**$350**	**$728**	**$1,717**	**$2,199**	**$2,049**	**$1,954**	**$1,813**	**$1,511**	**$1,331**	**$1,524**	**$15,176**
Dividends	(1,026)	(1,113)	(1,127)	(1,122)	(1,110)	(1,102)	(1,097)	(1,097)	(1,106)	(1,116)	($11,017)
Common Equity Issuance/(Repurchase)	0	0	(1,000)	(500)	(1,000)	(500)	0	(1,000)	0	(500)	(4,500)
Net External Financing Requirements	**$677**	**$384**	**$410**	**($578)**	**$62**	**($352)**	**($716)**	**$585**	**($225)**	**$93**	**$340**

CREDIT PROFILE	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Cash & Cash Equivalents	$1,187	$1,137	$1,137	$1,137	$1,137	$1,137	$1,772	$1,137	$1,137	$2,060
Total Debt	16,583	16,937	17,367	16,810	16,892	16,559	16,497	16,466	16,260	17,291
Common Equity	16,863	17,462	17,069	17,173	16,771	16,864	17,455	17,046	17,641	17,742
Total Capitalization	$33,446	$34,400	$34,436	$33,983	$33,663	$33,424	$33,953	$33,512	$33,901	$35,033
FFO/Interest	6.3x	7.0x	6.1x	5.7x	5.8x	6.1x	6.1x	6.2x	6.3x	6.0x
FFO/Total Debt	22.8%	24.4%	25.3%	26.4%	26.8%	28.2%	28.4%	29.1%	29.5%	27.8%
Total Debt/EBITDA	3.4x	3.3x	3.2x	3.0x	3.0x	2.9x	2.9x	2.9x	2.9x	3.1x
Total Debt/Total Capitalization	49.6%	49.2%	50.4%	49.5%	50.2%	49.5%	48.6%	49.1%	48.0%	49.4%

Credit Rating/Outlook	
S&P	BBB+/Stable
Moody's	Baa1/Stable

Indicative Credit Statistics[(a)] Significant		
3.0x	-	3.5x
20.0%	-	30.0%
4.0x	-	3.0x
50.0%	-	45.0%

Source: *TVA FY14 LRFP.*

(a) Credit metric ranges implied for a company with a business risk profile of "Strong" and a financial risk profile of "Significant," for which the expected credit ratings under S&P methodology would be BBB.

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4 Other Supporting Materials

Price / Enterprise Value / 2013E I/B/E/S 2013E PE/ Equity Enterprise I/B/E/S EPS Book EBITDA Dividend Dividend Long-Term Total Total Company Name Value Value 2014E 2015E Value 2014E 2015E Payout Yield Growth Rate Return Return Ameren $8,969 $15,109 16.2x 14.5x 1.3x 7.5x 7.1x 76.8% 4.3% 1.5% 5.8% 2.77x Duke 50,932 90,032 15.7x 15.0x 1.2x 10.1x 9.7x 73.0% 4.3% 3.0% 7.3% 2.14x Pinnacle West 6,116 9,675 15.0x 14.4x 1.5x 7.3x 6.9x 60.9% 4.1% 4.0% 8.1% 1.85x Southern Co. 37,260 61,357 15.2x 14.6x 2.1x 9.2x 8.7x 75.2% 4.8% 3.0% 7.8% 1.95x Westar 4,124 7,613 14.2x 14.1x 1.4x 8.2x 7.9x 61.3% 4.2% 2.6% 6.8% 2.09x Xcel Energy 14,232 25,627 14.4x 13.7x 1.5x 8.2x 7.8x 58.0% 3.9% 4.9% 8.8% 1.64x High 16.2x 15.0x 2.1x 10.1x 9.7x 76.8% 4.8% 4.9% 8.8% 2.77x Mean 15.1x 14.4x 1.5x 8.4x 8.0x 67.5% 4.3% 3.2% 7.4% 2.07x Median 15.1x 14.4x 1.4x 8.2x 7.9x 67.1% 4.3% 3.0% 7.6% 2.02x Low 14.2x 13.7x 1.2x 7.3x 6.9x 58.0% 3.9% 1.5% 5.8% 1.64x 10.1x 9.2x 8.2x 8.2x 7.5x 7.3x 4.0 6.0 8.0 10.0 12.0x DUK SO XEL WR AEE PNW 16.2x 15.7x 15.2x 15.0x 14.4x 14.2x 10.0 12.0 14.0 16.0 18.0 20.0 22.0x AEE DUK SO PNW XEL WR TVA Selected Comparable Companies Trading Analysis ($ in millions) 110 PRICE/BOOK VALUE PRICE/2014E EPS ENTERPRISE VALUE/2014E EBITDA 2.1x 1.5x 1.5x 1.4x 1.3x 1.2x 0.0 1.0 2.0 3.0 4.0x SO PNW XEL WR AEE DUK Source: Company filings, FactSet and Wall Street research. Note: Figures shown as of November 14, 2013. Median: 1.4x 4 O T H E R S U P P O R T I N G M A T E R I A L S Median: 15.1x Median: 8.2x

TVA

4 OTHER SUPPORTING MATERIALS

Selected Electric Utility Precedent Transactions

($ in millions)

Announc. Date	Close Date/ Status	Acquiror	Target	Equity Purchase Price	Transaction Value	% Cash / % Stock	Purchase Price Premium 1-Day Prior	Purchase Price Premium 5-Day Average	Purchase Price Premium 20-Day Average	Transaction Multiples P/E LTM	Transaction Multiples P/E FY+1	Transaction Multiples EV/EBITDA LTM	Transaction Multiples EV/EBITDA FY+1
12/11/2013	Pending	Fortis	UNS	$2,531	$4,286	100% / 0%	31.4%	28.3%	26.1%	18.3x	17.6x	8.6x	8.6x
5/29/2013	12/16/2013	MidAmerican	NV Energy	5,65f	10,429	100% / 0%	23.2%	15.5%	15.0%	17.1x	17.7x	8.9x	8.9x
2/21/2012	6/27/2013	Fortis	CH Energy	978	1,473	100% / 0%	10.6%	12.2%	12.8%	22.2x	19.6x	10.4x	9.5x
7/12/2011	6/27/2012	Gaz Metro	CVPS	477	707	100% / 0%	8.7%	51.8%	52.6%	18.3x	19.6x	9.0x	NA
4/28/2011	3/12/2012	Exelon	Constellation	7,744	10,781	0% / 100%	12.5%	16.6%	18.1%	10.3x	11.9x	6.2x	5.9x
4/20/2011	11/28/2011	AES	DPL	3,524	4,678	100% / 0%	8.7%	10.2%	9.4%	12.0x	12.4x	7.3x	7.6x
2/11/2010	2/25/2011	FirstEnergy	Allegheny Energy	4,701	8,501	0% / 100%	31.6%	35.0%	28.1%	12.0x	12.1x	7.5x	7.3x
12/7/2010	12/9/2011	AGL Resources	Nicor	2,383	3,113	41% / 59%	12.5%	42.5%	38.7%	15.6x	18.1x	6.7x	7.7x
10/26/2007	2/6/2009	Macquarie	Puget Energy	3,518	6,726	100% / 0%	25.3%	26.3%	23.1%	18.8x	17.6x	9.4x	9.8x
6/25/2007	9/17/2008	Iberdrola	Energy East	4,522	8,126	100% / 0%	27.4%	23.8%	22.1%	15.7x	18.8x	7.4x	8.8x
2/26/2007	10/10/2007	KKR/TPG	TXU	31,910	44,467	100% / 0%	15.4%	22.2%	23.6%	12.7x	13.6x	8.0x	8.8x
2/7/2007	7/14/2008	Great Plains/Black Hills	Aquila	1,710	2,763	40% / 60%	8.4%	4.9%	6.6%	NM	22.7x	11.3x	8.6x
7/10/2006	2/21/2007	WPS Resources	Peoples Energy	1,592	2,577	0% / 100%	15.0%	14.5%	14.3%	18.1x	18.7x	9.1x	7.5x
7/5/2006	5/31/2007	Macquarie	Duquesne	1,594	2,799	100% / 0%	21.7%	23.9%	24.3%	22.3x	17.4x	10.8x	NA
2/27/2006	8/24/2007	National Grid	KeySpan	7,391	11,874	100% / 0%	16.1%	16.8%	16.5%	18.9x	17.1x	9.2x	8.6x
5/24/2005	3/21/2006	MidAmerican	PacifiCorp	5,138	9,400	100% / 0%	NA	NA	NA	21.7x	NA	8.8x	NA
5/9/2005	4/3/2006	Duke Energy	Cinergy	9,123	13,974	0% / 100%	13.4%	15.2%	15.0%	20.7x	15.0x	11.5x	8.9x
4/28/2002	1/31/2003	Ameren	Cilcorp	540	1,382	100% / 0%	NA	NA	NA	11.3x	NA	6.4x	NA
2/20/2001	6/28/2002	Energy East	RGS	1,290	2,304	55% / 45%	11.5%	11.5%	15.4%	14.2x	16.1x	8.2x	NA
2/12/2001	8/1/2002	Pepco	Conectiv	2,325	5,506	50% / 50%	36.9%	37.8%	38.7%	13.8x	NA	7.1x	NA
9/5/2000	1/31/2002	National Grid	Niagara Mohawk	3,045	8,933	32.8% / 67.2%	36.9%	49.0%	40.2%	NM	NA	11.6x	NA
8/8/2000	11/6/2001	FirstEnergy	GPU	4,110	11,615	50% / 50%	10.4%	26.9%	22.4%	8.9x	11.4x	6.6x	NA
7/17/2000	3/27/2001	AES	IPALCO	2,182	3,026	0% / 100%	16.3%	16.9%	21.6%	11.3x	NA	7.8x	NA
2/28/2000	12/11/2000	PowerGen	LG&E	3,226	5,470	100% / 0%	57.8%	58.4%	51.4%	14.8x	14.2x	9.0x	NA
10/25/1999	3/14/2000	Berkshire Hathaway	MidAmerican	2,098	8,928	100% / 0%	28.6%	26.9%	24.0%	15.0x	NA	9.9x	NA
8/23/1999	11/30/2000	Carolina Power & Light	Florida Progress	5,253	8,003	65% / 35%	19.9%	30.1%	28.6%	17.5x	16.6x	7.4x	6.7x
6/14/1999	9/1/2000	Energy East	Central Maine Power	957	1,228	100% / 0%	47.0%	43.5%	48.0%	13.7x	NA	5.9x	NA
2/1/1999	4/19/2000	New England Electric System	Eastern Utilities Associates	643	1,130	100% / 0%	6.4%	3.1%	11.8%	16.7x	19.3x	7.7x	8.8x
12/14/1998	3/22/2000	National Grid	New England Electric System	3,180	4,593	100% / 0%	25.0%	22.5%	26.1%	15.1x	17.6x	6.2x	NA
5/11/1998	7/8/1999	Consolidated Edison	Orange & Rockland Utilities	792	1,323	100% / 0%	38.5%	40.5%	38.6%	17.1x	17.1x	9.7x	NA
12/22/1997	6/15/2000	American Electric Power	Central & South West	6,629	12,383	0% / 100%	20.0%	18.6%	24.6%	27.6x	15.4x	8.4x	7.6x

	1-Day Prior	5-Day Average	20-Day Average	P/E LTM	P/E FY+1	EV/EBITDA LTM	EV/EBITDA FY+1
Recent Precedents:[(a)]							
High	31.6%	51.8%	52.6%	22.3x	22.7x	11.5x	9.8x
Mean	17.6%	22.5%	21.6%	17.2x	16.9x	8.8x	8.3x
Median	15.2%	19.5%	20.1%	18.2x	17.6x	8.9x	8.6x
Low	8.4%	4.9%	6.6%	10.3x	11.9x	6.2x	5.9x
All Precedents:							
High	57.8%	58.4%	52.6%	27.6x	22.7x	11.6x	9.8x
Mean	22.0%	25.7%	25.4%	16.3x	16.6x	8.4x	8.2x
Median	19.9%	23.8%	23.6%	15.7x	17.3x	8.4x	8.6x
Low	6.4%	3.1%	6.6%	8.9x	11.4x	5.9x	5.9x

Source: Company filings and Wall Street research.

Note: Where stock price was affected by rumors of transaction prior to announcement, unaffected share price utilized as basis for calculating premia.

(a) Recent precedents include transactions announced since 2005.

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Stock Price Equity Net Debt/ Net Debt/ Net Debt/ Levered Unlevered TVA Energy Comparables 11/14/2013 Value Debt Book Cap. Ent. Value Equity Value Beta (a) Beta (b) Ameren AEE $36.67 $8,969 $6,140 47.2% 40.6% 68.5% 0.63 0.43 Duke DUK $71.51 50,932 39,100 49.1% 43.4% 76.8% 0.57 0.38 Pinnacle West PNW $55.72 6,116 3,559 45.3% 36.8% 58.2% 0.64 0.22 Southern Co. SO $42.36 37,260 24,097 55.8% 39.3% 64.7% 0.54 0.38 Westar WR $32.12 4,124 3,488 53.5% 45.8% 84.6% 0.65 0.42 Xcel Energy XEL $28.59 14,232 11,395 54.6% 44.5% 80.1% 0.57 0.33 Mean 50.9% 41.7% 72.1% 0.60 0.36 Assumptions Marginal Tax Rate 35.0% Risk Free Rate of Return (c) 3.80% Equity Risk/Market Premium (d) 6.70% Pre-Tax/After-Tax Cost of Debt 4.75% 5.00% 5.25% 5.50% 5.75% Median 3.09% 3.25% 3.41% 3.58% 3.74% Debt/ Debt/ Unlevered Levering Levered Cost of Cap. Equity Beta Factor (e) Beta Equity (f) Weighted Average Cost of Capital (g) 0.0% 0.0% 0.361 1.000 0.361 6.2% 6.22% 6.22% 6.22% 6.22% 6.22% 10.0% 11.1% 0.361 1.072 0.387 6.4% 6.06% 6.08% 6.09% 6.11% 6.13% 20.0% 25.0% 0.361 1.163 0.420 6.6% 5.91% 5.94% 5.97% 6.00% 6.04% 30.0% 42.9% 0.361 1.279 0.462 6.9% 5.75% 5.80% 5.85% 5.90% 5.95% 40.0% 66.7% 0.361 1.433 0.517 7.3% 5.59% 5.66% 5.72% 5.79% 5.85% 50.0% 100.0% 0.361 1.650 0.596 7.8% 5.44% 5.52% 5.60% 5.68% 5.76% 60.0% 150.0% 0.361 1.975 0.713 8.6% 5.28% 5.38% 5.48% 5.58% 5.67% 70.0% 233.3% 0.361 2.517 0.909 9.9% 5.13% 5.24% 5.35% 5.47% 5.58% 80.0% 400.0% 0.361 3.600 1.300 12.5% 4.97% 5.10% 5.23% 5.36% 5.49% WACC Analysis ($ in millions, except per share data) 112 Source: Company filings, FactSet, Barra, and Wall Street research. (a) Betas as of October 31, 2013. (b) Unlevered Beta = Levered Beta/[1+(1-Tax Rate)(Debt/Equity)]. (c) Risk Free Rate is 30-Year Treasury Bond Yield as of 11/14/13. (d) Represents the long-horizon expected equity risk premium based on differences of historical arithmetic mean returns on the S&P 500 from 1926-2011 (Ibbotson Associates' 2012 Yearbook). (e) Levering Factor = [1 + (1-Tax Rate)(Debt/Equity)]. (f) Cost of Equity = (Risk Free Rate of Return)+(Levered Beta)(Equity Risk Premium)+ Equity Size Premium. (g) Weighted Average Cost of Capital = (After-Tax Cost of Debt)(Debt/Cap.)+(Cost of Equity)(Equity/Cap.). 4 O T H E R S U P P O R T I N G M A T E R I A L S

B Supplemental Materials

1 Power & Utility Industry

After a disruption following the fiscal/credit crisis, the correlation between Industry dividend yields and 10-year Treasury yields appears to be re-emerging (90-day correlation of 0.71). Industry dividend yields remain well above 10-year Treasury yields on a historical basis (1.51x 90-day average ratio vs. 1.12x 20-year average ratio)—this relationship suggests that, while rising interest rates may pressure Industry valuations, the effect may be somewhat muted if the yield relationship converges to historical norms 113 Industry Valuation Dynamics: Interest Rates Source: I/B/E/S, Bloomberg and FactSet. Note: As of January 24, 2014. (a) Here and throughout this presentation, unless otherwise indicated, the Lazard Core Utility Index (“LCUI”) consists of AEP, AGL, Ameren, Consolidated Edison, Duke, Dominion, DTE, Edison International, Entergy, Exelon, FirstEnergy, NextEra Energy, NiSource, Northeast Utilities, PG&E, Pinnacle West, PPL, PSEG, SCANA, Sempra, Southern, WGL, Wisconsin Energy and Xcel. (b) Correlation of LCUI dividend yield with 10-year Treasury yield over past year is (0.22). 1 P O W E R & U T I L I T Y I N D U S T R Y 1% 3% 5% 7% 9% Jan 94 Jan 96 Jan 98 Jan 00 Jan 02 Jan 04 Jan 06 Jan 08 Jan 10 Jan 12 Jan 14 Yield 2003 Dividend Tax Cut 20-YEAR DIVIDEND YIELD HIGH LOW AVG. 7.0% 1.2% 4.5% 20-YEAR FY + 1 P/E HIGH LOW AVG. 17.4x 8.4x 12.9x 10-YEAR DIVIDEND YIELD HIGH LOW AVG. 6.2% 3.2% 4.1% 10-YEAR FY + 1 P/E HIGH LOW AVG. 17.4x 9.3x 13.9x 5-YEAR DIVIDEND YIELD HIGH LOW AVG. 6.2% 3.7% 4.4% 5-YEAR FY + 1 P/E HIGH LOW AVG. 16.7x 9.3x 13.2x 1-YEAR DIVIDEND YIELD HIGH LOW AVG. 4.4% 3.7% 4.1% 1-YEAR FY + 1 P/E HIGH LOW AVG. 16.7x 13.9x 15.2x LCUI(a) Dividend Yield: 4.3% 10-Year Treasury Yield: 3.0% 20-Year Correlation of LCUI Dividend Yield with 10-Year Treasury Yield: 0.49(b) 20-Year Average Ratio of LCUI Dividend Yield to 10-Year Treasury Yield: 1.12x 90-Day Correlation of LCUI Dividend Yield with 10-Year Treasury Yield: 0.71 90-DayAverage Ratio of LCUI Dividend Yield to 10-Year Treasury Yield: 1.51x 5-Year Correlation of LCUI Dividend Yield with 10-Year Treasury Yield: 0.59 5-Year Average Ratio of LCUI Dividend Yield to 10-Year Treasury Yield: 1.86x

0.3 0.5 0.7 0.9 1.1 1.3 1.5x Jan 94 Jan 96 Jan 98 Jan 00 Jan 02 Jan 04 Jan 06 Jan 08 Jan 10 Jan 12 Jan 14 NTM P/E Ratio LCUI-to-S&P 500 P/E Ratio: 0.95x Average: 0.79x Average Ratio of LCUI P/E to S&P 500 P/E: 0.79x 2003 Dividend Tax Cut Industry Valuation Dynamics: LCUI vs. S&P 500 Forward P/E Source: I/B/E/S, Bloomberg and FactSet. Note: As of January 24, 2014. 114 1 P O W E R & U T I L I T Y I N D U S T R Y Over the past 20 years, the average ratio of the LCUI one-year forward P/E to the S&P 500 one-year forward P/E has been approximately 0.79x; this ratio has generally increased over the past several years, reflecting factors such as the 2003 Dividend Tax Cut, the low interest rate environment and relatively stable earnings and dividend prospects  With interest rates expected to continue to rise as a result of Fed “tapering” and other factors (e.g., economic growth), the relationship may revert to historical averages over time 20-YEAR RATIO HIGH LOW MEDIAN 1.28x 0.36x 0.76x 10-YEAR RATIO HIGH LOW MEDIAN 1.28x 0.68x 0.97x 5-YEAR RATIO HIGH LOW MEDIAN 1.28x 0.72x 1.00x 1-YEAR RATIO HIGH LOW MEDIAN 1.24x 0.96x 1.10x

Source: FactSet. Note: As of January 24, 2014. Power & Utility Industry Dividend Payouts: Historical Perspective With Industry dividend yields continuing to approach historically low levels, dividends may provide less valuation support going forward, as investors rotate out of defensive sectors in a rising interest rate environment. Furthermore, an ongoing issue for some Industry participants will be dividend growth, in light of historically high payout ratios and a variety of earnings challenges in the near-to-intermediate term, thus limiting the ability of some to grow dividends more quickly than is already the case, even in a rising interest rate environment 2 0 - Y E A R A V G . 1 0 - Y E A R A V G . 5 - Y E A R A V G . 1 - Y E A R A V G . D I V P A Y O U T D I V Y I E L D D I V P A Y O U T D I V Y I E L D D I V P A Y O U T D I V Y I E L D D I V P A Y O U T D I V Y I E L D 59.1% 4.7% 58.1% 4.1% 59.3% 4.4% 60.8% 4.1% 115 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% 6.0% 7.0% 8.0% 0% 10% 20% 30% 40% 50% 60% 70% Jan 94 Jan 96 Jan 98 Jan 00 Jan 02 Jan 04 Jan 06 Jan 08 Jan 10 Jan 12 Jan 14 Payout % Yield % LCUI Yield: 4.3% LCUI Payout: 61.0% 1 P O W E R & U T I L I T Y I N D U S T R Y

0.00 2.00 4.00 6.00 8.00 10.00 12.00 14.00 $16.00 Jan 99 Apr 01 Jul 03 Oct 05 Jan 08 Apr 10 Jul 12 Sep 14 Dec 16 Henry Hub 30-Day Moving Avg. Henry Hub Forward Curve (Current) CERA Projections Wall Street Research Henry Hub Forward Curve (6-30-08) Henry Hub Forward Curve (12-31-06) GAS HISTORICAL SUMMARY 10-Year 5-Year 2-Year 1-Year 6-Month 3-Month High $15.38 $5.99 $5.64 $5.64 $5.64 $5.64 Mean $5.70 $3.80 $3.29 $3.79 $3.79 $4.00 Low $1.83 $1.83 $1.83 $3.16 $3.28 $3.37 116 Source: Bloomberg, SNL, CERA and Wall Street research. (a) Averages for the next twelve, twenty-four and thirty-six months. (b) Spot price at Henry Hub as of January 24, 2014. While natural gas prices have recovered from historically low levels in 2012, most market observers expect natural gas prices to remain range-bound for the foreseeable future, primarily due to the widespread belief that, as a result of the rapid adoption of shale gas drilling technology and the vast potentially available resources, there will be ample supply even in an economic recovery scenario NATURAL GAS PRICE Natural Gas Price Overview ($ per MMBtu) Current Natural Gas Spot Price $5.64/MMBtu(b) 1 P O W E R & U T I L I T Y I N D U S T R Y PROJECTED AVERAGE (a) 1-Year 2-Year 3-Year Forward Curve (1/24) $4.14 $4.15 $4.20 CERA $3.88 $4.01 $4.21 Wall Street Research $4.23 $4.38 $4.65 Forward Curve (June 2008) $11.11 $11.20 $11.20

TVA
1 POWER & UTILITY INDUSTRY

Natural Gas Prices: The Bull and the Bear Cases

BULL CASE

- Residential, commercial and industrial demand recovery
- Greater utilization and growth of gas-fired generating capacity
- Alternative Energy technologies challenged by high cost, transmission, intermittency and storage issues
- Increased demand/broader acceptance of natural gas in other sectors
- Acceleration of decline curves in unconventional plays
- Shale gas will prove to be more difficult and costly to extract
- Drilling activity ebbs and flows depending on price signals
- Proved reserves ultimately less abundant than current estimates
- Midstream bottlenecks, given lack of infrastructure serving emerging shales
- Shale gas supply diverted to overseas markets via LNG exports
- Further environmental challenges to shale gas drilling/fracking

BEAR CASE

- Residential, commercial and industrial demand may be slow to recover
- Gas-fired generating capacity utilization and additions may be less than anticipated
- Rapid decline in manufacturing costs for certain Alternative Energy technologies
- Demand growth opportunities outside of power sector slow to materialize
- Accessible shale gas reserves now materially higher than previous estimates
- Robust drilling activity continues, notwithstanding price levels/profitability
- Substantial increases to reserve estimates ultimately proved to be accurate
- Energy infrastructure construction and development easing midstream and downstream bottlenecks
- Licensing challenges impeding growth of LNG export capacity
- Environmental challenges to shale gas drilling/fracking not effective

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How Do Regulated Utility Companies “Make Money”? ($ in millions) 118 (a) Assumes (for illustrative purposes) 50% equity capital at 12% allowed ROE, 50% debt capital at cost of 7% and tax rate of 37.5%. (b) Assumes (for illustrative purposes) 50% equity capital at 10% allowed ROE, 50% debt capital at cost of 5% and tax rate of 37.5%. (c) Excludes recovery of fuel costs and/or cost of purchased power, capacity payments, etc. ALLOWED RETURN ON RATEBASE AT 12% ROE AT 10% ROE Net Utility Plant in Service $1,000 $1,000 Working Capital 150 150 Deferred Taxes (150) (150) Total Ratebase $1,000 $1,000 x Weighted Average Cost of Capital (Pre-tax) 9.5%(a) 7.5%(b) Return on Ratebase $95 $75 NET INCOME AT 12% ROE AT 10% ROE $500 million of Equity in Capital Structure (50%) x Allowed ROE $60 $50 TOTAL COST OF SERVICE AT 12% ROE AT 10% ROE Return on Ratebase $95 $75 O&M and Other Expenses 250 250 Depreciation 50 50 Income Taxes 37 29 Base Revenue Requirement $432 $404 ÷ Estimated kWh Sales 6.2 GWh 6.2 GWh = Base Rate/kWh(c) $0.0697 $0.0652 Under a privatized scenario, TVA would operate similarly to other ratebase IOUs in the Industry, earning a return on equity as illustrated below: 1 P O W E R & U T I L I T Y I N D U S T R Y

2 Additional TVA Materials

TVA
2 ADDITIONAL TVA MATERIALS

Selected Recent Rating Agency Commentary

Despite the lack of an explicit Federal Government guarantee on TVA's debt, S&P specifically links TVA's credit to that of the United States, whereas Moody's focuses more on TVA's statutory rate-setting authority

RATING AGENCY	RATING/ OUTLOOK	DATE OF REPORT	SELECTED COMMENTARY
STANDARD & POOR'S	AA+/Stable	08/06/2013	**"The stable outlook on the Authority's long-term debt reflects the rating outlook on the U.S., which is TVA's sponsoring sovereign....** However, the continuing pattern of problems at key generating assets could result in a lowering of the stand-alone credit profile if additional incidents erode TVA's financial condition. **We continue to monitor TVA's proximity to its federally mandated debt ceiling and the possibility of increased use of sale-leaseback arrangements to avoid reaching the debt ceiling as well as potential changes from the upcoming strategic review."** "TVA's recent commitment to enhance its gas-fired generation, such as 2012's John Sevier new combined cycle plant sale-leaseback will be important as TVA continues to simultaneously manage the risks associated with its coal-related assets.... The TVA is facing significant and potentially costly decisions regarding its coal generation assets." "Further pressuring the capital budget, TVA also has a sizable nuclear commitment, including at least one new unit under construction. The nominal 1,220MW Watts Bar unit 2, which management projects will be completed in 2015, at a total cost of just above $4 billion, was originally budgeted to cost $1.5 billion and to achieve commercial operations by the end of 2012. TVA is also dealing with a Nuclear Regulatory Commission (NRC) "red" finding at its Browns Ferry, Alabama nuclear station related to a valve in the emergency cooling system."
MOODY'S	Aaa/Stable	08/06/2013	**"The TVA Act is a key factor supporting the organization's credit strength and stability and rates have historically always been set at levels sufficient to meet those obligations.... Compared to investor owned utilities and for-profit power companies, TVA's financial metrics are unusually low and would not by themselves be sufficient to justify a Aaa rating.** From 2010 through FY 2012, TVA's average CFO pre-W/C interest coverage was 2.5x and its average CFO pre-W/C to Debt ratio was 7.6%. **We generally view regulated utilities with a CFO pre-W/C to debt of over 13% as investment grade, so TVA's ratings benefit significantly, by as much as nine notches, from structural characteristics that include its rate-setting ability."** **"TVA's financial and operational track record over the last decade reflects its very low dependence on its U.S. government owner, affording its own Aaa credit rating some resilience to any pressure on the U.S. government's own Aaa credit rating, which currently has a negative outlook. It also reflects its standalone credit strength as an unregulated provider of an essential service to customers in portions of seven states.** In the event of a downgrade of the U.S. government's rating, we would consider any negative implications from a lower U.S. government rating on the future economic and financial conditions in TVA's region, electricity demand, the credit quality of TVA's relatively concentrated municipal and cooperative customer base, as well as on customer resistance to electric rate increases." **"TVA has a severely underfunded pension plan, with assets of $7 billion and liabilities of $12 billion, resulting in a net underfunded status of $5 billion as of September 30, 2012.** This underfunding is a slight deterioration since September 30, 2011, when it stood at $4.8 billion. Although net assets in the plan increased $0.5 billion over the last year, liabilities grew by nearly $0.7 billion since September 30, 2011. The ability of the underfunded position to be lowered quickly is limited due to the substantial retirement benefits being paid by TVA, with 23,000 retirees receiving benefits of approximately $600 million per year. This is nearly double the annual retirement benefit paid out in 2011 by neighboring investor owned utilities Duke Energy and Southern Company." **"The stable outlook reflects TVA's independent, statutory rate-setting authority, the requirement that it set rates to cover operating expenses and debt service requirements, its protected status in its service territory, few serious political or legislative challenges to this status to date, and the low risk that any of its statutory protections will be materially altered in the near term. It also reflects a credit profile that is largely separate and distinct from the U.S. government's credit profile."**

S&P links TVA's rating to that of the Federal Government, assigning credit for what it believes to be implied sponsorship(a)

Moody's bases TVA's credit rating on its ability to set rates and notes that TVA's rating is independent from that of the Federal Government

Source: S&P and Moody's.

(a) TVA was downgraded by S&P in August 2011 following the downgrade of the United States; in its explanation of the downgrade, S&P explicitly linked the credit rating of TVA to that of the U.S. Government.

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2 ADDITIONAL TVA MATERIALS

History of TVA

Since its formation, TVA has evolved from a government-financed entity with a diverse set of regional mission parameters into a standalone, self-financing organization that addresses its regional stewardship mission primarily through the provision of regional power

Decade	Events	Commentary
1930s	■ 1933: President Franklin Delano Roosevelt announces support for Muscle Shoals development ■ 1933: TVA Act passed by Congress and signed into law ■ 1933: TVA power policy announced ■ 1939: TVA acquires power assets of Tennessee Electric Power Company, including seven dams constructed between 1911 and 1930	Original form of TVA actively involved in military support, agriculture and water management, and other initiatives, with power activities added incrementally over time First private TVA power assets acquired in 1939
1940s	■ 1944: President publicly supports regional authorities patterned after TVA ■ 1949: Millionth consumer added to TVA power system ■ General: TVA builds 11 hydro dams and one coal-fired power plant	
1950s	■ 1951: TVA opens ammonium nitrate fertilizer factory ■ 1954: TVA builds world's largest coal-fired generation facility ■ 1959: Legislation is passed to enable TVA to issue its own debt and to limit TVA's activities to a defined service territory (known as the "Fence")	1959 amendment is key turning point for TVA; self-financing authority is established and power mission appropriations are discontinued
1960s	■ 1960: First TVA power bond issue is issued ■ 1966: Board decides to build first TVA nuclear power plant at Browns Ferry in Alabama ■ 1966: TVA begins construction on Browns Ferry nuclear generation facility ■ 1969: TVA begins construction on Sequoyah nuclear generation facility	TVA begins major nuclear construction phase
1970s	■ 1972: TVA begins construction on Watts Bar nuclear generation facility ■ 1974: TVA begins construction on Bellefonte nuclear generation facility ■ 1979: TVA defers construction on Hartsville B 1 & 2, Yellow Creek 2 and Phillips Bend 2 nuclear units (subsequently cancelled in 1982 and 1984)	

Source: TVA Chronology document per TVA and public information.

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2 ADDITIONAL TVA MATERIALS

History of TVA (cont'd)

1980s

- 1981: TVA defers construction on Phillips Bend 1 nuclear unit (subsequently cancelled in 1982)
- 1982: TVA defers construction on Hartsville A 1 & 2 and Yellow Creek 1 nuclear units (subsequently cancelled in 1984)
- 1988: TVA sets goals to freeze power rates for three years, reduce overhead from appropriated programs, and to become more businesslike

TVA slows and eventually halts many nuclear development programs due to construction cost inflation pressures, other negative industry experiences and slowing demand growth

1990s

- 1994: TVA makes decision to halt construction of Bellefonte nuclear generating station
- 1995: TVA's vision is "to be the recognized world leader in providing energy and related service, independently and in alliance with others, for society's global needs"
- 1999: Final year that TVA received federal appropriations for non-power mission; TVA has subsequently been self-financing

TVA's appropriations for non-power mission ends in 1999; non-power mission now supported via power rates

2000s

- 2000: TVA reformulates strategic goals (supply low cost reliable power, support a thriving river system, and stimulate economic growth) within the context of the TVA Keys to the Future (Operational Excellence, Financial Flexibility, Customer Relationships, Quality of Life in the Valley)
- 2006: Three-member full-time Board changes to nine-member, part-time Board due to Congressional amendments
- 2006: TVA files first 10-K with the Securities & Exchange Commission
- 2008: TVA adopts an Energy Efficiency & Demand Response Plan, a Renewable & Clean Energy Assessment and an Environmental Policy

TVA increasingly adopts policies of private sector corporations, such as expanded Board structure and requirement to make SEC filings

2010s

- 2010: TVA realigns its senior management structure around a new executive council in order to "increase organizational efficiency and accountability, streamline business processes and improve customer service"
- 2011: TVA Vision is announced: Low Rates, High Reliability, Responsibility, Cleaner Air, More Nuclear Generation and Greater Energy Efficiency
- 2011: TVA Board authorizes completion of Bellefonte nuclear station
- 2013: Completion of Bellefonte by 2022 – 2023 is removed from TVA's budget; efficiency targets are set; accelerated retirement of 3.1 GW of coal is approved

Under new administration, TVA's revised strategy emphasizes economic development, industrial customer focus, low emissions, efficiency and capital allocation

Source: TVA Chronology document per TVA and public information.

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TVA 2 ADDITIONAL TVA MATERIALS

Summary TVA Financial Projections—Prior Plan

($ in millions)

In the prior plan, TVA was expected to experience mildly positive load growth over the next decade and anticipated steady rate increases and significant external financing to support its significant capital expenditure program

1. Loss of large industrial customer (USEC) and stagnant overall volume growth drives significant near-term decline in total power sales, but long-term CAGR of 0.4% anticipated through 2023
2. Rates expected to reach 8.63 ¢/kWh by 2023 (excluding distribution rate adder), representing a 2.5% CAGR over 2013-2023
3. Base rate increases drive revenue growth in excess of volume growth (2.9% vs. 0.4%)
4. Entry of Watts Bar Unit 2 into service in 2016 and Bellefonte into service in 2023 drives O&M increases; overall O&M CAGR of 2.1% from 2013 to 2023
5. Net income expected to decrease in 2023, driven by increased O&M and interest expense from entry of Bellefonte into service

	For the Fiscal Year Ended September 30,											
	2013A	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	'13 - '23 CAGR
GWh Sales	165,155	159,891	161,999	163,893	164,825	166,046	167,214	168,888	170,715	171,714	172,619	*0.4%*
% Growth	–	*(3.2%)*	*1.3%*	*1.2%*	*0.6%*	*0.7%*	*0.7%*	*1.0%*	*1.1%*	*0.6%*	*0.5%*	
Gross Revenue	$11,236	$11,213	$11,467	$12,090	$12,595	$12,767	$13,329	$13,514	$14,299	$14,852	$14,890	*2.9%*
% Growth	–	*(0.2%)*	*2.3%*	*5.4%*	*4.2%*	*1.4%*	*4.4%*	*1.4%*	*5.8%*	*3.9%*	*0.3%*	
Less: Fuel Cost	(3,968)	(3,823)	(4,021)	(4,116)	(4,230)	(4,325)	(4,556)	(4,406)	(4,504)	(4,752)	(4,644)	
Net Revenues	$7,268	$7,390	$7,445	$7,974	$8,366	$8,442	$8,773	$9,108	$9,794	$10,100	$10,246	*3.5%*
% Growth	–	*1.7%*	*0.7%*	*7.1%*	*4.9%*	*0.9%*	*3.9%*	*3.8%*	*7.5%*	*3.1%*	*1.4%*	
Less: Non-fuel O&M	($3,661)	($3,559)	($3,479)	($3,652)	($3,789)	($3,641)	($3,845)	($4,024)	($4,177)	($4,291)	($4,524)	*2.1%*
Less: Payments in Lieu of Taxes [(a)]	(550)	(536)	(553)	(557)	(591)	(616)	(630)	(646)	(666)	(718)	(722)	
Plus: Other Income	16	16	16	16	16	16	16	16	16	16	16	
EBITDA	$3,074	$3,310	$3,429	$3,781	$4,002	$4,201	$4,315	$4,455	$4,967	$5,107	$5,015	*5.0%*
% Margin	*42.3%*	*44.8%*	*46.1%*	*47.4%*	*47.8%*	*49.8%*	*49.2%*	*48.9%*	*50.7%*	*50.6%*	*48.9%*	
Less: D&A	(1,655)	(1,689)	(1,735)	(2,022)	(1,691)	(1,753)	(1,819)	(1,999)	(2,127)	(2,236)	(2,403)	
EBIT	$1,418	$1,621	$1,693	$1,759	$2,311	$2,448	$2,496	$2,456	$2,840	$2,872	$2,613	*6.3%*
Less: Net Interest Expense	(1,336)	(1,266)	(1,299)	(1,590)	(1,682)	(1,678)	(1,649)	(1,861)	(1,961)	(2,039)	(2,251)	
Net Income	$82	$355	$394	$169	$629	$770	$847	$595	$879	$833	$362	*16.0%*
Total Debt [(b)]	$26,874	$27,962	$29,101	$29,871	$30,452	$31,157	$32,362	$33,806	$34,684	$35,451	$35,337	
Proprietary Capital [(c)]	5,027	5,356	5,732	5,883	6,494	7,246	8,074	8,651	9,512	10,327	10,670	
Total Capitalization	**$31,901**	**$33,318**	**$34,833**	**$35,754**	**$36,946**	**$38,403**	**$40,436**	**$42,457**	**$44,196**	**$45,777**	**$46,008**	
Cash Flow from Operations	$2,119	$2,391	$2,535	$2,578	$2,710	$2,984	$3,251	$3,329	$3,805	$3,894	$3,790	**'14 – '23 Total**
Capital Expenditures & Other	(2,727)	(3,434)	(3,638)	(3,312)	(3,255)	(3,652)	(4,419)	(4,737)	(4,646)	(4,624)	(3,644)	
Cash Flow from Operations - Capex	(608)	(1,043)	(1,103)	(733)	(545)	(668)	(1,168)	(1,408)	(841)	(730)	146	**(8,093)**
Net PP&E	$29,505	$31,041	$32,686	$33,630	$34,826	$36,189	$38,072	$40,211	$41,915	$43,273	$43,816	

Source: TVA FY13 LRFP Management Plan and TVA filings.

(a) Amount of these payments is five percent of gross revenues from sales of power during the preceding year, excluding sales or deliveries to other federal agencies and off-system sales with other utilities, with a provision for minimum payments under certain circumstances.

(b) Total debt includes current maturities of long-term debt (including VIEs), short-term debt and long-term debt.

(c) Proprietary capital includes the remaining portion of the U.S. Treasury's Power Program Appropriation Investment (~$270 million) and retained earnings.

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TVA | 2 ADDITIONAL TVA MATERIALS

TVA Cash Flow and Credit Profile—Prior Plan

($ in millions)

In the prior plan, TVA's debt balance was expected to exceed its $30 billion statutory limit by 2019 and rise to $34.6 billion by 2023

1. Total capital expenditures over 2014 – 2023 of $33.2 billion including construction of Bellefonte
2. Large negative free cash flows result in an increase in debt financing needs over 2014-2023
3. Statutory debt levels forecasted to exceed $30 billion by 2019 and $35 billion by 2023
4. Credit metrics improve only modestly over 2013-2023, given the increasing forecasted leverage

For the Fiscal Year Ended September 30,

CASH FLOW PROFILE	2013A	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	'14 - '23 Total
Net Income	$82	$355	$394	$169	$629	$770	$847	$595	$879	$833	$362	$5,832
Depreciation & Amortization	2,025	2,084	2,170	2,532	2,249	2,395	2,513	2,803	2,975	3,093	3,357	26,171
Working Capital and Other	12	(49)	(29)	(123)	(168)	(180)	(109)	(69)	(48)	(32)	71	(736)
Cash Flow from Operations	**$2,119**	**$2,391**	**$2,535**	**$2,578**	**$2,710**	**$2,984**	**$3,251**	**$3,329**	**$3,805**	**$3,894**	**$3,790**	**$31,268**
Base Capital Expenditures	(673)	(880)	(904)	(1,008)	(1,052)	(1,051)	(1,081)	(1,152)	(1,173)	(1,197)	(1,247)	(1) ($10,744)
Incremental Capital Expenditures	(1,645)	(2,096)	(2,228)	(1,946)	(1,824)	(2,053)	(2,608)	(2,974)	(2,647)	(2,385)	(1,687)	($22,448)
Nuclear Fuel & Other	(410)	(458)	(507)	(358)	(379)	(548)	(729)	(611)	(826)	(1,042)	(710)	(6,168)
Free Cash Flow	**($608)**	**($1,043)**	**($1,103)**	**($733)**	**($545)**	**($668)**	**($1,168)**	**($1,408)**	**($841)**	**($730)**	**$146**	(2) **($8,093)**
Payments to Treasury [(a)]	(35)	(26)	(18)	(18)	(18)	(18)	(18)	(18)	(18)	(18)	(18)	(189)
Net External Financing Requirements	**$644**	**$1,070**	**$1,121**	**$751**	**$563**	**$686**	**$1,186**	**$1,426**	**$859**	**$748**	**($128)**	**$8,282**
Long-term Debt Maturities	2,311	32	1,032	29	1,555	1,681	32	33	1,860	1,028	29	7,309
Gross External Financing Requirements	**$2,954**	**$1,101**	**$2,153**	**$781**	**$2,118**	**$2,367**	**$1,218**	**$1,459**	**$2,719**	**$1,776**	**($100)**	**$15,592**

CREDIT PROFILE	2013A	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Cash & Cash Equivalents	$241	$241	$241	$241	$241	$241	$241	$241	$241	$241	$241
Total Statutory Debt [(b)]	25,220	26,390	27,619	28,483	29,162	29,970	(3) 31,274	32,799	33,893	34,705	(3) 34,612
Total Debt [(c)]	26,874	27,962	29,101	29,871	30,452	31,157	32,362	33,806	34,684	35,451	35,337
Proprietary Capital [(d)]	5,027	5,356	5,732	5,883	6,494	7,246	8,074	8,651	9,512	10,327	10,670
Total Capitalization	$31,901	$33,318	$34,833	$35,754	$36,946	$38,403	$40,436	$42,457	$44,196	$45,777	$46,008
FFO/Interest	(4) 2.6x	3.0x	3.1x	2.7x	2.7x	2.9x	3.1x	2.9x	3.0x	3.0x	(4) 2.7x
FFO/Total Debt	8.1%	8.9%	9.2%	9.1%	9.4%	10.2%	10.6%	10.2%	11.4%	11.5%	11.0%
Total Debt/EBITDA	8.7x	8.4x	8.5x	7.9x	7.6x	7.4x	7.5x	7.6x	7.0x	6.9x	7.0x
Total Debt/Total Capitalization	84.2%	83.9%	83.5%	83.5%	82.4%	81.1%	80.0%	79.6%	78.5%	77.4%	76.8%

Credit Rating/Outlook	
S&P	AA+/Stable
Moody's	Aaa/Stable

Indicative Credit Statistics [(e)]		
Modest		
4.5x	-	6.0x
45.0%	-	60.0%
2.0x	-	1.5x
35.0%	-	25.0%

Source: TVA FY13 LRFP Management Plan and TVA filings.

(a) Repayment of and return on U.S. Treasury's Power Program Appropriation Investment. Outstanding investment is approximately $270 million. Return rate is based on average interest rate payable to U.S. Treasury and its total marketable obligations on a given date.
(b) Reflects Statutory Debt as defined by TVA; excludes debt associated with VIEs.
(c) Total debt includes current maturities of long-term debt (including VIEs), short-term debt, long-term debt and capitalized leases.
(d) Proprietary capital includes the remaining portion of the U.S. Treasury's Power Program Appropriation Investment (~$270 million) and retained earnings.
(e) Credit metric ranges implied for a company with a business risk profile of "Excellent" and a financial risk profile of "Modest," for which the expected credit ratings under S&P methodology would be AA.

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TVA

2 ADDITIONAL TVA MATERIALS

TVA Capitalization Summary

($ in millions)

TVA SUMMARY CAPITALIZATION

	Face Value Of Debt	Market Price 11/4/2013	Market Value 11/4/2013	Debt/2013E EBITDA[a]	S&P Rating	Debt Structure	YTW	Coupon	Annual Interest	Maturity
Short-term Debt										
Discount Notes	$3,261	--	$3,261		--	--	--	0.043%	$1	
U.S. Treasury Line of Credit ($150 million)	0	--	0		--	--	--	0.000%	0	
Commercial Lines of Credit ($2.5 billion)	0	--	0		--	--	--	0.000%	0	
Total Short-term Debt	**$3,261**		**$3,261**	1.1x				**0.043%**	**$1**	
Long-term Bonds										
2005 B Global	$1,000	106.3%	$1,063		AA+	10-year NCL	0.465%	4.375%	$44	Jun-15
2009 A Amort	8	101.4%	8		AA+	6-year Amort	1.578%	2.250%	0	Nov-15
2001 D Put Global	524	112.3%	589		AA+	15-year PUT5	0.866%	4.875%	26	Dec-16
2007 A Global	1,000	115.6%	1,156		AA+	10-year NCL	1.196%	5.500%	55	Jul-17
1997 E (8)	650	119.1%	774		AA+	20-year NCL	1.439%	6.250%	41	Dec-17
2008 B Global	1,000	112.7%	1,127		AA+	10-year NCL	1.506%	4.500%	45	Apr-18
2011 A Global	1,500	107.8%	1,616		AA+	10-year NCL	2.694%	3.875%	58	Feb-21
1998 H Sterling Global	331	116.9%	388		AA+	23-year NCL	2.940%	5.805%	19	Jun-21
2012 A Global	1,000	90.9%	909		AA+	10-year NCL	3.071%	1.875%	19	Aug-22
1995 E Global	1,350	130.2%	1,758		AA+	30-year NCL	3.623%	6.750%	91	Nov-25
1998 D PARRS (TVC)	324	22.2%	72		AA+	30-year NC5	N/A	3.830%	12	Jun-28
1999 A PARRS (TVE)	270	22.8%	62		AA+	30-year NC5	N/A	3.955%	11	May-29
2000 G Global	1,000	134.7%	1,347		AA+	30-year NCL	4.193%	7.125%	71	May-30
2001 B Sterling Global	352	122.6%	431		AA+	31-year NCL	3.950%	6.587%	23	Jun-32
2003 B Global	472	103.3%	488		AA+	30-year NCL	4.446%	4.700%	22	Jul-33
2009 B Amort	440	101.9%	449		AA+	25-year Amort	3.675%	3.770%	17	Jun-34
2005 A Global	436	102.2%	446		AA+	30-year NCL	4.491%	4.650%	20	Jun-35
1996 A Put Put	121	120.9%	147		Aaa*	40-year PUT2 PUT10	4.491%	5.980%	7	Apr-36
1997 C Exchange	1,500	119.8%	1,797		Aaa*	39-year PUT2 PUT9	4.471%	5.880%	88	Apr-36
1998 B	1,000	124.1%	1,241		NR	40-year NCL	4.501%	6.150%	62	Jan-38
2008 C Global	500	113.2%	566		AA+	30-year NCL	4.601%	5.500%	28	Jun-38
2009 C Global	2,000	109.1%	2,182		AA+	30-year NCL	4.641%	5.250%	105	Sep-39
2012 B Global	1,000	81.2%	812		Aaa*	30-year NCL	4.691%	3.500%	35	Dec-42
2003 A Sterling Global	245	111.4%	273		AA+	40-year NCL	4.013%	4.962%	12	Jun-43
1995 B Put	140	112.1%	157		AA+	50-year NC25	4.154%	6.235%	9	Jul-45
2008 A Global	500	99.7%	499		AA+	40-year NCL	4.891%	4.875%	24	Jan-48
2006 A Global	1,000	107.1%	1,071		AA+	50-year NCL	4.971%	5.375%	54	Apr-56
2010 A Global	1,000	93.4%	934		AA+	50-year NCL	4.991%	4.625%	46	Sep-60
Total Long-term Bonds	**$20,664**		**$22,359**	6.8x			**3.538%**	**5.051%**	**$1,044**	

Source: TVA, FactSet and Bloomberg.
Note: Excludes interest rate and other swap arrangements.
* Represents Moody's rating; S&P rating not available.
(a) Based on $3,055 million of 2013E EBITDA.

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2 ADDITIONAL TVA MATERIALS

TVA Capitalization Summary (cont'd)

($ in millions)

TVA SUMMARY CAPITALIZATION

	Face Value Of Debt	Market Price 11/4/2013	Market Value 11/4/2013	Debt/2013E EBITDA[(a)]	S&P Rating	Debt Structure	YTW	Coupon	Annual Interest	Maturity
Electronotes										
88059TEL1 Feb 13, 2009	$17	102.3%	$18		Aaa*	11-year Amort	2.301%	2.650%	$0	May-20
88059TFN6 Feb 28, 2013	10	90.1%	9		Aaa*	12-year NC2	3.441%	2.375%	0	Feb-25
88059TFP1 Mar 7, 2013	12	90.1%	11		Aaa*	12-year NC2	3.441%	2.375%	0	Feb-25
88059TFB2 May 13, 2010	23	100.1%	23		Aaa*	15-year NC3	3.491%	4.250%	1	May-25
88059TFQ9 Mar 28, 2013	16	93.4%	15		Aaa*	16-year NC2	3.559%	3.000%	0	Mar-29
88059TEP2 Apr 20, 2009	50	99.0%	49		Aaa*	20-year NC4	4.444%	4.350%	2	Apr-29
88059TEQ0 May 21, 2009	49	99.5%	49		Aaa*	20-year NC4	4.544%	4.500%	2	May-29
88059TER8 June 11, 2009	13	100.0%	13		Aaa*	20-year NC4	4.750%	4.750%	1	Jun-29
88059TET4 July 16, 2009	36	99.3%	36		Aaa*	20-year NC4	4.814%	4.750%	2	Jul-29
88059TEV9 August 13, 2009	19	99.8%	19		Aaa*	20-year NC4	4.891%	4.875%	1	Aug-29
88059TEW7 Sept 25, 2009	51	99.0%	50		Aaa*	20-year NC4	4.589%	4.750%	2	Sep-29
88059TEX5 Oct 16, 2009	82	99.4%	81		Aaa*	20-year NC4	4.431%	4.375%	4	Oct-29
88059TFC0 Jan 13, 2011	26	97.9%	25		Aaa*	20-year NC4	4.424%	4.250%	1	Jan-31
88059TFD8 Mar 10, 2011	14	97.9%	14		Aaa*	20-year NC4	4.424%	4.250%	1	Mar-31
88059TFE6 Apr 14, 2011	16	97.9%	16		Aaa*	20-year NC4	4.424%	4.250%	1	Apr-31
88059TFH9 Feb 16, 2012	37	88.7%	32		Aaa*	20-year NC4	4.141%	3.250%	1	Feb-32
88059TFK2 Apr 19, 2012	27	87.8%	24		Aaa*	20-year NC4	4.341%	3.375%	1	Apr-32
88059TFR7 Apr 4, 2013	13	84.5%	11		Aaa*	20-year NC4	4.340%	3.150%	0	Apr-33
88059TFS5 Aug 22, 2013	47	97.2%	45		Aaa*	20-year NC4	4.341%	4.125%	2	Aug-33
88059TFF3 June 16, 2011	25	97.0%	25		Aaa*	30-year NC5	4.564%	4.375%	1	Jun-41
88059TFG1 July 21, 2011	17	96.2%	17		Aaa*	30-year NC5	4.541%	4.300%	1	Jul-41
88059TFJ5 Mar 22, 2012	32	85.5%	27		Aaa*	30-year NC5	4.541%	3.625%	1	Mar-42
88059TFL0 May 24, 2012	39	85.7%	34		Aaa*	30-year NC5	4.441%	3.550%	1	May-42
88059TFM8 Feb 15, 2013	53	89.7%	48		Aaa*	30-year NC5	4.241%	3.625%	2	Feb-43
Total Electronotes	**$726**		**$692**	**0.2x**			**4.330%**	**4.034%**	**$29**	
Total TVA Statutory Debt	**$24,651**		**$26,311**	**8.1x**			**3.093%**	**4.358%**	**$1,074**	

Source: TVA, FactSet and Bloomberg.
Note: Excludes interest rate and other swap arrangements.
* Represents Moody's rating; S&P rating not available.
(a) Based on $3,055 million of 2013E EBITDA.

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2 ADDITIONAL TVA MATERIALS

TVA Capitalization Summary (cont'd)

($ in millions)

TVA SUMMARY CAPITALIZATION

Leasebacks	Initial Financing	Value Outstanding	Market Price 11/4/2013	Market Value 11/4/2013		S&P Rating	Asset	Termination Value	Coupon	Annual Interest	Final Payment
John Sevier	$1,000	$981	--	$981		AA-	John Sevier	$989	4.626%	$45	Jan-42
Southaven	400	400	--	400		AA-	Southaven	402	3.846%	15	Aug-33
New Valley Gen I	300	135	--	135		AA-	Johnsonville and Gallatin	204	7.299%	10	Mar-19
New Valley Gen II	320	155	--	155		AA-	Lagoon Creek	225	5.572%	9	May-20
New Valley Gen III	163	87	--	87		AA-	Lagoon Creek	118	5.131%	4	Jan-21
New Valley Gen IV	163	89	--	89		AA-	Kemper County	90	4.687%	4	Jan-22
New Valley Gen V	389	295	--	295		AA-	Equipment	312	4.929%	15	Dec-21
Total Leasebacks	**$2,734**	**$2,143**		**$2,143**	**0.7x**			**$2,340**	**4.782%**	**$102**	
Prepayments							**Counterparty**				
MLGW	$1,500	$518	--	$518			Memphis Light Gas & Water				Dec-18
DEU	55	0	--	0			Multiple Distributors				Dec-13
Total Prepayments	**$1,555**	**$518**		**$518**	**0.2x**						
Total TVA Other Financial Obligations		**$2,661**		**$2,661**	**0.9x**					**$102**	
Total TVA Debt & Other Financial Obligations		**$27,311**		**$28,972**	**8.9x**			**3.167%**	**4.309%**	**$1,177**	
Trust Balances											
TVA Retirement System		$7,034		$7,034							
Nuclear Decommissioning Trust		1,280		1,280							
Asset Retirement Trust		289		289							
Total Trust Balances		**$8,602**		**$8,602**							
Proprietary Capital											
Total Proprietary Capital		**$5,430**		**$5,430**							

Source: TVA, FactSet and Bloomberg.
Note: Excludes interest rate and other swap arrangements.

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TVA
2 ADDITIONAL TVA MATERIALS

Analysis of Quantifiable TVA Structure Rate Impacts—IOU Comparison

($ in millions, except otherwise noted)

	TVA 2014E	Interest Cost Adjustment	Interest Cost Variance	Capital Structure [a] Adjustment	Capital Structure [a] Variance	Tax Exemption Adjustment	Tax Exemption Variance
Equity return	0.0%	0.0%		10.0% [a]		10.0%	
Debt return	4.6% [b]	5.3% [a]		5.3%		5.3%	
Tax rate	0.0%	0.0%		0.0%		35.0%	
Equity/Total Capitalization	6.7%	6.7%		50.0%		50.0%	
Debt/Total Capitalization	93.3%	93.3%		50.0%		50.0%	
Ratebase	$29,328	$29,328		$29,328		$29,328	
Equity	1,965	1,965		14,664		14,664	
Debt	27,363	27,363		14,664		14,664	
Revenue requirement	**$10,467**	**$10,659**	**$192**	**$11,447**	**$789**	**$12,237**	**$790**
Less: cost of fuel	(3,498)	(3,498)	-	(3,498)	-	(3,498)	-
Gross margin	**6,969**	**7,161**	**192**	**7,949**	**789**	**8,739**	**790**
Less: operating expenses	(3,909)	(3,909)	-	(3,909)	-	(3,909)	-
EBITDA	**3,060**	**3,251**	**192**	**4,040**	**789**	**4,829**	**790**
Less: depreciation & amortization	(1,791)	(1,791)	-	(1,791)	-	(1,791)	-
EBIT	**1,269**	**1,460**	**192**	**2,249**	**789**	**3,039**	**790**
Less: interest	(1,269)	(1,460)	**(192)**	(783)	**678**	(783)	-
EBT	**-**	**-**	**-**	**1,466**	**1,466**	**2,256**	**790**
Less: tax	-	-	-	-	-	(790)	**(790)**
Net income[c]	**-**	**-**	**-**	**1,466**	**1,466**	**1,466**	**-**
Incremental revenue requirement			$192		$789		$790
Cumulative incremental revenue requirement			192		980		1,770

(a) Based on illustrative comparison of TVA revenue forecast against pro forma IOU. Calculation of IOU interest cost assumes 70 basis point spread; calculation of IOU capital structure assumes 50% debt/50% equity capital structure and 10% ROE; calculation of impact of loss of tax exemption assumes 35% corporate income tax rate. For purposes of calculating the impact of revised capital structure, it is assumed that an illustrative IOU ratebase would equal TVA's net PP&E; however, any reduction in ratebase would decrease the incremental revenue impact.

(b) Calculated as 2014E interest expense divided by average 2013A – 2014E debt level.

(c) Adjusted TVA 2014E net income to $0 from $1 for illustrative purposes.

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3 Public Sector Spin-off

Public Power Entities—Cost of Capital Observations 128 3.2% 3.2% 4.5% 2.8% 2.9% 2.9% 3.3% 3.4% 3.2% 3.3% 3.3% 4.4% 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% A AA A+ AA- A AA- NA A AA+ A- A- Aa2 Source: Bloomberg and S&P. (a) Cost of debt based on yield-to-worst on 10-year bonds as of November 20, 2013. (b) Credit rating for taxable debt. Recently-observed spread between taxable and tax-exempt debt was ~44 basis points, based on a comparison of the 10-year rates for the AA-rated Municipal bond index (3.0%) and the AA-rated corporate bond index (3.4%) as of November 12th. (c) Reflects credit rating for specific taxable debt issuance; may not reflect credit rating for parent issuer. TVA’s cost of capital is approximately equivalent to selected other public power entities’ cost of capital; importantly, public power entities that have explicit or implicit federal/provincial support (e.g., BPA, Hydro Quebec, TVA) do not appear to garner any distinct cost of capital advantage (b) (b) (b) (b) (b) 3 P U B L I C S E C T O R S P I N - O F F 10-yr Yield(a) COOPS STATE AUTHORITIES OTHER ENTITIES (c) (c) (c) (c)

129 COOPS ENTERPRISE VALUE(a) $25,580 $5,708 $7,673 $8,315 CAPITAL- IZATION DEBT EQUITY (a) COST OF DEBT(b)(c) 3.2% 3.2% 4.5% 3.2% TAXABLE/TAX-EXEMPT DEBT Taxable Tax-exempt Tax-exempt Tax-exempt CREDIT RATING AA+/Aaa A/A1 AA-/Aa2 A/Baa2 92% 8% 82% 18% TVA Relative Cost of Capital Analysis—Public Power Entities ($ in millions) 77% 23% 83% 17% Source: Company filings, Barra, FactSet and Wall Street research. (a) Based on book value of debt and accumulated earnings. (b) Cost of debt based on yield-to-worst on 10-year bonds as of November 20, 2013. (c) Assumes long-term capital structure for non-profit/public sector entities of 100% debt to total capitalization. 3 P U B L I C S E C T O R S P I N - O F F

130 STATE AUTHORITIES OTHER ENTITIES ENTERPRISE VALUE(a) $25,580 $9,035 $9,590 $24,265 $70,517 $11,240 CAPITAL- IZATION DEBT EQUITY(a) COST OF DEBT(b)(c) 3.2% 2.8% 2.9% 3.5% 4.4% 3.2% TAXABLE/TAX-EXEMPT DEBT Taxable Tax-exempt Tax-exempt Taxable Taxable Tax-exempt CREDIT RATING AA+/Aaa AA-/Aa2 AA-/A1 AA-/Aa1 NA/Aa2 AA/Aa1 54% 46% 80% 20% Source: Company filings, Barra, FactSet and Wall Street research. (a) Based on book value of debt and accumulated earnings. (b) Cost of debt based on yield-to-worst on 10-year bonds as of November 20, 2013. (c) Assumes long-term capital structure for non-profit/public sector entities of 100% debt to total capitalization. TVA Relative Cost of Capital Analysis—Public Power Entities (cont’d) ($ in millions) 70% 30% 48% 52% 75% 25% 83% 17% 3 P U B L I C S E C T O R S P I N - O F F

TVA
3 PUBLIC SECTOR SPIN-OFF

Selected Profiles of Public Power Entities—Coops

The following public power cooperatives are organized and governed slightly differently; however, all have independent rate-setting authority and serve similar functions:

	aeci (Associated Electric Cooperative, Inc.)	AMP	MEAG POWER	Oglethorpe Power
ORGANIZATIONAL STRUCTURE	■ Associated Electric Cooperative Inc. ("AECI") provides generation and transmission services to cooperatives in Missouri, Iowa and Oklahoma ■ Five member G&T coops control AECI	■ American Municipal Power ("AMP") is an Ohio non-profit corporation that operates on a cooperative basis for the mutual benefit of its members (municipal electric utility system owners) ■ AMP qualifies as a Section 501(c)(12) corporation under the IRS Code (federal tax-exempt entity)	■ The Municipal Electric Authority of Georgia ("MEAG") operates generation and transmission resources and sells power to local community coops ■ Though not a state entity, MEAG was created through an Act of the Georgia General Assembly to allow local governments to control energy decision-making ■ MEAG is participating in the nuclear plant construction at Vogtle Units 3 and 4	■ Oglethorpe Power is the largest electric coop in the U.S., operating $8 billion of generation and transmission resources in Georgia ■ Oglethorpe sells wholesale power to 39 member-owner distribution cooperatives ■ It is currently a partner with Southern Co. in building Vogtle nuclear facility
SERVICE TERRITORY	■ Iowa ■ Missouri ■ Oklahoma	■ Kentucky ■ Michigan ■ Ohio ■ Pennsylvania ■ Virginia ■ West Virginia	■ Georgia	■ Georgia
GOVERNANCE STRUCTURE	■ AECI is governed by a 12-member Board, consisting of six CEOs of coops and six Board representatives of the customer coops	■ AMP is governed by a 20-member Board ■ Board representatives are appointed by AMP members who are elected by other AMP members or subgroups of members ■ The Board President and General Counsel are appointed by the Board of Trustees and are ex-officio members of the Board	■ MEAG is governed by a nine-member Board ■ Board members are elected by an elections committee comprised of representatives from the local coops	■ Oglethorpe is managed and overseen by a 13-member Board which is made up of member coop representatives
RATE-SETTING AUTHORITY	■ Member coops, via the Board, set the price of generation and transmission services	■ AMP has statutory authority to increase its wholesale rates on a timely basis; its member municipalities have unregulated rate-setting authority to pass on purchased power costs to retail customers	■ Rates are established by the Board of coop representatives	■ Rates are established by the Board of coop representatives

Source: Company filings and Company websites.

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3 PUBLIC SECTOR SPIN-OFF

Selected Profiles of Public Power Entities—State Authorities

The following state authorities are organized and governed slightly differently; however, all have independent rate-setting authority and serve similar functions:

	GRDA	LCRA	LIPA	New York Power Authority	Santee Cooper
ORGANIZATION STRUCTURE	■ The Grand River Dam Authority ("GRDA") is an Oklahoma state agency that manages the Grand River and its drainage basin, as well as hydro and non-hydro generation assets	■ The Lower Colorado River Authority ("LCRA") is a Texas conservation and reclamation district operating with no taxing authority ■ LCRA's mission is to manage the water supply and environment, while providing low-cost power to Central Texas ■ LCRA operates coal, gas and hydro generation, as well as transmission networks	■ The Long Island Power Authority ("LIPA") is a municipal electric provider that owns the retail electric Transmission and Distribution system on Long Island ■ LIPA is owned by the State of New York; LIPA recently transitioned to being operated by Public Service Enterprise Group ("PSEG") under a management services contract	■ New York Power Authority ("NYPA") operates generation and transmission resources in New York ■ NYPA is a corporate municipal instrumentality and political subdivision of the State of New York ■ NYPA's primary customers are munis, coops and IOUs who purchase both generation and transmission services	■ Santee Cooper is owned by the State of South Carolina and sells power to coops and wholesale customers ■ Santee Cooper operates power generation and transmission assets, as well as water management systems
GEOGRAPHIC TERRITORIES	■ Oklahoma	■ Texas	■ New York	■ New York	■ South Carolina
GOVERNANCE	■ GRDA is governed by a seven-member Board, with three members appointed by the Governor, one by the Speaker of the State House and one by the President of the State Senate	■ LCRA is governed by a 15-member Board, appointed by the Governor of Texas and confirmed by the Texas State Senate	■ LIPA is governed by a Board of Directors; Board members are appointed by the Governor	■ The Governor of New York appoints a Board of six Trustees to oversee NYPA	■ Santee Cooper is governed by a 12-member Board, with directors appointed by the Governor, confirmed by the PUC and state Senate
RATE-SETTING AUTHORITY	■ GRDA has independent rate-setting authority; however, the rate-setting process is overseen by the state of Oklahoma	■ LCRA has independent rate-setting authority	■ LIPA has independent rate-setting authority; however, increases greater than 2.5% annually are subject to state Public Service Commission approval	■ NYPA has independent rate-setting authority	■ Santee Cooper has independent rate-setting authority

Source: Company filings and Company websites.

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3 PUBLIC SECTOR SPIN-OFF

Selected Profiles of Public Power Entities—Other Entities

The following public power entities are not cooperatives or state-owned authorities; each is organized and governed differently with varying levels of independence and rate-setting authority:

	Bonneville Power Administration	Hydro Québec	SRP
ORGANIZATION STRUCTURE	■ BPA is a federal agency operating under the U.S. DOE ■ BPA operates generation and transmission assets in the Pacific Northwest ■ BPA maintains a close financial relationship with the Federal Government via credit lines and direct governance/oversight	■ Hydro Quebec is an integrated utility wholly-owned by the Province of Quebec ■ Hydro Quebec's T&D operations are regulated by the Energy Board (a non-governmental authority) of Quebec, while its generation assets are unregulated	■ The Salt River Project ("SRP") is a vertically-integrated utility providing electricity service and water to Phoenix, Arizona and surrounding areas ■ SRP is a public power company but is not directly controlled by the State of Arizona
GEOGRAPHIC TERRITORIES	■ Washington	■ Quebec, Canada	■ Arizona
GOVERNANCE	■ The President appoints an Administrator (effectively the CEO) of the BPA	■ Hydro Quebec's regulatory authority, the Energy Board, is comprised of three commissioners	■ SRP is governed by two separate boards which are both elected by local landowners via elections; the two boards work in conjunction to guide SRP strategy and generally have overlapping membership
RATE-SETTING AUTHORITY	■ BPA has independent rate-setting authority	■ The Energy Board sets rates based on cost-recovery plus reasonable return on ratebase	■ SRP is authorized to set its own rates

Source: Company filings and Company websites.

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3 PUBLIC SECTOR SPIN-OFF

Selected Public Power Entity Rating Agency Commentary—Coops

The credit strengths of public power cooperatives appear to be related to independent rate-setting authority and long-term contracts with creditworthy counterparties, among other factors—importantly, these public power entities do not benefit from federal or state support, yet still achieve strong ratings and competitive borrowing costs

RATING AGENCY COMMENTARY

aeci
Associated Electric Cooperative, Inc.

"AECI maintains relatively low production costs, has the flexibility and **consistent willingness to periodically adjust rates without requiring state regulatory approval**, and is conservatively managed." – *S&P 9/19/2013*

AMP
PUBLIC POWER PARTNERS

"Strengths include the competitive position of municipal utility participants with an average 20% rate advantage and sound strategic plan to position cost structure in longer term" – *Moody's 1/10/2012*

"Additional strengths include **certainty in cost recovery due to sound AMP power supply contracts with its members; the unregulated rate setting authority of AMP member municipal utilities, including AMP's statutory authority to increase its wholesale rates on a timely basis and members' ability to pass on purchased power costs to retail customers."**
– *Moody's 1/10/2012*

OglethorpePower

"Oglethorpe also has myriad credit positive traits. These traits include its large size relative to its electric cooperative peers in the U.S., its base-load electric generating profile, **rate setting autonomy, long-term wholesale power supply contracts with its 39 member-owners in the state of Georgia, and the relatively healthy financial profile of its distribution members."** – *Moody's 9/24/2013*

"We believe credit strengths that support the rating include … **strong take-or-pay contracts through 2050 for all costs which provide for the joint and several obligation of Oglethorpe's member distribution cooperatives and step-up provisions in the event of default.** … Other strengths include provisions for recovering energy costs, which are passed through in their entirety to members on a 30-day lagged basis. … **Oglethorpe's ability to set and adjust board-approved rates without regulatory oversight."** – *S&P 10/1/2013*

Source: Moody's and S&P.

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3 PUBLIC SECTOR SPIN-OFF

Selected Public Power Entity Rating Agency Commentary—State Authorities

The credit strengths of public power-related state authorities appear to be related to independent rate-setting authority and long-term contracts with creditworthy counterparties, among other factors—importantly, these public power entities do not benefit from explicit federal or state support, yet still achieve strong ratings and competitive borrowing costs

RATING AGENCY COMMENTARY

GRDA Grand River Dam Authority

"Our assessment of the following factors supports the rating: The **willingness of board members, three of whom directly represent the interests of electric customers, to raise rates as needed to strengthen the authorities' financial profile. … The unlimited step-up in the new contracts, which requires customer rates to cover operating costs and debt service."** – *S&P 11/8/2010*

LIPA Long Island Power Authority

"A restructuring in which authority for setting rates would no longer reside with the LIPA Board would likely result in downward movement of the rating." – *Moody's 5/15/2013*

"On June 20, New York's legislature passed legislation that has the potential to erode LIPA's financial metrics. In part, the legislation provides for New York Department of Public Service ("DPS") reviews of rate adjustments effective on or after January 1, 2016." – *S&P 9/18/2013*

Santee Cooper

"**Credit strengths include: governing board sets rates without external rate regulation** and the Authority is owned by the Aaa-rated state of South Carolina; authority fiscally separate from state." – *Moody's 7/18/2013*

Source: Moody's and S&P.

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3 PUBLIC SECTOR SPIN-OFF

Selected Public Power Entity Rating Agency Commentary—Other Entities

Certain public power authorities that are federally owned (e.g., BPA) or state/province-owned (e.g., Hydro Quebec) are directly supported by the government and have credit explicitly linked to the government; however, even for these entities, rating agencies highlight the level of independence of each entity's rate-setting process

- **Salt River Project is uniquely owned by a set of constituent landowners; the entity appears to achieve a competitive cost of capital largely due to its independent rate-setting authority**

RATING AGENCY COMMENTARY

BONNEVILLE POWER ADMINISTRATION

"**BPA's Aa1 issuer rating is supported by U.S. Government support features,** strong underlying hydro and transmission assets, highly competitive power rates and 17-year power supply contracts. … **BPA's rate-setting procedure involves an extensive process as laid out in the Northwest Power Act and could create complications and delays in timely recovery of BPA's costs.** The Northwest Power Act contains specific rate-setting procedures, mandates justification and reasons in support of such rates and requires a hearing." – *Moody's 3/20/2013*

Hydro Québec

"**Hydro-Quebec's Aa2 rating is identical to that of the Province's, which explicitly guarantees all of its rated debt.** … The baseline credit assessment is provided solely for the benefit of investors as a reference and it has no impact on Hydro-Quebec's Aa2 rating, which is solely determined by the Province's credit rating. … **The Energy Board, which sets rates, operates independently with no direct government intervention.**" – *Moody's 10/11/2013*

"**The rating on regulated electric utility Hydro-Quebec's senior unsecured debt reflects the timely debt service guarantee that the Province of Quebec provides the utility's owner.** …The rating on the province reflects our view of Quebec's resilient economy, adequate cash and investment balances, exceptional access to capital markets, **significant support from the federal government,** and commitment to reduce its net tax-supported debt burden in the medium to long-term. … **A change in the rating on the province would likely result in a similar change to the guaranteed debt rating on the utility.**" – *S&P 5/30/2013*

SRP

"The ratings reflect what we view as the following strengths: **the financial flexibility flowing from autonomous rate-setting authority and its competitive rates.**" – *S&P 6/18/2013*

"SRP's Aa1 rating reflects our views about the utility's strong governance, including its **timely and unregulated rate setting process. … Demonstrated willingness to exercise rate autonomy to achieve timely and full recovery of costs, including through general rate increases.**" – *Moody's 3/29/2012*

Source: Moody's and S&P.

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4 Privatization

137 ELECTRIC-ORIENTED REGULATED UTILITIES MARKET VALUES EQUITY VALUE -- $50,932 $37,260 $14,228 ENTERPRISE VALUE $25,580 $90,032 $61,357 $25,622 CAPITAL- IZATION DEBT EQUITY OTHER(a) TAX RATE(b) 0.0% 35.0% 35.0% 35.0% CREDIT RATING AA+/Aaa BBB+/Baa1 A/Baa1 A-/Baa1 COST OF DEBT INTEREST RATE(c) 3.2% 3.9% 3.9% 4.3% AFTER-TAX COST OF DEBT 3.2% 2.5% 2.5% 2.8% COST OF EQUITY BETA -- 0.50 0.46 0.56 “PRE-TAX” COST OF EQUITY(d)(e) NA 10.8% 10.5% 11.6% COST OF EQUITY(d) NA 7.1% 6.9% 7.6% WEIGHTED AVERAGE “PRE-TAX” COST OF CAPITAL 3.2% 7.4% 6.7% 7.6% WEIGHTED AVERAGE COST OF CAPITAL 3.2% 4.8% 4.4% 4.9% 83% 17% 51% 49% 56% 42% 2% Source: Company filings, Barra, FactSet and Wall Street research. (a) Includes non-controlling interest and/or preferred equity, if applicable. (b) Observed historical effective tax rates may differ. (c) Cost of debt based on yield-to-worst on 10-year bonds as of November 20, 2013. (d) Assumes a risk free rate of 3.70% (based on 30-year Treasury yield) and market risk premium of 6.70%. (e) Represents cost of equity “grossed up” for taxes at 35% tax rate. TVA Relative Cost of Capital Analysis—IOUs ($ in millions) 55% 45% 4 P R I V A T I Z A T I O N

138 INDEPENDENT POWER PRODUCERS MARKET VALUES EQUITY VALUE -- $3,584 $9,736 ENTERPRISE VALUE $25,580 $11,302 $18,141 CAPITAL- IZATION DEBT EQUITY OTHER(a) TAX RATE(b) 0.0% 35.0% 35.0% CREDIT RATING AA+/Aaa B+/B1 BB-/Ba3 COST OF DEBT INTEREST RATE(c) 3.2% 6.1% 6.0% AFTER-TAX COST OF DEBT 3.2% 4.0% 3.9% COST OF EQUITY BETA -- 0.64 0.93 “PRE-TAX” COST OF EQUITY(d)(e) NA 12.4% 15.5% COST OF EQUITY(d) NA 10.0% 8.1% WEIGHTED AVERAGE “PRE-TAX” COST OF CAPITAL 3.2% 7.6% 9.1% WEIGHTED AVERAGE COST OF CAPITAL 3.2% 5.1% 6.1% 83% 17% 76% 24% 63% 34% 3% Source: Company filings, Barra, FactSet and Wall Street research. (a) Includes non-controlling interest and/or preferred equity, if applicable. (b) Observed historical effective tax rates may differ. (c) Cost of debt based on yield-to-worst on 10-year bonds as of November 20, 2013. (d) Assumes a risk free rate of 3.70% (based on 30-year Treasury yield) and market risk premium of 6.70%. (e) Represents cost of equity “grossed up” for taxes at 35% tax rate. TVA Relative Cost of Capital Analysis—IPPs ($ in millions) 4 P R I V A T I Z A T I O N

TVA
4 PRIVATIZATION

Largest U.S. Utilities vs. Illustrative Recapitalized Equity Value of TVA

($ in millions)

An acquisition of TVA in its entirety may represent a significant percentage of the market capitalization of possible U.S. utility buyers

- The participation of financial sponsor capital (e.g., traditional private equity, infrastructure investors, etc.) may be a way to mitigate any size issues, and a break-up of TVA by geography and/or function may also address the buyer scarcity/scale issue

TEN LARGEST UTILITIES BY MARKET CAPITALIZATION			ILLUSTRATIVE EQUITY VALUE OF RECAPITALIZED TVA AS % OF BUYER MARKET CAPITALIZATION[(a)]		
	Market Capitalization	Enterprise Value	No Change in Rate Path Case	Rate Mitigation Case	IOU Returns Rate Path Case
Berkshire Hathaway/MidAmerican	$285,263	$311,972	4.8%	4.0%	8.9%
Duke	50,932	90,032	27.0%	22.4%	49.8%
Dominion	38,895	60,008	35.3%	29.3%	65.2%
NextEra	37,713	64,519	36.5%	30.2%	67.2%
Southern	37,260	61,357	36.9%	30.6%	68.0%
Exelon	23,910	42,400	57.5%	47.7%	106.0%
AEP	23,189	41,402	59.3%	49.1%	109.3%
PPL	19,437	38,460	70.7%	58.6%	130.4%
PG&E	18,397	32,160	74.7%	62.0%	137.8%
FirstEnergy	15,010	35,181	91.6%	75.9%	168.9%

Note: Market data as of November 14, 2013.
(a) Illustratively assumes TVA privatization is funded 50% with equity, implying a $13.7 billion equity contribution in the No Change in Rate Path Case, an $11.4 billion equity contribution in the Rate Mitigation Case and a $25.4 billion equity contribution in the IOU Returns Rate Path Case (assuming midpoints of sale scenario values).

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